EXHIBIT 2.1

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

CARGURUS, INC.,

CAROFFER, LLC,

CAROFFER INVESTORS HOLDING, LLC,

THE MEMBERS
(as defined herein),

and

BRUCE THOMPSON,
as the Members’ Representative

December 9, 2020

i

4.7	Financial Statements	34
4.8	No Undisclosed Liabilities	34
4.9	Litigation	35
4.10	Permits	35
4.11	Compliance with Laws	35
4.12	Absence of Changes	35
4.13	Intellectual Property	36
4.14	Contracts and Commitments	43
4.15	Taxes	45
4.16	Benefit Plans	47
4.17	Employees; Labor Relations	49
4.18	Brokers’, Finders’ Fees, etc	50
4.19	Affiliate Transactions	51
4.20	Bank Accounts	51
4.21	Real Property	51
4.22	Compliance	52
4.23	Environmental	53
4.24	Insurance	53
4.25	Significant Business Relationships	54
4.26	Complete Copies of Materials	54
4.27	PPP Matters	54
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		54
5.1	Authorization; Enforceability	54
5.2	Governmental Authorization	55
5.3	Non-Contravention	55
5.4	Buyer SEC Documents	55
5.5	Financing	55
5.6	Buyer Shares; Authorization and Delivery	55
5.7	Brokers’, Finders’ Fees, etc	55
ARTICLE VI COVENANTS		56
6.1	Access and Investigation	56
6.2	Operation of the Business of the Company	56
6.3	Notification	59
6.4	No Negotiation	59
6.5	Further Action	59
6.6	Confidentiality	61
6.7	Tax Matters	61
6.8	Reasonable Efforts	64
6.9	Further Assurances	64
6.10	Release	64
6.11	Intentionally Omitted	65
6.12	Payoff Letters; Release of Liens	65
6.13	Public Announcements	65
6.14	Consents	65
6.15	Expenses	65
6.16	No Transfer of Buyer Shares	65
6.17	No Transfers of TopCo or MidCo Equity Securities	66
6.18	Buyer RSUs	66
6.19	Insurance	66
6.20	Lines of Credit	66
ARTICLE VII CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS		66

7.1	Representations and Warranties	66
7.2	Covenants	67
7.3	Governmental Consent	67
7.4	No Material Adverse Effect	67
7.5	Effective Agreements	67
7.6	No Restraints	67
7.7	No Other Actions	67
7.8	Third Party Consents	67
7.9	Termination of Agreements	67
7.10	Modification of Agreements	68
7.11	Officer’s Certificate	68
7.12	Certificate of Good Standing	68
7.13	Transaction Documents	68
7.14	Employment Matters; Restrictive Covenant Agreements	68
7.15	Form W-9	68
7.16	Invention Assignment Agreements	68
7.17	Company Cash Distribution	69
ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY, TOPCO AND MEMBERS		69
8.1	Representations and Warranties	69
8.2	Covenants	69
8.3	Governmental Consent	69
8.4	Officer’s Certificate	69
8.5	No Restraints	69
8.6	Transaction Documents	70
ARTICLE IX TERMINATION		70
9.1	Termination Events	70
9.2	Termination Procedures	71
9.3	Effect of Termination	71
ARTICLE X INDEMNIFICATION		71
10.1	Survival of Representations, Covenants and Agreements	71
10.2	Indemnification	72
10.3	Limitations	73
10.4	No Contribution	75
10.5	Claims Procedures	76
10.6	Third Party Claims	77
10.7	Release from Escrow	77
ARTICLE XI MISCELLANEOUS PROVISIONS		78
11.1	Amendment and Modification	78
11.2	Waiver of Compliance	78
11.3	Notices	79
11.4	Binding Nature; Assignment	79
11.5	Entire Agreement	80
11.6	Expenses	80
11.7	Press Releases and Announcements	80
11.8	Governing Law	80
11.9	Jurisdiction; Service of Process	80
11.10	Waiver of Jury Trial	80
11.11	Interpretation	81
11.12	Specific Performance	81
11.13	Severability	81

11.14	Counterparts	81
11.15	Members’ Representative	81
11.16	Provisions Regarding Legal Representation; Attorney Client Privilege	82

Schedules and Exhibits

Schedule 1	Membership Units
Schedule 2	Allocation of Redemption Proceeds
Schedule 3	Key Employees
Schedule 4	Members Entering Into Lock-Up Agreements
Schedule 5	Member Entering Into Vesting Agreement
Schedule 6	Party Entering Into a Guarantee
Schedule 1.1(a)	Specific Policies
Schedule 1.1(b)	Persons Deemed to Have Knowledge
Schedule 1.8(b)	Purchase Price Allocation Schedule
Schedule 6.2	Operation of the Business
Schedule 7.9	Agreements to be Terminated
Schedule 7.10	Agreements to be Modified
Schedule 7.14	Employees to be Reclassified
Schedule 7.17	Employee Invention Assignment Agreements
Schedule 10.2(a)(ix)	Specified Matters
Exhibit A	Redemption Agreement
Exhibit B	Restrictive Covenant Agreement
Exhibit C	Lock-Up Agreement
Exhibit D	Vesting Agreement
Exhibit E	Guarantee
Exhibit F	Payment Agent Agreement
Exhibit G	Escrow Agreement
Exhibit H	Disclosure Schedule

Membership INTEREST Purchase Agreement

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of December 9, 2020 (the “Agreement Date”), by and among CarGurus, Inc., a Delaware corporation (the “Buyer”), CarOffer, LLC, a Delaware limited liability company (the “Company”), CarOffer Investors Holding, LLC, a Delaware limited liability company (“TopCo”), each of the Members of TopCo (each, a “Member” and collectively, the “Members”), and Bruce T. Thompson, an individual residing in Texas (the “Members’ Representative”), in his capacity as the Members’ Representative and as a Member.

A.Prior to the Agreement Date, the following transactions were completed: (i) the Company caused TopCo to be formed; (ii) TopCo formed CarOffer MidCo, LLC, a Delaware limited liability company (“MidCo”); (iii) the Members contributed all of the outstanding membership interests of the Company to TopCo in exchange for membership interests in TopCo, resulting in TopCo owning all of the outstanding equity interests of the Company; (iv) pursuant to a duly adopted Plan of Conversion and a Certificate of Conversion filed with each of the Secretary of State of the State of Texas and the Secretary of State of the State of Delaware, the Company converted from a Texas limited liability company to a Delaware limited liability company under the Delaware Act (the “Conversion”); (v) pursuant to the Conversion, all of the outstanding membership interests of the Company were either cancelled and extinguished or recapitalized and converted into Class CO Units and Incentive Units; (vi) TopCo contributed one percent (1%) of the equity interests of the Company to MidCo in exchange for membership interests of MidCo, resulting in TopCo owning ninety-nine percent (99%) of the membership interests of the Company, consisting of Class CO Units and Incentive Units, and MidCo owning one percent (1%) of the membership interests of the Company, consisting of Class CO Units; and (vii) the Company issued TopCo that certain Promissory Note, dated December 9, 2020 in an amount equal to the Net Closing Payment (the “Company Note”);

B.Buyer desires to purchase from the Company, and the Company desires to sell to Buyer, the Membership Units set forth on Schedule 1 hereto, on the terms and subject to the conditions set forth herein;

C.Immediately following the Closing, the Company shall pay the Net Closing Cash Consideration and the Closing Buyer Shares Consideration to TopCo as full payment and satisfaction of the Company Note (the “Company Note Repayment”);

D.Immediately following the Company Note Repayment, TopCo shall redeem certain membership interests in TopCo held by the Members (the “Redemption”) pursuant to a form of Redemption Agreement attached hereto as Exhibit A (the “Redemption Agreement”) in exchange for the aggregate payment in an amount equal to the Net Closing Payment and delivery of the Closing Buyer Shares Consideration as more fully described in Schedule 2, together with the obligations hereunder with respect to payment of the adjustments to the Final Purchase Price pursuant to Section 1.9 and the release to or on behalf of TopCo of any amounts from the Escrow Fund, the PPP Loan Escrow Fund, or the Representative Expense Fund, pursuant to Sections 10.7 and 1.3(d), respectively;

E.TopCo and MidCo are the direct beneficial equityholders of the Company and collectively own all of the issued and outstanding equity interests in the Company;

F.The Members are (i) the direct beneficial equityholders of TopCo and collectively own all of the issued and outstanding equity interests in TopCo, (ii) the indirect beneficial equityholders of the Company and collectively beneficially own all of the issued and outstanding equity interests of the Company, and (iii) shall receive cash, shares of Buyer Common Stock, and other consideration in connection with this Agreement and the Transactions, and as consideration therefor are agreeing to, among other things, certain covenants pursuant to Article VI, and certain indemnification obligations pursuant to Article X, hereof;

G.A portion of the consideration otherwise payable to the Members in connection with the Transactions shall be placed in escrow by Buyer as partial security for certain adjustments to the cash portion of the Purchase Price and the indemnification obligations of the Members set forth in this Agreement;

H.Each of the Members and TopCo desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions;

I.Prior to the Agreement Date, the Company has established an equity incentive pool for the issuance of equity awards principally to future hires of the Company; and

J.As a condition and material inducement to Buyer to enter into this Agreement, concurrently with the execution of this Agreement: (i) each employee identified on Schedule 3 hereto (each, a “Key Employee”) is executing a Restrictive Covenant Agreement (each, an “Restrictive Covenant Agreement”), in the form attached hereto as Exhibit B; (ii) each Member and TopCo and MidCo is delivering a duly executed signature page to the Operating Agreement; (iii) each of the Members listed on Schedule 4 hereto is executing a Lock-Up Agreement (each, a “Lock-Up Agreement”) in the form attached hereto as Exhibit C; (iv) the Member set forth on Schedule 5 hereto is executing a Vesting Agreement (a “Vesting Agreement”) in the form attached hereto as Exhibit D; (v) the designated beneficial owner of each Member set forth on Schedule 6 shall deliver a duly executed Guarantee (a “Guarantee”) in the form attached hereto as Exhibit E; and (vi) Bruce Thompson is executing an offer letter that describes, among other matters, the terms of his employment with the Company following Closing (the “Thompson Offer Letter”).

NOW THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements which are to be made and performed by the respective parties hereto, it is agreed as follows:

Article I

DEFINITIONS; PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1Definitions

.  The following terms when used in this Agreement have the meanings set forth below:

“Accounting Principles” means (a) the specific accounting policies set forth in the attached Schedule 1.1(a) (the “Specific Policies”), (b) to the extent not expressly set forth in the Specific Policies and only to the extent consistent with GAAP, the accounting principles, policies, procedures, definitions, methods, and practices adopted by the Company in preparation of the financial statements as of and for the period ended December 31, 2019 (the “Consistent Policies”), and (c) to the extent not considered in the Specific Policies and the Consistent Policies, in accordance with GAAP at the Closing.

“Accredited Investor” means a Member who is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)	the sale, license, sublicense, disposition or pledge of all or a material portion of the Company’s Business or assets, including Intellectual Property Rights;
(b)

the issuance, disposition, transfer, or acquisition of:  (i) any Membership Units, membership interest, units, or other equity security of the Company, TopCo, or MidCo; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any Membership Unit, unit or other equity security of the Company, TopCo, or MidCo; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any Membership Unit, membership interest, unit or other equity security of the Company, TopCo, or MidCo;

(c)	any joint venture, partnership, merger, consolidation, business combination, reorganization or similar transaction involving the Company, TopCo, or MidCo;
(d)	any direct or indirect financing or capital raising transaction involving the Company, TopCo, or MidCo;
(e)	any restructuring transaction or any sale or divestment of any business or product line; or
(f )	any other transaction or series of transactions which has substantially similar economic effects of any of the foregoing or that impair the Company’s or TopCo’s ability to consummate the Transactions.

“Action” means any action, order, writ, injunction, written demand, written claim, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, arbitration, mediation, audit, inquiry, dispute, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Adjustment Amount” means the positive or negative number that is equal to the difference of (i) the Closing Date Net Working Capital, minus (ii) the Base Working Capital.

“Affiliate” means, with respect to any Person, if such Person is not an individual, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affordable Care Act” shall mean the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and regulations promulgated thereunder.

“AFG” means Automotive Financing Group, LLC, a Delaware limited liability company.

“AFG Line of Credit” means that certain Company Note and the Line of Credit Loan and Security Agreement, dated as of November 12, 2019, by and between AFG and the Company.

“Agreement Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, or any other applicable anti-corruption or anti-bribery Law or any similar Law of any other jurisdiction where the Company operates or conducts business.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments to or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated herein.

“Antitrust Restraint” has the meaning set forth in Section 6.5(c).

“Balance Sheet Date” has the meaning set forth in Section 4.6.

“Base Working Capital” means $9,277,000.

“Books and Records” means the business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers, sales order files, purchase order files, engineering order files, supplier lists, customer lists, studies, surveys, analyses, strategies, plans, forms, specifications, technical data, and other books and records of the Company.

“Business” means the business as presently conducted, and currently proposed to be conducted, by the Company as of the Agreement Date.

“Business Day” means any day on which banking institutions in Boston, Massachusetts are open for the purpose of transacting business.

“Buy Center Cash” means cash and cash equivalents of the Company that are generated by, associated with, or held for use in connection with, the Company’s “Buy Center” program, including cash located in that certain bank account with Comerica Bank having an account number ending in x4199.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Closing Certificate” has the meaning set forth in Section 8.4.

“Buyer Common Stock” means the shares of Class A Common Stock of Buyer, par value $0.001 per share.

“Buyer Cure Period” has the meaning set forth in Section 9.1(e).

“Buyer Fundamental Representations” means the representations of Buyer set forth in Section 5.1 (Authorization; Enforceability), Section 5.6 (Buyer Shares; Authorization and Delivery) and Section 5.7 (Brokers’ Finders’ Fees, etc.)

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Buyer Line of Credit” has the meaning set forth in Section 6.20.

“Buyer Parties” has the meaning set forth in Section 11.16(c).

“Buyer RSUs” has the meaning set forth in Section 6.18.

“Buyer SEC Documents” has the meaning set forth in Section 5.4.

“Buyer Share Value” means $70,125,000.

“Buyer Shares” means shares of Buyer Common Stock (rounded to the nearest whole share) with an aggregate value (based on the Closing Reference Price) equal to the Buyer Share Value.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020.

“Cash Consideration” means an amount in cash equal to (i) the Gross Cash Consideration, (ii) minus the Company Cash Deficiency (if any), (iii) minus the Closing Indebtedness Amount, (iv) plus the Adjustment Amount, (v) minus the Company Transaction Expenses, (vi) plus an amount equal to the product of 51% multiplied by the Company Cash.

“Check-the-Box Election” has the meaning set forth in Section 6.7(g)(i).

“Claim Certificate” has the meaning set forth in Section 10.5(a).

“Class CG Units” means the membership interests of the Company designated as Class CG Units in the Operating Agreement.

“Class CO Units” means the membership interests of the Company designated as Class CO Units in the Operating Agreement.

“Closing” has the meaning set forth in Section 1.4.

“Closing Buyer Shares Consideration” has the meaning set forth in Section 1.5(b)(ii).

“Closing Cash Consideration” has the meaning set forth in Section 1.5(b)(i).

“Closing Date” has the meaning set forth in Section 1.4.

“Closing Date Balance Sheet” has the meaning set forth in Section 1.9(b).

“Closing Date Dispute Notice” has the meaning set forth in Section 1.9(c).

“Closing Date Net Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the Measurement Time.

“Closing Date Statement” has the meaning set forth in Section 1.9(b).

“Closing Indebtedness Amount” means the aggregate amount of outstanding Indebtedness as of the Measurement Time, provided, however, that the following Indebtedness shall be excluded therefrom, (a) the AFG Line of Credit and (b) the PPP Loan, to the extent fully secured by cash collateral through the PPP Loan Escrow Fund on or before the Closing.

“Closing Payment” has the meaning set forth in Section 1.5(b)(ii).

“Closing Reference Price” means $22.51, as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to Buyer Common Stock occurring after the Agreement Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Assets” has the meaning set forth in Section 4.6.

“Company Benefit Plan” has the meaning set forth in Section 4.16(a).

“Company Cash” means, as of the Measurement Time, the Company’s cash (excluding Restricted Cash and Buy Center Cash) and cash equivalents held in bank accounts owned and controlled by the Company.  For the avoidance of doubt, Company Cash shall be net of outstanding checks, drafts, wire transfers, and debit transactions not yet cashed or settled.

“Company Cash Deficiency” means an amount, if any, by which the Minimum Company Cash exceeds Company Cash as of the Measurement Time, such amount expressed as an absolute value.

“Company Closing Certificate” has the meaning set forth in Section 7.11.

“Company Contract” has the meaning set forth in Section 4.14(b).

“Company Core IP Representations” means, collectively, the representations and warranties contained in subsections (c), (d), (h), (i) and (v) of Section 4.13 (Intellectual Property).

“Company Data” has the meaning set forth in Section 4.13(o).

“Company Financial Statements” has the meaning set forth in Section 4.7(a).

“Company Fundamental Representations” means, collectively, the representations and warranties contained in Article II (Representations and Warranties of the Members), Article III (Representations and Warranties of TopCo), Section 4.1 (Authorization; Enforceability), Section 4.2 (Subsidiaries), Section 4.3(a)-(e) (Capitalization; Indebtedness), Section 4.5(v) (Non-Contravention), Section 4.15 (Taxes), and Section 4.17(a) (Brokers’, Finders’ Fees, etc.).

“Company Intellectual Property” has the meaning set forth in Section 4.13(a)(i).

“Company Intellectual Property Rights” has the meaning set forth in Section 4.13(a)(ii).

“Company Note” has the meaning set forth in the Recitals.

“Company Note Repayment” has the meaning set forth in the Recitals.

“Company Privacy Policy” has the meaning set forth in Section 4.13(a)(v).

“Company Products” has the meaning set forth in Section 4.13(a)(iii).

“Company Registered Intellectual Property” has the meaning set forth in Section 4.13(b).

“Company Sites” has the meaning set forth in Section 4.13(n).

“Company Transaction Expenses” means, without duplication, all fees, costs, expenses, payments, expenditures or Liabilities (collectively, “Expenses”), unpaid as of the Measurement Time, whether incurred prior to the Agreement Date, during the Pre-Closing Period or at or after the Closing, and whether or not invoiced prior to the Closing, incurred by or on behalf of the Company, or to or for which the Company is or becomes subject or liable, in connection with any of the transactions contemplated by the Agreement, including:  (a) Expenses payable to legal counsel or to any financial advisor, broker, accountant or other Person, including any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, who performed services for or on behalf of, or provided advice to the Company, or who is otherwise entitled to any compensation or payment from the Company, in connection with or relating to the Agreement, any of the transactions contemplated by the Agreement, or the process resulting in such transactions; (b) any other expenses that arise or are expected to arise, or are triggered, accelerated or become due or payable, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the transactions contemplated by the Agreement, including any fees and expenses related to any retention, transaction, equity, discretionary, bonus, severance, profit sharing or change of control payment or benefit (or similar payment obligation), made or provided, or required to be made or provided, by the Company to any Person, including any service provider to the Company, as a result of or in connection with the transactions contemplated herein or any of the other Transactions or any other Transaction Document; (c) any social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed by the Company with respect to any of the transactions contemplated by the Agreement; (d) Expenses incurred by or on behalf of any Member or service provider to the Company in connection with the transactions contemplated herein that the Company is or will be obligated to pay or reimburse; (e) any forgiveness by the Company of any Indebtedness; (f) any Expenses incurred to obtain consents, waivers or approvals under any Company Contract as a result of or in connection with the transactions contemplated by the Agreement; and (g) one-half of the total R&W Insurance Policy Costs; provided, however, that Company Transaction Expenses shall not include any amount included in the Closing Indebtedness Amount or the Closing Date Net Working Capital.

“Confidential Information” has the meaning set forth in Section 6.6.

“Consents” means consents, assignments, Permits, Orders, certification, concession, franchises, approvals, authorizations, registrations, filings, registrations, waivers, declarations or filings with, of or from any Governmental Authority, parties to Contracts or any other third Person.

“Consideration Spreadsheet” has the meaning set forth in Section 1.3(c).

“Contaminants” has the meaning set forth in Section 4.13(u).

“Contingent Workers” has the meaning set forth in Section 4.17(d).

“Continuing Claim” has the meaning set forth in Section 10.7(a).

“Contract” means any contract, mortgage, indenture, lease, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (including any purchase or sales order), whether written or oral.

“Conversion” has the meaning set forth in the Recitals.

“Copyrights” has the meaning set forth in Section 4.13(a)(viii).

“Current Assets” means the combined current assets of the Company as of the Measurement Time, determined in accordance with the Accounting Principles, but specifically excluding any Company Cash, Restricted Cash, Buy Center Cash, or any Tax assets (including prepaid Taxes)). An illustrative calculation of Net Working Capital including Current Assets is provided on Part II of Schedule 1.1(a).

“Current Liabilities” means the combined current liabilities of the Company as of the Measurement Time, determined in accordance with the Accounting Principles, but specifically excluding any Indebtedness, Company Transaction Expenses and Tax liabilities.  An illustrative calculation of Net Working Capital including Current Liabilities is provided on Part II of Schedule 1.1(a).

“Customer Data” has the meaning set forth in Section 4.13(a)(vi).

“Deal Communications” has the meaning set forth in Section 11.16(b).

“Deductible Amount” has the meaning set forth in Section 10.3(a).

“Derivative Instruments” has the meaning set forth in Section 6.16.

“Domain Names” has the meaning set forth in Section 4.13(a)(viii).

“End Date” has the meaning set forth in Section 9.1(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Escrow Agent” has the meaning set forth in Section 1.6(a).

“Escrow Agreement” has the meaning set forth in Section 1.6(a).

“Escrow Amount” means (i) the Purchase Price Escrow Amount plus (ii) the Retention Escrow Amount, and plus (iii) the Specified Matters Escrow Amount.

“Escrow Contribution Amount” for each Member shall be as provided in the Initial Consideration Spreadsheet.

“Escrow Fund” has the meaning set forth in Section 1.6(a).

“Estimated Balance Sheet” has the meaning set forth in Section 1.9(a).

“Estimated Cash Consideration” has the meaning set forth in Section 1.9(a).

“Estimated Purchase Price” has the meaning set forth in Section 1.9(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Broadridge Corporate Issuer Solutions.

“Expiration Date” has the meaning set forth in Section 10.1(a).

“Final Closing Date Statement” has the meaning set forth in Section 1.9(c).

“Final Purchase Price” has the meaning set forth in Section 1.9(c).

“Future Consideration Spreadsheet” has the meaning set forth in Section 1.3(c).

“GAAP” means United States generally accepted accounting principles.

“General Enforceability Exceptions” has the meaning set forth in Section 2.2.

“Generally Commercially Available Code” has the meaning set forth in Section 4.13(a)(vii).

“Governmental Authority” means any governmental, regulatory or administrative authority, agency, body, commission or other entity, whether international, multinational, national, regional, state, provincial or of a political subdivision; any court, judicial body, arbitration board or arbitrator; any tribunal of a self-regulatory organization; or any instrumentality of any of the foregoing (including other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association).

“Gross Cash Consideration” means an amount in cash equal to $70,125,000.

“Gross Consideration” means the sum of (i) the Buyer Shares plus (ii) the Gross Cash Consideration.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound Licenses” has the meaning set forth in Section 4.13(e).

“Incentive Units” means the membership interests of the Company designated as Incentive Units in the Operating Agreement.

“Indebtedness” means, without duplication, all obligations, contingent or otherwise, of the Company, including (i) for borrowed money; (ii) evidenced by notes, bonds, debentures, or similar instruments; (iii) all lease obligations required to be capitalized in accordance with GAAP or classified as capital or finance leases in Financial Statements of such Person; (iv) for the deferred purchase price of assets, property, goods or services, including all earn-out payments, seller notes and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation; (v) for reimbursement obligations, whether contingent or matured, with respect to letters of credit (whether drawn or undrawn), bankers’ acceptances, performance bonds, surety bonds or interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts; (vi) all conditional sale obligations and all obligations under any title retention agreement; (vii) all obligations of any other Person of the type referred to in clauses (i) through (vi) which is secured by a Lien on any property or asset of the Company, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation; (viii) in the nature of guarantees of the types of obligations described in (i)-(vi) above; (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing or any Liability of the types referred to in clauses (i) through (viii) above; (x) for all accrued or unpaid interest on or any fees, premiums, penalties or other amounts (including prepayment and early termination fees and penalties) due with respect to any of the obligations described in (i)-(viii) above; (xi) all Pre-Closing Taxes determinable as of the Closing Date, including for this purpose, any Taxes deferred by the Company pursuant to Section 2302 of the CARES Act (or any similar provision of federal, state, local or non-U.S. Law); (xii) all Liabilities for reserves for any of the foregoing; (xiii) any obligations not officially forgiven or that are outstanding under the PPP Loan or any other government loan assistance program; (xiv) any declared but unpaid distributions; and (xv) all accrued but unpaid severance obligations (including the employer portion of any applicable payroll taxes).

“Independent Accounting Firm” means BDO USA, LLP.

“Information Security Reviews” has the meaning set forth in Section 3.13(p).

“Initial Consideration Spreadsheet” has the meaning set forth in Section 1.3(b).

“Insider Payables” has the meaning set forth in Section 4.7(c).

“Insider Receivables” has the meaning set forth in Section 4.7(c).

“Intellectual Property Rights” has the meaning set forth in Section 4.13(a)(viii).

“IRS” means the United States Internal Revenue Service.

“Key Employees” has the meaning set forth in the Recitals.

An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:  (a) such individual is actually aware of such fact or other matter; or (b) such individual would have known such fact or other matter had such individual made reasonable inquiry of the Persons who would reasonably be expected to have actual knowledge of such fact or other matter.  The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or manager of the Company or any other Person identified on Schedule 1.1(b) has Knowledge of such fact or other matter.

“Laws” mean any common law or any code, law, ordinance, regulation, Order (administrative or other), treaty, rule, statute or reporting or licensing requirements, applicable to a Person or its assets, properties, Liabilities or business promulgated, interpreted or enforced by any Governmental Authority.

“Lease Agreement” has the meaning set forth in Section 4.21.

“Legal Request” has the meaning set forth in Section 11.16(c).

“Liability” or “Liabilities” means, with respect to any Person, any and all liabilities of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise) including, but not limited to, Indebtedness, accounts payable, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations and all other liabilities of such Person or any of its Subsidiaries or Affiliates, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

“Liens” means any and all liens, encumbrances, mortgages, charges, claims, pledges, security interests, title defects, voting agreements or trusts, transfer restrictions or other restrictions of any nature, other than restrictions under applicable securities laws.

“Lock-Up Agreement” has the meaning set forth in the Recitals.

“Loss” and “Losses” means any and all losses, Liabilities, claims, suits, obligations, judgments, liens, penalties, fines, Taxes, damages (other than punitive damages unless such punitive damages are actually awarded to a third party), and reasonable costs and expenses, including, but not limited to, reasonable attorneys’ fees and accounting fees and other expert fees (and other expenses related to litigation or other proceedings) and related disbursements, and any costs and expenses incurred in connection with investigating, defending against or settling any of the foregoing.

“made available” means as provided in that certain virtual data room titled “Project Maverick” on Intralinks at least two Business Days prior to the Agreement Date and not removed from such virtual data room prior to the Closing Date.

“Management RSUs” has the meaning set forth in Section 6.18.

“Material Adverse Effect” means (a) any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes a breach of any representations or warranties made by, or a breach of the covenants, agreements, or obligations of, the Company, has, or would reasonably be likely to have a material adverse effect on the Business, operations, assets, liabilities (absolute, accrued, contingent, or otherwise), financial condition, or prospects of the Company, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) changes in general economic conditions in the United States; (ii) changes affecting the industry generally in which the Company operates; (iii) the outbreak or escalation of war, hostilities, or terrorist activities, either in the United States or any other country or region in the world; (iv) changes in Law or GAAP; or (v) any failure, in and of itself, by the Company to meet internal or external projections or forecasts or revenue or earnings predictions (provided that the cause or basis for the Company failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Material Adverse Effect unless such cause or basis is otherwise excluded by this definition); unless, in the case of each of the foregoing clauses (i) through (iv), such changes disproportionately and materially affect the Company as compared to other Persons that operate in the industry in which the Company operates, or (b) any effect or circumstance that could reasonably be expected to materially impair or materially delay the Company’s, TopCo’s, or any Member’s ability to perform under this Agreement or the other Transaction Documents.

“Material Contract” has the meaning set forth in Section 4.14(a).

“Measurement Time” means 11:59 p.m. (Central Time) on the day immediately prior to the Closing Date.

“Member Cure Period” has the meaning set forth in Section 9.1(d).

“Member Cap” has the meaning set forth in Section 10.3(c)(ii).

“Member-Related Claims” means any claim by any current, former or purported equityholder of the Company (including such holders of rights or instruments convertible or exercisable into equity securities) or any other Person, seeking to assert, or based upon (i) ownership or rights to ownership of any equity securities or securities convertible into or exercisable for equity securities, including, without limitation, preemptive, notice and voting rights, (ii) errors in formulas, definitions or provisions related to TopCo’s payment of any proceeds in connection with the Redemption, including, without limitation, inaccurate calculation of the Members’ Purchase Price Escrow Pro Rata Portion or the Members’ Pro Rata Portion, (iii) rights under the Organizational Documents of the Company or TopCo, (iv) wrongful repurchase or cashing out of options, membership interests, or profits interests, of the Company or TopCo, or (v) otherwise in connection with the Transactions.

“Members” has the meaning set forth in the introductory paragraph of this Agreement.

“Members’ Representative” has the meaning set forth in the introductory paragraph of this Agreement.

“Membership Units” means, collectively, the Class CG Units and the Class CO Units.

“MidCo” has the meaning set forth in the Recitals.

“Minimum Company Cash” means an amount of Company Cash equal to $2,000,000.

“MWM” has the meaning set forth in Section 11.16(a).

“New Hire RSUs” has the meaning set forth in Section 6.18.

“Net Closing Cash Consideration” means the Closing Cash Consideration less the Pearl Purchase Price.

“Net Closing Payment” means the Closing Payment less the Pearl Purchase Price.

“Non-Disclosure Agreement” means the Non-Disclosure Agreement, dated as of November 22, 2019, by and between the Company and Buyer, as amended by Amendment 1 thereto, dated as of November 17, 2020.

“Offer Letter” has the meaning set forth in the Recitals.

“Open Source Software” has the meaning set forth in Section 4.13(a)(ix).

“Operating Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated December 9, 2020, by and among the Members, the manager, and the Company, as the same may be amended and/or restated from time to time.

“Order” means any order, directive, judgment, assessment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company consistent with past practices and customs.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Outbound Licenses” has the meaning set forth in Section 4.13(g).

“Pass-Through Returns” has the meaning set forth in Section 6.7(a)(i).

“Patents” has the meaning set forth in Section 4.13(a)(viii).

“Payment Agent” means Acquiom Financial LLC, a Colorado limited liability company.

“Payment Agent Agreement” means the payment agent agreement to be entered into among Buyer, TopCo, the Members’ Representative and the Payment Agent on the Closing Date, substantially in the form of Exhibit F to this Agreement.

“Payoff Letters” has the meaning set forth in Section 6.12.

“Pearl” means Pearl Technology Holdings, LLC, a Texas limited liability company.

“Pearl Acquisition” has the meaning set forth in Section 1.5(a)(vi).

“Pearl Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of December 9, 2020, by and among the Company, Pearl and T5 Holdings, L.P., a Texas limited partnership.

“Pearl Purchase Price” means $15,000,000.00.

“Permits” means any permit, license, authorization, registration, certificate, variance or similar right issued or granted by any Governmental Authority (but excluding registrations of Intellectual Property Rights).

“Permitted Liens” means (i) statutory Liens for Taxes not yet due and payable, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations which are not individually, or in the aggregate, material, (iii) purchase money security interests in respect of personal property arising or incurred in the Ordinary Course of Business, and (iv) Liens under the AFG Line of Credit.

“Person” means a natural person, a partnership, a corporation, a company (limited liability or otherwise), an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority, or any department, agency or subdivision thereof.

“Personally Identifiable Information” has the meaning set forth in Section 4.13(a)(x).

“PPP Application” is defined in Section 4.27.

“PPP Enforcement Action” means any acceleration or demand for repayment of the PPP Loan by the PPP Lender or any Governmental Authority (including the U.S. Small Business Administration).

“PPP Forgiveness Application” is defined in Section 1.5(a)(xv).

“PPP Forgiveness Board Authorization” is defined in Section 1.5(a)(xv).

“PPP Forgiveness Date” has the meaning set forth in Section 10.7(c).

“PPP Lender” means JPMorgan Chase Bank, N.A.

“PPP Loan” means that certain SBA Loan by and between the Company and the PPP Lender.

“PPP Loan Escrow Amount” means an amount in cash equal to all accrued principal and interest under the PPP Loan.

“PPP Loan Escrow Fund” has the meaning set forth in Section 1.6(b).

“PPP Termination Date” has the meaning set forth in Section 10.1(d).

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date and (ii) the portion of any Straddle Period beginning on the first (1st) day of such Straddle Period and ending on (and including) the Closing Date.

“Pre-Closing Taxes” mean all (i) Taxes of the Company with respect to any Pre-Closing Tax Period, including, for the avoidance of doubt, the portion of any Straddle Period ending on the Closing Date determined in accordance with Section 6.7(c) (including, for this purpose, any “imputed underpayment” within the meaning of Section 6225 of the Code (or any similar or corresponding provision of state, local or foreign Law) paid or payable by the Company relating or attributable to a Pre-Closing Tax Period), (ii) Taxes for which the Company is held liable under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of the Company being included in any consolidated, affiliated, combined or unitary group in any Pre-Closing Tax Period, (iii) Taxes of another Person for which the Company is held liable as a result of being a successor or transferee of such Person on or prior to the Closing Date or as a result of any express or implied obligation existing on or prior to the Closing Date to indemnify any such Person, by Contract or otherwise, (iv) Transfer Taxes for which TopCo and the Members are responsible pursuant to Section 6.7(e), and (v) the employer’s share of any payroll or employment Tax attributable to compensatory payments made by the Company in connection with the Transactions.

“Privacy Laws” means any Laws that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personally Identifiable Information and any such legal requirement governing privacy, data security, data or security breach notification, any penalties and compliance with any order, including, without limitation, the Gramm-Leach-Bliley Act, the California Online Privacy Protection Act, the California Consumer Privacy Act, the CAN-SPAM Act, the Telephone Consumer Protection Act of 1991, state Laws regulating the use of Personally Identifiable Information in connection with marketing purposes , the UK Data Protection Act 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (General Data Protection Regulation or “GDPR”) and any analogous legislation in any jurisdiction in which the Company carries on its business and/or from which Company collects Personally Identifiable Information and all Laws regulating the privacy, security, and/or protection of Personally Identifiable Information.

“Privacy Requirements” has the meaning set forth in Section 3.13(n).

“Privileged Deal Communications” has the meaning set forth in Section 11.16(b).

“Pro Rata Portion” means, with respect to a Member, the percentage set forth next to the Member’s name in the applicable Consideration Spreadsheet.  For purposes of clarity, the sum of all “Pro Rata Portions” shall at all times equal one hundred percent (100%).

“PTO” has the meaning set forth in Section 4.13(b).

“Purchase Price” has the meaning set forth in Section 1.3(a).

“Purchase Price Allocation” has the meaning set forth in Section 1.8(b).

“Purchase Price Escrow Amount” means an amount in cash equal to $6,000,000.

“Purchase Price Escrow Contribution Amount” for each Member shall be as provided in the applicable Consideration Spreadsheet.  For purposes of clarity, the sum of all “Purchase Price Escrow Contribution Amounts” shall equal the Purchase Price Escrow Amount.

“Purchase Price Escrow Fund” has the meaning set forth in Section 1.6(a).

“Purchase Price Escrow Pro Rata Portion” means, with respect to a Member, the percentage set forth next to the Member’s name in the applicable Consideration Spreadsheet.  For purposes of clarity, the sum of all “Purchase Price Escrow Pro Rata Portions” shall at all times equal one hundred percent (100%).

“Purchase Price Excess” has the meaning set forth in Section 1.9(d).

“Purchased Units” has the meaning set forth in Section 1.2.

“R&W Insurance Policy” means that certain representation and warranties insurance policy underwritten by the R&W Insurer, Policy No. BC-BS-2020-99225-0459.

“R&W Insurance Policy Costs” means all costs and expenses associated with the R&W Insurance Policy (including all premiums, underwriting fees, surplus line taxes, premium taxes, brokerage fees and commissions), but excluding the costs of each party’s legal counsel in negotiating and advising with respect to such R&W Insurance Policy.

“R&W Insurer” means BlueChip Underwriting Services LLC.

“Reclassified Employee” has the meaning set forth in Section 7.14(d).

“Redemption” has the meaning set forth in the Recitals.

“Redemption Agreement” has the meaning set forth in the Recitals.

“Registered Intellectual Property” has the meaning set forth in Section 4.13(a)(xi).

“Released Causes of Action” has the meaning set forth in Section 6.10.

“Released Parties” has the meaning set forth in Section 6.10.

“Releasing Parties” has the meaning set forth in Section 6.10.

“Representative Expense Fund” has the meaning set forth in Section 1.3(d).

“Representatives” means directors, managers, officers, employees, agents, attorneys, accountants, advisors and representatives.

“Restricted Cash” means any cash which is not freely usable by the Company because it is subject to restrictions, limitations or taxes on use or distribution by Law, contract or otherwise, including, without limitation, restrictions on dividends and repatriations or any other form of restriction.

“Restrictive Covenant Agreement” has the meaning set forth in the Recitals.

“Retained Escrow Amount” has the meaning set forth in Section 10.7(a).

“Retention Escrow Amount” means an amount in cash equal to $4,000,000.

“Retention Escrow Fund” has the meaning set forth in Section 1.6(a).

“Revised Purchase Price Allocation” has the meaning set forth in Section 1.8(b).

“Sanctioned Country” has the meaning set forth in Section 4.22(c).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Specially Designated Nationals and Blocked Persons List” has the meaning set forth in Section 4.22(c).

“Specified Matters” has the meaning set forth in Section 10.2(a)(ix).

“Specified Matters Escrow Amount” means an amount equal to $175,000.

“Specified Matters Escrow Fund” has the meaning set forth in Section 1.6(a).

“Specified Matters Expiration Date” has the meaning set forth in Section 10.7(c).

“Specified Matters Retained Escrow Amount” has the meaning set forth in Section 10.7(c).

“Standard Form Agreements” has the meaning set forth in Section 4.13(f).

“Straddle Period” means any taxable period beginning before or on the Closing Date and ending after the Closing Date.

“Subject Provision” has the meaning set forth in Section 10.5(a).

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or of other Persons performing similar functions, or to receive more than 50% of the profits or losses, of such other Person is directly or indirectly owned or controlled by such Person, by one or more of such Person’s Subsidiaries (as defined in the preceding clause) or by such Person and any one or more of such Person’s Subsidiaries.

“Tax” or “Taxes” means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, membership interest, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental, escheat or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Contest” has the meaning set forth in Section 6.7(d).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” has the meaning set forth in Section 4.13(a)(xii).

“Third Party Claim” has the meaning set forth in Section 10.6(a).

“Third Party Dispute” has the meaning set forth in Section 11.16(c).

“TopCo” has the meaning set forth in the introductory paragraph of this Agreement.

“Trademarks” has the meaning set forth in Section 4.13(a)(viii).

“Transaction Documents” means this Agreement, the Operating Agreement, the Restrictive Covenant Agreements, the Vesting Agreement, the Lock-Up Agreements, the Guarantee, the Redemption Agreements, the Non-Disclosure Agreement, and each agreement, document, schedule, certificate or other instrument executed or delivered in connection with this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transfer” means, with respect to any security, to sell, offer, pledge, contract to sell, grant any option, right or contract to purchase, or otherwise transfer (including by gift or operation of law), dispose of, hypothecate or encumber, directly or indirectly, such security.

“Transfer Taxes” has the meaning set forth in Section 6.7(e).

“Unaccredited Investor” means any Member who is not an Accredited Investor.

“Unaudited Interim Balance Sheet” has the meaning set forth in Section 4.7(a).

“URLs” has the meaning set forth in Section 4.13(a)(viii).

“Vesting Agreement” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 4.17(g).

1.2Purchase and Sale of Membership Units

.  Subject to the terms and conditions set forth herein, at the Closing, and in reliance on the representations, warranties, covenants and agreements made herein, the Company shall sell to Buyer, and Buyer shall purchase from the Company, the number of Class CG Units set forth on Schedule 1 (the “Purchased Units”), free and clear of all Liens, for the consideration specified in Section 1.3.

1.3Purchase Price; Consideration Spreadsheets

.

(a)Subject to the terms and conditions hereof, the aggregate consideration to be paid or issued by Buyer as consideration for the Purchased Units shall be the Gross Consideration (the “Purchase Price”), subject to adjustment as provided in Section 1.9. At the Closing, Buyer shall deliver the portion of the Purchase Price constituting the Closing Payment as provided in Section 1.5(b)(i) and Section 1.5(b)(ii) in exchange for the Purchased Units.  The Company and TopCo each acknowledge and agree that upon delivery of the Net Closing Payment, the Company Note Repayment shall be effectuated and the Company Note shall be cancelled and terminated in its entirety as of the Closing with no further liability or obligation of the Company thereunder and the Company will forever be released from any and all further obligations under the Company Note.

(b)The Company and TopCo shall prepare and deliver to Buyer, no less than three (3) Business Days prior to the Closing, a spreadsheet (the “Initial Consideration Spreadsheet”), duly executed by the Chief Executive Officer of each of the Company and TopCo, setting forth all of the following information, as of the Closing Date: (i) the names of all Members and their respective addresses and email addresses (and such other information as the Payment Agent may reasonably request) and whether such Member is an Unaccredited Investor or an Accredited Investor; (ii) the equity interests of TopCo held by such Members immediately prior to the Closing; (iii) the calculation of the Purchase Price, (iv) the Adjustment Amount, the Closing Buyer Shares Consideration and the Closing Cash Consideration; (v) the amount of Company Transaction Expenses (including an itemized list of each such Company Transaction Expense and, if applicable, the Person to whom such expense is owed and the wire transfer information for each such Person); (vi) the Closing Indebtedness Amount (including an itemized list of each such item of Indebtedness and the Person, if any, to whom such Indebtedness is owed and the wire transfer information for each such Person); (vii) the amount of the Pearl Purchase Price payable to Pearl (and the wire transfer information for Pearl); (viii) the amount of the Net Closing Cash Consideration and Closing Buyer Share Consideration payable or issuable to each Member (subject to the terms and conditions of this Agreement) on behalf of TopCo in connection with the Redemption; (ix) the Purchase Price Escrow Amount; (x) the Retention Escrow Amount; (xi) the PPP Loan Escrow Amount; (x) the Specified Matters Escrow Amount; (xi) the Representative Expense Fund (and the wire transfer information for the segregated account established by the Members’ Representative for that purpose); (xii) each Member’s Pro Rata Portion (as of the Closing Date) of the amounts contributed to the Retention Escrow Amount, the PPP Loan Escrow Amount, the Specified Matters Escrow Amount and the Representative Expense Fund as of the Closing Date; (xiii) each Member’s Purchase Price Escrow Pro Rata Portion (as of the Closing Date) of the amounts contributed to the Purchase Price Escrow Amount as of the Closing Date; (xiv) wire instructions for each Member; and (xv) information regarding each Member as reasonably requested by Buyer in connection with the issuance of the Closing Buyer Shares to the Members in book entry (electronic form), in each case, together with documentation reasonably satisfactory to Buyer in support of any calculation of amounts set forth therein.

(c)The Members’ Representative shall prepare and deliver to Buyer one or more spreadsheet(s) (each, a “Future Consideration Spreadsheet” and together with the Initial Consideration Spreadsheet, the “Consideration Spreadsheets”), which sets forth the allocation of each payment to be made to the Members after the Closing Date on behalf of TopCo in connection with the payment of the adjustments to the Final Purchase Price pursuant to Section 1.9 or the release of any amounts from the Escrow Fund or the Representative Expense Fund, together with such supporting documentation and access to the Company’s Books and Records as is reasonably requested by Buyer to permit Buyer to review the calculation of amounts set forth therein.  The Members’ Representative shall deliver to Buyer each applicable Future Consideration Spreadsheet (i) with respect to the payment of the Final Purchase Price (if any is payable to the Members on behalf of TopCo) no less than three (3) Business Days after receipt of the Final Closing Date Statement with respect to the payment of adjustments to the Final Purchase Price pursuant to Section 1.9, and (ii) with respect to the release of any portion of the Escrow Fund or the Representative Expense Fund (if any is payable to the Members on behalf of TopCo) no less than three (3) Business Days prior to the scheduled release of any amount of the Escrow Fund or Representative Expense Fund, in each case together with such documentation as is reasonably requested by Buyer to permit Buyer to review the calculation of amounts set forth therein.

(d)$200,000 (the “Representative Expense Fund”) shall be withheld from the Cash Consideration and paid to the Members’ Representative to be used, in the sole and absolute discretion of the Members’ Representative, to pay the costs and expenses, if any, incurred by the Members’ Representative in accordance with or otherwise related to this Agreement and the Transactions, and any other costs or expenses incurred by the Members’ Representative in the performance of its obligations, which shall be retained by the Members’ Representative in a segregated account designated for that purpose until such time as the Members’ Representative shall determine, and, subject to the terms of this Agreement, the balance of such Representative Expense Fund shall be delivered by the Members’ Representative in the amounts set forth on the applicable Future Consideration Spreadsheet to the Payment Agent, for further distribution to the Members on behalf of TopCo in accordance with their respective Pro Rata Portions; provided, however, that neither Buyer nor the Company shall have any Liability or be responsible in any capacity in connection with the Members’ Representative’s failure to deliver such balance.

1.4Closing

.  Unless this Agreement is validly terminated pursuant to Article IX, the closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. Eastern Time at the offices of Goodwin Procter LLP at 100 Northern Avenue, Boston, Massachusetts on the later of (i) January 14, 2021 or such earlier date determined by Buyer in its sole discretion, and (ii) the third (3rd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII and Article VIII (other than those conditions which are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and/or date as Buyer and the Company may jointly designate.  The Closing and exchange of documents may take place by facsimile or other electronic transmission.  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

1.5Deliveries at Closing

.

(a)At or prior to the Closing, the Company, TopCo, or the Members’ Representative shall deliver, or cause to be delivered, to Buyer:

(i)evidence of the issuance of the Purchased Units in a form reasonably acceptable to Buyer, vesting all right, title and interest in such Purchased Units in Buyer;

(ii)the Transaction Documents executed by the Company, TopCo, and the Members, as applicable, and all other agreements, documents, instruments or certificates required to be delivered by the Company, TopCo, and the Members at or prior to the Closing pursuant to Article VII;

(iii)the Escrow Agreement, duly executed by the Members’ Representative and TopCo;

(iv)the Payment Agent Agreement, duly executed by the Members’ Representative, TopCo, and the Payment Agent;

(v)the Company Closing Certificate;

(vi)written certification by the Chief Executive Officer of each of the Company and Pearl of the closing of the acquisition of the assets of Pearl in accordance with the Pearl Acquisition Agreement on the Closing Date (such acquisition, the “Pearl Acquisition”), including, without limitation, the execution and delivery of all documents required for closing and the satisfaction of all other conditions to closing subject only to funding of the Pearl Purchase Price on the Closing Date pursuant to this Agreement;

(vii)the Payoff Letters and evidence in form satisfactory to Buyer that all Liens relating to the Company and Company Assets shall have been released in full, other than Permitted Liens;

(viii)a written acknowledgement by TopCo in form satisfactory to Buyer that the Company Note is to be satisfied in full upon the payment of the Purchase Price;

(ix)an IRS Form W-9 (or other proof of exemption from withholding under Section 1445 and 1446(f) of the Code in connection with the Transactions reasonably satisfactory to Buyer) validly executed by each Member and TopCo;

(x)evidence reasonably satisfactory to Buyer that all security interests and other Liens, other than Permitted Liens, in any assets of the Company have been released prior to or shall be released simultaneously with the Closing;

(xi)evidence of termination of the agreements listed on Schedule 7.9;

(xii)the deliverables of the Company and Members set forth in Article VII;

(xiii)completion of the RSM Sarbanes-Oxley audit and delivery of the RSM report;

(xiv)a finalized forgiveness application in the form prescribed by the PPP Lender (the “PPP Forgiveness Application”) with all supporting documentation including, but not limited to, evidence of each of the amounts used in the forgiveness amount calculation therein, together with a certificate executed by the Chief Executive Officer of the Company, in form and substance reasonably satisfactory to Purchaser, certifying that the PPP Loan Forgiveness Application was submitted to the PPP Lender and attaching a copy of each of the PPP Forgiveness Application and the resolutions of the Managers of the Company approving the PPP Forgiveness Application (such resolutions the “PPP Forgiveness Board Authorization”).

(b)At or prior to the Closing, Buyer shall deliver or cause to be delivered the following:

(i)by wire transfer of immediately available funds to the account of the Payment Agent on behalf of the Company for further payment to the Members on behalf of TopCo pursuant to the Redemption, cash in an amount equal to the Estimated Cash Consideration, less the sum of (y) the Escrow Funds, plus (z) the Representative Expense Fund (the “Closing Cash Consideration”), and less the Pearl Purchase Price;

(ii)to the Exchange Agent the Buyer Shares for the account of the Company for immediate distribution to TopCo in connection with the Company Note Repayment, and then to the Members pursuant to the Redemptions (the “Closing Buyer Shares Consideration” and, together with the Closing Cash Consideration, the “Closing Payment”), which Buyer Shares will be delivered in book entry (electronic form);

(iii)cash in an amount equal to the Pearl Purchase Price to Pearl on behalf of the Company, by wire transfer of immediately available funds as set forth in the Initial Consideration Spreadsheet;

(iv)cash in an amount equal to the Representative Expense Fund to the Members’ Representative, by wire transfer of immediately available funds as set forth in the Initial Consideration Spreadsheet;

(v)cash in an amount equal to the Company Transaction Expenses set forth in the Initial Consideration Spreadsheet, by wire transfer of immediately available funds, to each of the payees set forth in such Initial Consideration Spreadsheet;

(vi)cash in an amount equal to the Closing Indebtedness Amount set forth in the Initial Consideration Spreadsheet each of the payees set forth in such Initial Consideration Spreadsheet, to the extent applicable;

(vii)cash in an amount equal to the PPP Loan Escrow Amount, by wire transfer of immediately available funds, to the PPP Lender as set forth in the Initial Consideration Spreadsheet;

(viii)the Buyer Closing Certificate to the Members’ Representative;

(ix)the Escrow Agreement, duly executed by Buyer and the Escrow Agent, to the Members’ Representative and TopCo;

(x)the Payment Agent Agreement, duly executed by Buyer, to the Members’ Representative; and

(xi)to the Members’ Representative and TopCo, the Transaction Documents executed by Buyer, as applicable, including all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Article VIII.

1.6Escrows

.

(a)TopCo, the Company and the Members acknowledge and agree that at the Closing, Buyer shall withhold from the Estimated Cash Consideration payable pursuant hereto, and deposit into an escrow account with Acquiom Clearinghouse LLC (the “Escrow Agent”): (i) an amount in cash equal to the Purchase Price Escrow Amount (the “Purchase Price Escrow Fund”), to secure any payment obligations of the Members in respect of the Purchase Price under Section 1.9 of this Agreement, (ii) an amount in cash equal to the Retention Escrow Amount to secure any indemnification payment obligations of the Members in respect of Article X of this Agreement (the “Retention Escrow Fund”), and (iii) an amount in cash equal to the Specified Matters Escrow Amount to secure any indemnification payment obligations of the Members in respect of those specified matters set forth in Section 10.2(a)(ix) of this Agreement (the “Specified Matters Escrow Fund” and, collectively with the Purchase Price Escrow Fund, and the Retention Escrow Fund, the “Escrow Fund”).  The Escrow Fund shall be held by the Escrow Agent and disbursed by it solely for the purposes and in accordance with the terms of this Agreement and the provisions of the escrow agreement to be entered into among Buyer, the Members’ Representative, TopCo, and the Escrow Agent on the Closing Date, substantially in the form of Exhibit G to this Agreement (the “Escrow Agreement”).  The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of this Agreement, and the approval and execution of this Agreement by TopCo and the Members shall constitute approval by TopCo and the Members, and the irrevocable agreement of TopCo and the Members to be bound by and comply with, the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including the deposit of the Escrow Amount into escrow and the indemnification obligations set forth in Article X hereof.

(b)Prior to the Closing, the Company has deposited into an escrow account with the PPP Lender an amount in cash equal to the PPP Loan Escrow Amount (the “PPP Loan Escrow Fund”), to secure any payment obligations of the Company or the Members in respect of the repayment and discharge of the PPP Loan to the extent the PPP Loan is not forgiven. The PPP Loan Escrow Fund shall be held by the PPP Lender in accordance with the terms of the PPP Forgiveness Application and the Laws applicable thereto.  The terms and provisions of the Forgiveness Application and the transactions contemplated thereby are specific terms of this Agreement, and the approval and execution of this Agreement by TopCo and the Members shall constitute approval by TopCo and the Members, and the irrevocable agreement of TopCo and the Members to be bound by and comply with, the PPP Loan Escrow Fund and the Loan Forgiveness Application and all of the arrangements and provisions of this Agreement relating thereto, including the deposit of the PPP Loan Escrow Fund into escrow with the PPP Lender.

1.7Payment

.

(a)Within one (1) Business Day of the Closing Date (subject to the Payment Agent’s timely receipt with respect to each Member of wire transfer information and executed Form W-9 or other applicable tax form), the Company, TopCo, and Buyer shall cause the Payment Agent to pay to each Member the amount of the Net Closing Cash Consideration as provided in the Initial Consideration Spreadsheet in connection with the Redemption (in accordance with, and subject to, the terms and conditions of this Agreement and the Redemption Agreements).

(b)If payment of a portion of the Cash Consideration payable to a Member is to be made to a Person other than the Member set forth on the Consideration Spreadsheet, it shall be a condition to such payment that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the Member set forth in the Consideration Spreadsheet or shall have established to the satisfaction of Buyer that such Tax either has been paid or is not payable.

(c)Any portion of the Cash Consideration that remains undistributed to Members as of the date that is one hundred eighty (180) days after the Agreement Date shall be delivered to Buyer upon demand, and Members who have not theretofore received their share of the Cash Consideration, shall thereafter look only to Buyer for satisfaction of their claims for the Cash Consideration without any interest thereon.

(d)Notwithstanding anything in this Agreement to the contrary neither Buyer nor any other Person shall be liable to TopCo, the Members, or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar applicable Law.  Any Purchase Price or other amounts remaining unclaimed by Members three (3) years after the Closing (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Laws, become the property of Buyer free and clear of any Lien.

(e)Each of the Payment Agent, the Exchange Agent, the Escrow Agent, Buyer, TopCo, and the Company shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement (including all amounts to be contributed to the Escrow Fund in accordance with Section 1.6(a)) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law or under any other applicable Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)No fractional shares of Buyer Common Stock will be issued in connection with the consummation of the Transactions.

1.8Tax Treatment and Purchase Price Allocation

.

(a)The parties hereto acknowledge and agree that, for U.S. federal (and applicable state and local) income Tax purposes, the Transactions will be reported in a manner that is consistent with the treatment described in this Section 1.8(a), and each party hereto (and each of their respective Affiliates) shall prepare and file all Tax Returns on a basis consistent with this Section 1.8(a) and shall take no inconsistent position on any Tax Return, in any audit or similar proceeding before any Governmental Authority, or otherwise.  In particular:

(i)Following the Members’ contribution of all of the outstanding membership interests of the Company to TopCo in exchange for equivalent membership interests in TopCo, TopCo shall be treated as a continuation of the existing tax partnership under Section 708(a) of the Code.

(ii)Effective as of January 1, 2021, upon filing of the Check-the-Box Election, the Company shall be treated as a newly formed partnership for income Tax purposes.

(iii)The sale of the Purchased Units by the Company to Buyer pursuant to this Agreement is intended to be treated as a contribution of property by Buyer to the Company pursuant to Section 721 of the Code.

(iv)The Company Note Repayment is intended to be treated as a “disguised sale” (pursuant to Section 707(a)(2) of the Code and the Treasury Regulations thereunder) of property by TopCo to the Company.

(b)Buyer and the Members shall allocate the amount of the Company Note Repayment, all other applicable capitalized costs, and other relevant items among the assets of the Company in accordance with the allocation to be determined by Buyer in good faith within ninety (90) days following the Closing (the “Purchase Price Allocation”).  The Purchase Price Allocation Schedule will be prepared in accordance with the rules under Sections 743, 751, 755 and 1060 of the Code, as applicable, and the Treasury Regulations promulgated thereunder and in a manner consistent with the methodologies set forth on Schedule 1.8(b).  Buyer shall permit the Members’ Representative, at the Members’ expense, to review and comment on the Purchase Price Allocation within fifteen (15) days of the Purchase Price Allocation being delivered by Buyer.  Buyer will consider any comments to the Purchase Price Allocation that are consistent with the methodologies set forth on Schedule 1.8(b) and the rules under Sections 743, 751, 755 and 1060 of the Code, as applicable, and the Treasury Regulations promulgated thereunder, in good faith; provided, however, if Buyer does not receive comments from the Members’ Representative within the fifteen (15)-day review period, the Members’ Representative shall be deemed to have no comments to the Purchase Price Allocation and Buyer shall have final control over the Purchase Price Allocation.  Buyer shall prepare and deliver to the Members’ Representative, from time to time, revised or supplemental copies of the Purchase Price Allocation (a “Revised Purchase Price Allocation”) so as to report any necessary updates to the Purchase Price Allocation or as may be required by Sections 743, 751, 755 and 1060 of the Code, as applicable, and the Treasury Regulations promulgated thereunder (including any adjustments to the Purchase Price, if any).  Buyer and the Members shall file all Tax Returns consistent with the Purchase Price Allocation and any Revised Purchase Price Allocation and no party hereto shall take any position for Tax purposes inconsistent with such allocation; provided, that the parties acknowledge that Buyer and its Affiliates may use a different allocation for financial reporting purposes.

1.9Closing Adjustment

.

(a)The Company shall deliver to Buyer no later than five (5) Business Days prior to the Closing Date a statement that sets forth the Company’s good faith estimate of (i) the balance sheet of the Company as of the Measurement Time (the “Estimated Balance Sheet”), which shall be prepared in accordance with the Accounting Principles; (ii) the Closing Date Net Working Capital and, based thereon, the Adjustment Amount; (iii) the Company Cash and, based thereon, the amount of the Company Cash Deficiency (if any), (iv) the Closing Indebtedness Amount, (v) the Company Transaction Expenses and, based thereon, (vi) the Purchase Price (the “Estimated Purchase Price”) and the Cash Consideration (the “Estimated Cash Consideration”), together with reasonably detailed calculations demonstrating each component thereof and such documentation and access to the Company’s Books and Records as is reasonably requested by Buyer to permit Buyer to review the calculation of amounts set forth therein.  Buyer shall have the ability to review and provide comments to (i) – (vi) above and the Company shall consider in good faith Buyer’s comments.

(b)No later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Members’ Representative a statement that sets forth Buyer’s calculation of (i) the balance sheet of the Company as of the Measurement Time (the “Closing Date Balance Sheet”) which shall be prepared in accordance with the Accounting Principles, (ii) the Closing Date Net Working Capital and, based thereon, the Adjustment Amount, (iii) the Company Cash and, based thereon, the amount of the Company Cash Deficiency (if any), (iv) the Closing Indebtedness Amount, (v) the Company Transaction Expenses and, based thereon, (vi) the Purchase Price and the Cash Consideration, together with reasonably detailed supporting calculations demonstrating each component thereof (the “Closing Date Statement”).

(c)The Members’ Representative shall have thirty (30) days after delivery of the Closing Date Statement in which to notify Buyer in writing (such notice, a “Closing Date Dispute Notice”) of any discrepancy in, or disagreement with, the items reflected on the Closing Date Statement (and specifying the amount of each item in dispute and setting forth in reasonable detail the basis for each such discrepancy or disagreement), and upon agreement by Buyer regarding the adjustment requested by the Members’ Representative, an appropriate adjustment shall be made thereto.  If the Members’ Representative does not deliver a Closing Date Dispute Notice to Buyer during such thirty (30)-day period, the Closing Date Statement shall be deemed to be accepted in the form presented to the Members’ Representative.  If the Members’ Representative timely delivers a Closing Date Dispute Notice and Buyer and the Members’ Representative do not agree, within thirty (30) days after timely delivery of the Closing Date Dispute Notice, to resolve any discrepancy or disagreement therein, either the Members’ Representative or Buyer may submit the discrepancy or disagreement for review and final determination by the Independent Accounting Firm, it being understood that in making such determination, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator.  The review by the Independent Accounting Firm shall be limited solely to the discrepancies and disagreements set forth in the Closing Date Dispute Notice and a single written submission to the Independent Accounting Firm by each of Buyer and the Members’ Representative with respect to such discrepancies and disagreements (which shall also be provided to the other party).  The resolution of such discrepancies and disagreements and the determination of the Closing Date Net Working Capital and the resulting Adjustment Amount, the Company Cash and the resulting Company Cash Deficiency (if any), the Closing Indebtedness Amount, and the Company Transaction Expenses by the Independent Accounting Firm shall be (i) in writing, (ii) made in accordance with the Accounting Principles, definitions and relevant provisions of this Agreement, (iii) with respect to any specific discrepancy or disagreement, no greater than the higher amount calculated by Buyer or the Members’ Representative, as the case may be, and no lower than the lower amount calculated by Buyer or the Members’ Representative as the case may be, (iv) made as promptly as practicable after the submission of such discrepancies and disagreements to the Independent Accounting Firm (but in no event later than thirty (30) days after the date of submission), and (v) final and binding upon, and non-appealable by, the parties hereto and their respective successors and assigns for all purposes hereof, and not subject to collateral attack for any reason absent manifest error or fraud.  The fees, costs and expenses of the Independent Accounting Firm shall be allocated to and borne by Buyer and the Members (in accordance with their respective Purchase Price Escrow Pro Rata Portions, which may be paid out of the Representative Expense Fund to the extent thereof) based on the inverse of the percentage that the Independent Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accounting Firm.  For example, should the aggregate value of the items in dispute equal $1,000 and the Independent Accounting Firm awards $600 in favor of the Members’ Representative’s position and $400 in favor of Buyer, then sixty percent (60%) of the costs of its review would be borne by  Buyer and forty percent (40%) of such costs would be borne by the Members’ Representative (on behalf of the Members).  Within five (5) Business Days of the resolution of all matters set forth in the Closing Date Dispute Notice, by mutual agreement of Buyer and the Members’ Representative or by the Independent Accounting Firm, Buyer shall prepare a revised version of the Closing Date Statement including an updated Purchase Price and Cash Consideration (the “Final Purchase Price”) reflecting such resolution and shall deliver copies thereof to the Members’ Representative, and such revised version (and all amounts set forth therein) shall be considered final and binding on the parties (the “Final Closing Date Statement”).

(d)If the Final Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay to the Payment Agent for distribution to the Members on behalf of TopCo in connection with the Redemption the entire amount of such difference in cash by wire transfer of immediately available funds, and Buyer and the Members’ Representative shall instruct the Escrow Agent to release to the Payment Agent the entire balance of the Purchase Price Escrow Fund, in each case for further distribution to the Members in accordance with the applicable Consideration Spreadsheet and such Members’ Purchase Price Escrow Pro Rata Portions.  If the Estimated Purchase Price exceeds the Final Purchase Price, the Members’ Representative (on behalf of each Member) and Buyer shall instruct the Escrow Agent to pay the entire amount of such difference to Buyer out of the Purchase Price Escrow Fund, with any remaining balance of the Purchase Price Escrow Fund to be paid by the Escrow Agent to the Payment Agent (for further distribution to the Members in accordance with the applicable Consideration Spreadsheet and such Members’ Purchase Price Escrow Pro Rata Portions); provided, however, that if the amount payable to Buyer under this Section 1.9(d) exceeds the Purchase Price Escrow Fund (a “Purchase Price Excess”), Buyer shall have the right to require the Members, severally and not jointly, in each case based on their then current respective Purchase Price Escrow Pro Rata Portions to pay to Buyer the Purchase Price Excess in cash by wire transfer of immediately available funds.  If the Final Purchase Price is equal to the Estimated Purchase Price, there shall not be any adjustment.

(e)Any payments made pursuant to Section 1.9 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

1.10Further Action

.  If, at any time after the Closing, any further action is reasonably determined by Buyer to be necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full right, title and possession of and to all rights and interests to the Purchased Units, the officers and directors of the Company and Buyer shall be fully authorized (in the name of the Company and otherwise) to take such action.

Article II

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member hereby severally, and not jointly, represents and warrants to Buyer, on the Agreement Date and (except where a representation or warranty is made herein as of a specified date) as of the Closing, as though made at the Closing, as follows:

2.1Ownership

.  Such Member is the beneficial and record owner of, has good and valid title to, and, in the case of equity interests with voting power, has unrestricted power to vote, all of the equity interests of TopCo set forth opposite such Member’s name on Section 2.1 of the Disclosure Schedule, in each case free and clear of all Liens, other than restrictions on Transfer set forth in the TopCo Organizational Documents.

2.2Authorization; Enforceability

.  Such Member has the necessary power, authority, right and capacity to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance by such Member of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by such Member of the Transactions and thereby have been duly authorized by all necessary action on the part of such Member (if any).  This Agreement and each other Transaction Document to which such Member is a party intended to be executed on or before the Agreement Date have been, and each other Transaction Document to which such Member is a party will be, duly executed and delivered by such Member and, assuming the due authorization, execution and delivery thereof by Buyer to the extent a party thereto, each constitutes or, with respect to such other Transaction Documents to be executed after the Agreement Date, will each constitute a valid and binding agreement of such Member, enforceable against such Member in accordance with its terms, subject to limitations on enforcement and other remedies imposed by or arising under or in connection with (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting rights of creditors generally, and (ii) rules of law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies (the “General Enforceability Exceptions”).

2.3Non-Contravention

.  The execution, delivery and performance by such Member of this Agreement and each other Transaction Document to which it is a party, and the consummation by such Member of the Transactions and thereby, do not and will not (i) contravene or conflict with or constitute a violation of any contract, agreement, Permit, license, authorization or obligation to which such Member is a party or by which its assets are bound; (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to such Member; (iii) constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Member or to a loss of any benefit to which such Member is entitled.

2.4Ownership of Equity Interests

.  Such Member has not (i) transferred any of the equity interests of TopCo set forth opposite such Member’s name on Section 2.1 of the Disclosure Schedule, or any interest therein, (ii) granted any options, warrants, calls or any other rights to purchase or otherwise acquire any such equity interests or any interest therein, or (iii) entered into any Contract with respect to any of the matters contemplated by clauses (i) or (ii).

2.5No Actions

.  There is no Action of any nature pending, or to the Knowledge of such Member, threatened, against such Member or any of such Member’s properties (whether tangible or intangible) or, if such Member is an entity, any of such Member’s officers, managers or directors (in their capacities as such), arising out of or relating to: (i) such Member’s beneficial ownership of securities of TopCo or any right to acquire the same, (ii) this Agreement, any Transaction Document to which such Member is a party or any of the Transactions or thereby, or (iii) any other Contract between such Member (or any of its Affiliates) and the Company or any of its Affiliates, nor to the Knowledge of such Member, is there any reasonable basis therefor.  There is no Action pending or, to the Knowledge of such Member, threatened against such Member with respect to which such Member has the right, pursuant to Contract, the Laws of the State of Delaware or otherwise, to indemnification from the Company or any of its Affiliates related to facts and circumstances existing prior to the Agreement Date, nor to the Knowledge of such Member, are there any facts or circumstances that would reasonably be expected to give rise to such an Action.

2.6Consents

.  There are no Contracts binding upon such Member requiring notice, consent, waiver, authorization or approval as a result of the execution, delivery and performance of this Agreement or the Transaction Documents to which such Member is a party or the consummation of the Transactions and thereby.  Neither the execution, delivery or performance by such Member of this Agreement or the Transaction Documents to which it is a party, nor the consummation by such Member of the Transactions and thereby, requires any consent of, authorization by, exemption from, filing with, or notice to any Person, other than such filings and notifications as may be required to be made by a Member in connection with the transactions contemplated herein under the HSR Act and the expiration or early termination of the applicable waiting period under the HSR Act.

2.7Brokers’, Finders’ Fees, etc

. Such Member has not employed any broker, finder, investment banker or financial advisor (i) as to whom such Member may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the Transactions, or (ii) who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the Transactions.

2.8Principal Residence

.  Such Member represents and warrants that its principal residence is as set forth opposite such Member’s name on Section 2.1 of the Disclosure Schedule.

2.9Securities Laws

.  Such Member understands that the Buyer Shares (i) have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, (ii) must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, and (iii) will bear a legend to such effect and Buyer will make a notation on its transfer books to such effect.  Such Member represents that it is familiar with SEC Rule 144 and Rule 506, as presently in effect, and understands and agrees to be bound by the resale limitations imposed thereunder and by the Securities Act.

2.10Disclosure of Information

.  Such Member has received all the information it considers necessary or appropriate for deciding whether to execute and deliver this Agreement and to consummate the Transactions.  Such Member further represents that it has had an opportunity to ask questions and receive answers from Buyer regarding the Buyer Shares and the business, properties, prospects and financial condition of Buyer.  Such Member has (i) received a copy of this Agreement and each other Transaction Document to which it is a party (if any), (ii) had the opportunity to carefully read each such agreement and the Buyer SEC Documents, (iii) has discussed the foregoing with such Member’s professional advisors to the extent such Member has deemed necessary and (iv) understands his, her or its obligations hereunder or thereunder.

2.11Investment Experience

.  Such Member understands and acknowledges that such Member’s investment in the Buyer Common Stock involves a high degree of risk and has sought such accounting, legal and tax advice as such Member has considered necessary to make an informed investment decision with respect to such Member’s acquisition of the Buyer Common Stock.  Such Member is fully aware of: (i) the highly speculative nature of an investment in the Buyer Common Stock, (ii) the financial hazards involved, (iii) the lack of liquidity of the Buyer Common Stock including the restrictions on Transfer and other obligations with respect thereto set forth in this Agreement, (iv) the qualifications and backgrounds of the management of Buyer, and (v) the tax consequences of acquiring the Buyer Common Stock.  Such

Member has such knowledge and experience in financial and business matters such that such Member is capable of evaluating the merits and risks associated with consummating the transactions contemplated herein and accepting the Buyer Common Stock as consideration in accordance with the terms of this Agreement, has the capacity to protect such Member’s own interests in connection with the Transactions, and is financially capable of bearing a total loss of the Buyer Common Stock.  Such Member, by reason of his, her or its business or financial experience or that of its, his or her professional advisers who are unaffiliated with and who are not compensated by Buyer or any Affiliate or selling agent of Buyer, directly or indirectly, has the capacity to protect such Member’s own interests in connection with the Transactions.

2.12Accredited Investor

.  Such Member is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.

2.13Purchase Entirely for Own Account

.  This Agreement is made with such Member in reliance upon such Member’s representation to Buyer, which by such Member’s execution of this Agreement such Member hereby confirms, that the Buyer Shares to be received by such Member will be acquired for investment for such Member’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that such Member has no present intention of selling, granting any participation in, or otherwise distributing the same.

2.14Spousal Consent

.  If such Member is married, he or she represents that true and complete copies of this Agreement and all Transaction Documents to be executed by such Member have been furnished to his or her spouse; that such spouse has read this Agreement and all Transaction Documents to be executed by such Member; that such spouse is familiar with each of their terms; and that such spouse has agreed to be bound to the obligations of such Member hereunder and thereunder.

Article III

REPRESENTATIONS AND WARRANTIES OF TOPCO

TopCo represents and warrants to Buyer, on the Agreement Date and (except where a representation or warranty is made herein as of a specified date) as of the Closing, as though made at the Closing, as follows:

3.1Ownership

.  Each of TopCo and MidCo is the beneficial and record owner of, has good and valid title to, and, in the case of equity interests of the Company, has unrestricted power to vote, all of the equity interests of the Company set forth opposite TopCo’s or MidCo’s name, as applicable, on Section 3.1 of the Disclosure Schedule, in each case free and clear of all Liens, other than restrictions on Transfer set forth in the Operating Agreement.  TopCo is the beneficial and record owner of, has good and valid title to, and, in the case of interests in the capital of MidCo, has unrestricted power to vote, all of the equity interests of MidCo free and clear of all Liens, other than restrictions on Transfer set forth in the MidCo Organizational Documents.

3.2Authorization; Enforceability

.  TopCo has the necessary power, authority, right and capacity to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance by TopCo of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by TopCo of the Transactions and thereby have been duly authorized by all necessary action on the part of TopCo.  This Agreement and each other Transaction Document to which TopCo is a party intended to be executed on or before the Agreement Date have been, and each other Transaction Document to which TopCo is a party will be, duly executed and delivered by TopCo and, assuming the due authorization, execution and delivery thereof by Buyer to the extent a party thereto, each constitutes or, with respect to such other Transaction Documents to be executed after the Agreement Date, will each constitute a valid and binding agreement of TopCo, enforceable against TopCo in accordance with its terms, subject to the General Enforceability Exceptions.

3.3Non-Contravention

.  The execution, delivery and performance by TopCo of this Agreement and each other Transaction Document to which it is a party, and the consummation by TopCo of the Transactions and thereby, do not and will not (i) contravene or conflict with or constitute a violation of any contract, agreement, Permit, license, authorization or obligation to which TopCo is a party or by which its assets are bound; (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to TopCo; or (iii) constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any right or obligation of TopCo or to a loss of any benefit to which TopCo is entitled.

3.4Ownership of Equity Interests

.  Neither TopCo nor MidCo has (i) transferred any of the equity interests of the Company set forth opposite TopCo’s or MidCo’s name on Section 3.1 of the Disclosure Schedule, or any interest therein, (ii) granted any options, warrants, calls or any other rights to purchase or otherwise acquire any such equity interests or any interest therein, or (iii) entered into any Contract with respect to any of the matters contemplated by clauses (i) or (ii).

3.5No Actions

.  There is no Action of any nature pending, or to the Knowledge of TopCo, threatened, against TopCo or any of TopCo’s properties (whether tangible or intangible) or any of TopCo’s officers, managers or directors (in their capacities as such), arising out of or relating to: (i) TopCo’s beneficial ownership of securities of the Company or any right to acquire the same, (ii) this Agreement, any Transaction Document to which TopCo is a party or any of the Transactions or thereby, or (iii) any other Contract between TopCo (or any of its Affiliates) and the Company or any of its Affiliates, nor to the Knowledge of TopCo, is there any reasonable basis therefor.  There is no Action pending or, to the Knowledge of TopCo, threatened against TopCo with respect to which TopCo has the right, pursuant to Contract, the Laws of the State of Delaware or otherwise, to indemnification from the Company or any of its Affiliates related to facts and circumstances existing prior to the Agreement Date, nor to the Knowledge of TopCo, are there any facts or circumstances that would reasonably be expected to give rise to such an Action.

3.6Consents

.  There are no Contracts binding upon TopCo requiring notice, consent, waiver, authorization or approval as a result of the execution, delivery and performance of this Agreement or the Transaction Documents to which TopCo is a party or the consummation of the Transactions and thereby.  Neither the execution, delivery or performance by TopCo of this Agreement or the Transaction Documents to which it is a party, nor the consummation by TopCo of the Transactions and thereby, requires any consent of, authorization by, exemption from, filing with, or notice to any Person.

3.7Brokers’, Finders’ Fees, etc

.  TopCo has not employed any broker, finder, investment banker or financial advisor (i) as to whom TopCo may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the Transactions, or (ii) who might be entitled to any fee or commission from Buyer, the Company, or any of their respective Affiliates upon consummation of the Transactions.

3.8Securities Laws

.  TopCo understands that the Buyer Shares (i) have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, (ii) must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, and (iii) will bear a legend to such effect and Buyer will make a notation on its transfer books to such effect.  TopCo represents that it is familiar with SEC Rule 144 and Rule 506, as presently in effect, and understands and agrees to be bound by the resale limitations imposed thereunder and by the Securities Act.

3.9Disclosure of Information

.  TopCo has received all the information it considers necessary or appropriate for deciding whether to execute and deliver this Agreement and to consummate the Transactions.  TopCo further represents that it has had an opportunity to ask questions and receive answers from Buyer regarding the Buyer Shares and the business, properties, prospects and financial condition of Buyer.  TopCo has (i) received a copy of this Agreement and each other Transaction Document to which it is a party, (ii) had the opportunity to carefully read each such agreement and the Buyer SEC Documents, (iii) has discussed the foregoing with TopCo’s professional advisors to the extent TopCo has deemed necessary and (iv) understands its obligations hereunder or thereunder.

3.10Investment Experience

.  TopCo understands and acknowledges that TopCo’s investment in the Buyer Common Stock involves a high degree of risk and has sought such accounting, legal and tax advice as TopCo has considered necessary to make an informed investment decision with respect to TopCo’s acquisition of the Buyer Common Stock.  TopCo is fully aware of: (i) the highly speculative nature of an investment in the Buyer Common Stock, (ii) the financial hazards involved, (iii) the lack of liquidity of the Buyer Common Stock including the restrictions on Transfer and other obligations with respect thereto set forth in this Agreement, (iv) the qualifications and backgrounds of the management of Buyer, and (v) the tax consequences of acquiring the Buyer Common Stock.  TopCo has such knowledge and experience in financial and business matters such that TopCo is capable of evaluating the merits and risks associated with consummating the transactions contemplated herein and accepting the Buyer Common Stock as consideration in accordance with the terms of this Agreement, has the capacity to protect TopCo’s own interests in connection with the Transactions, and is financially capable of bearing a total loss of the Buyer Common Stock.  TopCo, by reason of its business or financial experience or that of its professional advisers who are unaffiliated with and who are not compensated by Buyer or any Affiliate or selling agent of Buyer, directly or indirectly, has the capacity to protect TopCo’s own interests in connection with the Transactions.

3.11Accredited Investor

.  TopCo is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.

3.12Purchase Entirely for Own Account

.  This Agreement is made with TopCo in reliance upon TopCo’s representation to Buyer, which by TopCo’s execution of this Agreement TopCo hereby confirms, that the Buyer Shares to be received by TopCo will be acquired for investment for TopCo’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that TopCo has no present intention of selling, granting any participation in, or otherwise distributing the same, except in connection with the Redemption.

3.13Capitalization

.

(a)Authorized and Outstanding Equity Securities of TopCo.  The authorized equity securities of TopCo consists solely of: (i) 1,750,000 Class A Interests (of which there are currently 1,750,000 Class A Interests issued and outstanding); (ii) 4,693,243 Class B Interests (of which there are currently 4,693,243  Class B Interests issued and outstanding); (iii) 256,875 Non-Incentive Class C Interests (of which there are currently 256,875  Non-Incentive Class C Interests issued and outstanding); and (iv) 535,596 Incentive Class C Interests (of which there are currently 535,596 Incentive Class C Interests issued and outstanding).

(b)Outstanding Membership Interests.  The number, class, and series of issued and outstanding equity securities of TopCo held by each Member is set forth on Section 3.13(b) of the Disclosure Schedule, no equity securities are issued or outstanding that are not set forth on Section 3.13(b)

of the Disclosure Schedule, and no equity securities will be issued or outstanding as of the Closing Date that are not set forth on Section 3.13(b) of the Disclosure Schedule.  All issued and outstanding equity securities of TopCo (x) have been duly authorized and validly issued, (y) were offered, issued, sold and delivered by TopCo in compliance in all material respects with applicable Law, TopCo’s Organizational Documents, and all requirements set forth in applicable Contracts, and (z) except with respect to certain of the Incentive Class C Interests as to vesting, as set forth on Section 3.13(b) of the Disclosure Schedule, are not subject to vesting, forfeiture, any right of rescission, right of first refusal or preemptive right under applicable Law, TopCo’s Organizational Documents or any Contract to which TopCo is a party, except with respect to vesting requirements with respect to certain of the Incentive Class C Interests as set forth on Section 3.13(b) of the Disclosure Schedule.  There is no Liability for distributions accrued and unpaid by TopCo.

(c)No Other Rights.  There is no outstanding (x) equity appreciation right, option, restricted equity, “phantom” equity or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any security of TopCo or (y) warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract to purchase or otherwise acquire any equity security or debt convertible into or exchangeable for equity securities of TopCo or obligating TopCo to grant, extend or enter into any such equity appreciation right, option, restricted equity, “phantom” equity, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract.  Except for the operating agreement of TopCo, there is no voting agreement, registration right, rights of first refusal, preemptive right, co-sale right or other similar right or restriction applicable to any outstanding security of TopCo.

(d)Ungranted Interests.  No employee of TopCo or any other Person, has an offer letter or other Contract that contemplates or commits to making a grant of any equity interests or any other security of TopCo, or has otherwise been promised any option to purchase any equity interests or any other security of TopCo, which option has not been granted, or security has not been issued.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer, subject to such exceptions as are specifically disclosed in the Disclosure Schedule attached hereto as Exhibit H (which disclosure should reference the appropriate section and subsection numbers of this Article IV; provided, however, that any disclosures made therein shall apply to any other section or subsection without repetition where it is readily apparent on the face of such disclosure, without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section or subsection), on the Agreement Date and (except where a representation or warranty is made herein as of a specified date) as of the Closing, as though made at the Closing, as follows:

4.1Authorization; Enforceability

.  The Company is a limited liability company duly organized and validly existing under the Laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.  The Company is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.  Section 4.1(a) of the Disclosure Schedule sets forth each jurisdiction in which the Company is qualified or licensed to do business as of the Agreement Date.  The Company has the necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions and thereby.  The Company has made available to Buyer true and complete copies of its

Organizational Documents.  The Company is not in violation of its Organizational Documents.  Section 4.1(b) of the Disclosure Schedule sets forth a list of all of the current officers and directors of the Company.  The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company and its managers, officers and members, and no other proceedings on the part of the Company is necessary to authorize this Agreement or such Transaction Documents or to consummate the transactions contemplated hereby or thereby.  This Agreement and each other Transaction Document intended to be executed on or before the Agreement Date have been, and each other Transaction Document to which the Company is a party will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Buyer to the extent a party thereto,  each constitutes or, with respect to such other Transaction Documents to be executed after the Agreement Date, will each constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the General Enforceability Exceptions.

4.2Subsidiaries

.  The Company does not have, and has never had, any Subsidiaries, and does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.  The Company is not a participant in any joint venture, partnership or similar arrangement.

4.3Capitalization; Indebtedness

.

(a)Authorized and Outstanding Equity Securities of the Company.  The authorized equity securities of the Company consist solely of: (i) 5,714,285 Class CG Units (none of which are currently issued and outstanding); (ii) 4,950,118 Class CO Units (of which there are currently 4,950,118 Class CO Units issued and outstanding); and  (iii) 535,596 Incentive Units (of which there are currently 535,596 Incentive Units issued and outstanding).

(b)Outstanding Membership Interests.  The number and class and series of issued and outstanding equity securities held by each of TopCo and MidCo is set forth on Section 4.3(b) of the Disclosure Schedule, no equity securities are issued or outstanding that are not set forth on Section 4.3(b) of the Disclosure Schedule, and no equity securities will be issued or outstanding as of the Closing Date that are not set forth on Section 4.3(b) of the Disclosure Schedule.  All such equity securities (x) have been duly authorized and validly issued, (y) were offered, issued, sold and delivered by the Company in compliance in all material respects with applicable Law, the Company’s Organizational Documents, and all requirements set forth in applicable Contracts, and (z) are not subject to vesting, forfeiture, any right of rescission, right of first refusal or preemptive right under applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party.  There is no Liability for distributions accrued and unpaid by the Company.

(c)No Other Rights.  There is no outstanding (x) equity appreciation right, option, restricted equity, “phantom” equity or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any security of the Company or (y) warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract to purchase or otherwise acquire any equity security or debt convertible into or exchangeable for equity securities of the Company or obligating the Company to grant, extend or enter into any such equity appreciation right, option, restricted equity, “phantom” equity, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract.  Except for the Operating Agreement, there is no voting agreement, registration right, rights of first refusal, preemptive right, co-sale right or other similar right or restriction applicable to any outstanding security of the Company.

(d)Ungranted Membership Interests.  The Company is not a party to or bound by any offer letter or Contract with any employee of the Company or any other Person that contemplates or commits to making a grant of any Membership Units or any other security of the Company, and no employee has otherwise been promised any option to purchase any Membership Units or any other security of the Company, which option has not been granted, or security has not been issued.

(e)Post-Closing Capitalization.  Immediately following Buyer’s acquisition of the Purchased Units at the Closing, the capitalization of the Company will be as set forth in Section 4.3(e) of the Disclosure Schedule.

(f)Indebtedness.  Section 4.3(f) of the Disclosure Schedule sets forth a true, correct and complete list of all Indebtedness of the Company as of the Agreement Date, including, for each item of Indebtedness, the Contract(s) governing such item of Indebtedness.  All Indebtedness may be prepaid at the Closing without penalty under the terms of the Contract(s) governing such Indebtedness.

4.4Governmental Authorization

.  The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not require any action by or in respect of, or filing with, any Governmental Authority, other than such filings and notifications as may be required to be made by the Company in connection with the transactions contemplated herein under the HSR Act and the expiration or early termination of the applicable waiting period under the HSR Act.

4.5Non-Contravention

.  The execution, delivery and performance by the Company of each Transaction Document to which it is a party, and the consummation by the Company of the transactions contemplated thereby, do not and will not (i) contravene or conflict with or constitute a violation of any Contract, Permit, or obligation to which the Company is a party or by which its assets are bound; (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or to the Business or relating to or affecting the Membership Units; (iii) constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit relating to or affecting the Business or to the Company to which the Company is entitled under any provision of any Contract binding upon the Company or any Permit; (iv) result in the creation or imposition of any Lien on any Company Asset; or (v) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company.

4.6Title to Assets; Sufficiency

.  Except as set forth on Section 4.6 of the Disclosure Schedule, the Company has good and marketable title to (or, in the case of assets that are leased or licensed, valid leasehold interests or licenses in) all personal property and other assets (such assets, “Company Assets”) reflected in the Financial Statements or acquired after September 30, 2020 (the “Balance Sheet Date”), free and clear of any Liens (other than Permitted Liens), other than assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date.  No one other than the Company (or, in the case of assets that are leased or licensed, the lessor or licensor thereof) owns or has any rights in or to the Company Assets.  The Company Assets constitute all of the assets, properties and rights used in, relating to or necessary for the operation of the Business by Buyer, as operated by the Company during the twelve (12) month period prior to the Closing.  All Company Assets are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Business by Buyer, as operated by the Company prior to the Closing.  There are no breaches or defaults by the Company under, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute a breach of or a default by the Company under, any instrument, agreement or other document that creates, evidences or constitutes any Lien on any

Company Asset or that evidences, secures or governs the terms of any Indebtedness or obligation secured by any Lien on any Company Asset.

4.7Financial Statements

.

(a)Financial Statements.  Section 4.7(a) of the Disclosure Schedules set forth a true, correct and complete copy of the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the unaudited balance sheet of the Company as of December 31, 2019, and the related unaudited statement of operations, statement of changes in members’ equity and statement of cash flows for the year then-ended, together with the notes thereto; and (ii) a true, complete and correct copy of the unaudited balance sheet of the Company as of October 31, 2020 (the “Unaudited Interim Balance Sheet”), and the related unaudited statement of operations, statement of changes in members’ equity and statement of cash flows for the ten months then-ended.  The Company Financial Statements present fairly in all material respects the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.  The Company Financial Statements have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered.

(b)Internal Controls.  The Company has maintained systems of internal accounting controls sufficient to (i) provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements, (ii) maintain records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management, (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (v) implement disclosure controls and procedures designed to ensure that material information is made known to the management of the Company by others within the Company.  Neither the Company, nor any of its officers or auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (B) any fraud, whether or not material, that involves the Company’s management’s role in the preparation of financial statements or the internal accounting controls utilized by the Company or (C) any claim or allegation regarding any of the foregoing or the Company Financial Statements.

(c)Insider Receivables and Insider Payables.  Section 4.7(c) of the Disclosure Schedule provides an accurate and complete breakdown as of November 30, 2020 of:  (i) all amounts (including any Indebtedness) owed to the Company by any Member, TopCo, MidCo or any Affiliate thereof (“Insider Receivables”); and (ii) all amounts owed by the Company to any Member, TopCo (other than the Company Note), MidCo, or any Affiliate thereof (“Insider Payables”).  Except as set forth in Section 4.7(c) of the Disclosure Schedule, there will be no outstanding Insider Receivables or Insider Payables as of the Closing.

4.8No Undisclosed Liabilities

.  The Company does not have any Liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due), other than: (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable, including trade payables and accrued salaries and other employee compensation that have been incurred by the Company since the date of the Unaudited Interim Balance Sheet in the Ordinary Course of Business; (iii) Liabilities relating to future performance under the Company Contracts that are expressly set forth in and identifiable by reference to the text of such Company Contracts

(other than Liabilities arising out of or resulting from a breach by the Company thereunder); and (iv) the Company Transaction Expenses.

4.9Litigation

.  Except as set forth on Section 4.9 of the Disclosure Schedule, since the Company’s formation there has not been, and there is presently no, action, suit, claim, investigation or proceeding (or any basis therefor) pending against, or to the Knowledge of the Company threatened against, or relating to or affecting, the Business, the Company or its activities before any Governmental Authority or by any other Person or entity, and there are no existing facts or circumstances that could reasonably be expected to result in such an action, suit, claim, investigation or proceeding.  The Company is not subject to any outstanding Order which could interfere with the Company’s ability to consummate the Transactions.  There is no action, suit, investigation or proceeding by the Company currently pending or that the Company intends to initiate.

4.10Permits

.  The Company has all Permits used in, relating to, or necessary for the Business.  Such Permits are valid and in full force and effect and will not be terminated or impaired or become terminable as a result of the Transactions.

4.11Compliance with Laws

.

(a)The Company is not in violation of, has not violated since its inception, and, to the Knowledge of the Company, is not under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any Law applicable to the Company or the conduct of the Business.  No violation of any Law by the Company currently exists or has existed at any time.  There are no legal or regulatory developments relating to or affecting the Company pending or, to the Knowledge of the Company, threatened, which might reasonably be expected to detract from the value of or otherwise interfere with, the Company or the Business.  The Company is not, nor, since the Company’s formation, has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by a Governmental Authority and there are no facts or circumstances that could constitute a reasonable basis therefor.

(b)(i) No current or former officer, manager or employee of the Company, in each case during the course of or arising out of such Person’s employment or service with the Company, has been the subject of a criminal proceeding or has been found by any Governmental Authority to have violated any applicable Law (excluding minor traffic violations), (ii) to the Knowledge of the Company, no petition under the federal bankruptcy or other similar applicable Law or any state or foreign insolvency or other similar applicable Law has been filed by or against, or a receiver or similar officer appointed for, any manager, officer, or employee of the Company within the last five (5) years, and (iii) to the Knowledge of the Company, no current manager, officer, or employee of the Company is the subject of any Order, or has entered into any agreement with any Governmental Authority, permanently or temporarily enjoining him or her, or otherwise limiting him or her, from engaging in any business, profession, or business practice and, in the case of clauses (ii) and (iii) hereof, the Company does not have Knowledge of any facts or circumstances that could constitute a reasonable basis therefor.

4.12Absence of Changes

.  Since the Balance Sheet Date:

(a)there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or would reasonably be expected to, individually or in the aggregate, have or result in a Material Adverse Effect;

(b)there has not been any material loss, damage or destruction to, or any material interruption in the use of, the Company’s material assets (whether or not covered by insurance); and

(c)the Company has not taken any action that would have been prohibited or otherwise restricted under Section 6.2 hereof, had such action been taken during the Pre-Closing Period.

4.13Intellectual Property

.

(a)Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)“Company Intellectual Property” means any and all Technology and Intellectual Property Rights owned or purported to be owned by, or used or held for use by, the Company, Pearl or any Subsidiary of Pearl.

(ii)“Company Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by, or used or held for use by, the Company, Pearl or any Subsidiary of Pearl.

(iii)“Company Owned Intellectual Property” means any Company Intellectual Property owned or purported to be owned by the Company, Pearl or any Subsidiary of Pearl or exclusively licensed to the Company, Pearl or any Subsidiary of Pearl.

(iv)“Company Products” means all products and services developed, manufactured, made commercially available, performed, marketed, distributed, sold, imported for resale or licensed by or on behalf of the Company, Pearl or any Subsidiary of Pearl since the Company’s, Pearl’s or such Subsidiary’s inception, respectively, and all products and services which the Company, Pearl or any Subsidiary of Pearl intends to manufacture, make commercially available, perform, market, distribute, sell, import for resale, or license within twelve (12) months after the Agreement Date.

(v)“Company Privacy Policy” means any external or internal, past or present privacy policy of the Company including any policy relating to: (A) the privacy of users of any Company Product or of any Company Site (as defined below), (B) the collection, storage, disclosure, and transfer of any Customer Data or Personally Identifiable Information, or (iii) any employee information.

(vi)“Customer Data” means all data, meta data, information or other content (A) transmitted to the Company by users or customers of the Company Products, or (B) otherwise stored or hosted by or on behalf of the Company or the Company Products.

(vii)“Generally Commercially Available Code” means any generally commercially available software in executable code form, licensed to the Company, Pearl or any Subsidiary of Pearl on a perpetual license basis for a single up front license fee, for a cost of not more than $1,000 per user or work station, and not more than $5,000 in the aggregate for all users and work stations; provided that Generally Commercially Available Code shall exclude any development tools or development environments, or any other software that is or will to any extent be incorporated into, integrated or bundled with, linked with, used in the development or compilation of, or require any payment with respect to, any Company Product.

(viii)“Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith in each case throughout the world: (A) all

United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (B) all rights in trade secrets and other rights in know-how and confidential or proprietary information; (C) all rights associated with works of authorship, including exclusive exploitation rights, copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto, including moral rights (“Copyrights”); (D) all industrial designs and any registrations and applications therefor; (E) all World Wide Web addresses and domain names, uniform resource locators (“URLs”), other names and locators associated with the Internet, and applications and registrations therefor (“Domain Names”), (F) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); and (G) any and all other intellectual property rights and/or proprietary rights.

(ix)“Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including, but not limited to, any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (w) disclosed, distributed, made available, offered, licensed or delivered in source code form, (x) licensed for the purpose of making derivative works, (y) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (z) redistributable at no charge, including, without limitation, any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(x)“Personally Identifiable Information” means any information that alone or in combination with other information held by or on behalf of the Company can be used to specifically identify, locate and/or contact a Person or an individual computer, device or application including, but not limited to, a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debit card number, customer or financial account number or IP address.

(xi)“Registered Intellectual Property” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority or domain name registrar at any time anywhere in the world.

(xii)“Technology” means any or all of the following: (A) works of authorship including algorithms, diagrams, formulae, APIs and computer programs and software, whether in source code or in executable code form, subroutines, user interfaces, architecture, schematics, configuration and documentation; (B) inventions (whether or not patentable), discoveries and improvements; (C) proprietary and confidential information, trade secrets and know how; (D) databases, data compilations and collections and technical data; (E) methods, protocols, techniques, and processes; (F) devices, prototypes, designs and schematics; and (G) other forms of technology (whether or not embodied in any tangible form, and including all tangible embodiments of the foregoing).

(b)Registered Intellectual Property.  Section 4.13(a)(ii) of the Disclosure Schedule (i) lists all Registered Intellectual Property that is Company Owned Intellectual Property (“Company Registered Intellectual Property”) including any application, registration or serial numbers, (ii) lists any actions that must be taken by the Company, Pearl or any Subsidiary of Pearl within one hundred twenty (120) days of the Agreement Date with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any Company Registered Intellectual Property.  All registration, maintenance and renewal-related actions (including the payment of fees, or the filing of any documents or certificates) currently due (or which will be due on or before the Closing Date) in connection with such Company Registered Intellectual Property have been (or will be) timely taken.  The Company Registered Intellectual Property is, and as and immediately following the Closing, will be valid, subsisting, and enforceable, and there are no facts or circumstances to the Knowledge of the Company that would render any Company Registered Intellectual Property invalid or enforceable. There are no pending or, to the Knowledge of the Company, threatened claims against the Company, Pearl or any Subsidiary of Pearl alleging that any of the Company Intellectual Property is invalid or unenforceable.

(c)Transferability of Company Intellectual Property.  All Company Intellectual Property as of the Agreement Date is, and, as of and immediately following the Closing, will be fully transferable, alienable and licensable by Company without restriction and without payment of any kind to any Person.

(d)Title to Company Intellectual Property.  The Company, Pearl or a Subsidiary of Pearl, as applicable, is the sole and exclusive owner of each item of Company Owned Intellectual Property, free and clear of any Liens other than non-exclusive, term-limited licenses granted under Standard Form Agreements.  The Company, Pearl or a Subsidiary of Pearl, as applicable, has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Company Owned Intellectual Property.  Neither the Company, Pearl nor any Subsidiary of Pearl has (i) transferred to any Person ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or would have been, but for such transfer or grant, Company Intellectual Property Rights or (ii) permitted the rights of the Company, Pearl or any Pearl Subsidiary in any Intellectual Property Rights that are or were, at the time, material Company Intellectual Property to terminate, lapse or enter into the public domain.  No Company Intellectual Property or Company Product is subject to any claim, proceeding or outstanding Order, or stipulation or Contract restricting in any material manner, the use, transfer, or licensing thereof by the Company, Pearl or any Subsidiary of Pearl, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(e)Third Party Intellectual Property Rights.  Section 4.13(e) of the Disclosure Schedule sets forth all Contracts under which the Company, Pearl or any Subsidiary of Pearl is granted any right under any Intellectual Property Rights or with respect to any Technology of any other Person, in each case as related to the Business (collectively, “Inbound Licenses”), other than (i) licenses for Open Source Software listed in Section 4.13(e)  of the Disclosure Schedule and (ii) licenses for Generally Commercially Available Code.

(f)Standard Form Agreements.  Copies of the Company’s, Pearl’s and each Subsidiary of Pearl’s standard form(s) of non-disclosure agreement and the Company’s standard form(s),

including attachments, of non-exclusive licenses of the Company Products to end-users (collectively, the “Standard Form Agreements”) have been made available to Buyer.

(g)Outbound License Agreements.  Section 4.13(g) of the Disclosure Schedule lists all Contracts to which the Company, Pearl or a Subsidiary of Pearl is a party and under which the Company, Pearl or such Affiliate, as applicable, has licensed, provided or assigned or granted any right to any Company Intellectual Property to third parties (“Outbound Licenses”), other than Standard Form Agreements.  No Company Intellectual Property has been supplied or provided by the Company, Pearl or any Subsidiary of Pearl to any Person, other than pursuant to the Outbound Licenses and Standard Form Agreements.

(h)No Infringement by the Company.  The operation of the Business, Pearl and each Subsidiary of Pearl as it is currently conducted or currently contemplated to be conducted by the Company, Pearl and such Subsidiary of Pearl, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, delivery, sale and/or licensing of any Company Product, does not and will not, when conducted in substantially the same manner by Buyer following the Closing, infringe or misappropriate (and it has not in the past infringed or misappropriated) any Intellectual Property Rights of any third Person, violate (and it has not in the past violated) any right (including any right to privacy or publicity) of any third Person, or constitute (and it has not in the past constituted) unfair competition or trade practices under the Laws of any jurisdiction.  Neither the Company, Pearl nor any Subsidiary of Pearl has received written notice from any Person claiming that such operation, any Company Product, or any Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any third Person, violates any rights (including any right to privacy or publicity) of any third Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(i)Restrictions on Business.  Neither the Company, Pearl nor any Subsidiary of Pearl is restricted or limited from engaging in any line of business or from developing, using, making, selling, offering for sale any product, service or Technology.  Neither this Agreement nor the Transactions will result in: (i) Buyer granting to any third Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Buyer or any of its Subsidiaries, (ii) the Company, Pearl or any Subsidiary of Pearl granting to any third Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to the Company, Pearl or such Subsidiary of Pearl or being required to provide any source code for any Company Product, (iii) Buyer or the Company being bound by, or subject to, any non-compete or other restriction on its freedom to engage in, participate in, operate or compete in any line of business, or (iv) Buyer or the Company being obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third Person in excess of those payable by the Company in the absence of this Agreement or the Transactions.

(j)No Third Party Infringement.  To the Company’s Knowledge, no Person is infringing or misappropriating (and no Person has in the past infringed or misappropriated) any Company Intellectual Property.

(k)Proprietary Information Agreements.  All current and former employees, consultants and contractors of the Company, Pearl and each Subsidiary of Pearl who have been involved in the creation or development of any Technology or Intellectual Property Rights for the Company, Pearl or a Subsidiary of Pearl, or have had access to Technology or Intellectual Property Rights of the Company, Pearl or a Subsidiary of Pearl, have executed a written agreement pursuant to which such employee, consultant or contractor has assigned to the Company, Pearl or such Subsidiary of Pearl, as applicable to all of such Person’s rights, title and interest in and to any and all Technology relating to the Business, Pearl or such Subsidiary of Pearl, as applicable, and Intellectual Property Rights relating thereto, and waived for the benefit of the Company, Pearl or such Subsidiary of Pearl, as applicable, all of such Person’s moral rights in any such Technology and Intellectual Property Rights, to the fullest extent in accordance with applicable Law.  Without limiting the foregoing, no current or former employee, consultant or contractor owns any Company Products (or any portion thereof) or Company Intellectual Property, nor has any employee, consultant or contractor made any assertions with respect to any alleged ownership.  Without limiting the foregoing, all rights in, to and under all Intellectual Property Rights and Technology created by the Company’s, Pearl’s and each Subsidiary of Pearl’s founders for or on behalf of or in contemplation of the Company, Pearl or any Subsidiary of Pearl (or the Company’s, Pearl’s or any Subsidiary of Pearl’s business) prior to their commencement of employment with the Company, Pearl or such Subsidiary of Pearl, as applicable, have been duly and validly assigned to the Company, Pearl or such Subsidiary of Pearl, as applicable.

(l)Open Source Software.  Section 4.13(l) of the Disclosure Schedule lists all Open Source Software that is or has been incorporated into, linked to, called by, distributed with, used in the development of or otherwise used in any Company Product in any way, or from which any part of any Company Product has been derived, or that has otherwise been made available by the Company, Pearl or any Subsidiary of Pearl to any third party, and accurately describes the manner in which such Open Source Software was or is incorporated, linked, called, distributed or otherwise used, including, without limitation, whether the Open Source Software is or has been modified and/or distributed by the Company, Pearl or any Subsidiary of Pearl and whether (and if so, how) such Open Source Software was incorporated into, linked to or called by any Company Product.  Section 4.13(l) of the Disclosure Schedule also describes the applicable licenses for each such item of Open Source Software, and the Company Product(s) (if any) to which each such item of Open Source Software relates, and the licenses have been made available to Buyer.  Neither the Company, Pearl nor any Subsidiary of Pearl has used Open Source Software in any manner that (i) requires the disclosure or distribution in source code form of any Company Intellectual Property, including any portion of any Company Product other than such Open Source Software, (ii) requires the licensing of any Company Intellectual Property or any portion of any Company Product, other than such Open Source Software, (iii) imposes any restriction on the consideration to be charged for the distribution of any Company Intellectual Property, (iv) creates any obligation for the Company, Pearl or any Subsidiary of Pearl with respect to Company Intellectual Property or grants to any third Person, any rights or immunities under Company Intellectual Property, or (v) imposes any other limitation, restriction or condition on the right of the Company, Pearl or any Subsidiary of Pearl to use or distribute any Company Intellectual Property, other than such Open Source Software.  With respect to any Open Source Software that is used by the Company, Pearl or any Subsidiary of Pearl in the operation of its business (including all Open Source Software listed on Section 4.13(l) of the Disclosure Schedule), the Company, Pearl and such Subsidiary of Pearl is in compliance with all applicable licenses with respect thereto.

(m)Source Code.  Neither the Company, Pearl nor any Subsidiary of Pearl, nor any other Person acting on any of their behalf, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product.

(n)Personally Identifiable Information and Customer Data.  Section 4.13(n) of the Disclosure Schedule describes the types of Personally Identifiable Information and Customer Data collected (and the process by which such information is collected) by or on behalf of the Company through Internet websites owned, maintained or operated by the Company in connection with the Business (“Company Sites”), and through any Company Products, and also lists each Company Privacy Policy and identifies, with respect to each Company Privacy Policy, the period of time during which such policy was or has been in effect, whether the terms of a later Company Privacy Policy apply to the data or information collected under such Company Privacy Policy, and, if so, the mechanism (e.g., opt-in, opt-out, notice) used to apply the later Company Privacy Policy to such data or information.  The Company has complied with each

Company Privacy Policy, all applicable Privacy Laws, all contractual and fiduciary obligations, requirements of self-regulatory organizations, and consumer-facing statements of the Company in any marketing or promotional materials, relating to the collection, storage, transfer, retention, disposal and any other processing by the Company of any Personally Identifiable Information and Customer Data collected, used or maintained by or on behalf of the Company, and to the transmission of unsolicited communications (collectively, the “Privacy Requirements”).  Neither this Agreement, nor the Transactions, nor the Company’s possession or use (as such information has been used by the Company) of any Personally Identifiable Information, Customer Data, or any other data contained in the Company’s databases will result in any violation of any Privacy Requirements.

(o)Protection of Personally Identifiable Information and Customer Data; Security.  The Company has at all times taken commercially reasonable steps (including, without limitation, implementing and monitoring compliance with industry standard measures with respect to technical and physical security) consistent with industry standards and all applicable Privacy Requirements, to ensure the confidentiality, availability, security and integrity of the Company’s information technology assets and the Personally Identifiable Information, Customer Data and all other content, data and information collected, processed, transmitted or maintained by or on behalf of the Company (collectively, “Company Data”), and to ensure that such Company Data are protected against damage, loss and against unauthorized access, modification, disclosure or other use.  There has been no unauthorized access to or other misuse of any such information technology assets or Company Data. All such information technology assets and Company Data are and have at all times been collected, processed, transmitted, stored, and used, as applicable, in the U.S., and the Company is not subject to the jurisdiction of any non-U.S. Governmental Authority with respect to the collection, processing, transmission, storage or use thereof.  There is no, nor has there ever been, any complaint to, or any audit, proceeding, investigation (formal or informal), or claim against, the Company or, to the Knowledge of the Company, any of its customers, initiated by any private Person or any Governmental Authority with respect to the security, confidentiality, transmission, availability, or integrity of such information technology assets or Company Data.  The Company has and maintains adequate disaster recovery and security plans, procedures and facilities for the Business, which plans, procedures and facilities have been made available to the Buyer by the Company.

(p)Information Security Reviews.  The Company has: (i) regularly conducted vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to, the Company’s systems and products (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available true and accurate copies of all Information Security Reviews; and (iv) timely installed software security patches and other fixes to identified technical information security vulnerabilities. The Company provides its employees with regular training on privacy and data security matters.

(q)Data Processing Agreements.  With respect to each third Person that services, outsources, processes, or otherwise uses Personally Identifiable Information collected, held, or processed by or on behalf of the Company, the Company has in accordance with Privacy Laws entered into valid, binding an enforceable written data processing agreements with any such third party to (i) comply with applicable Privacy Requirements with respect to Personally Identifiable Information, (ii) act only in accordance with the instructions of the Company, (iii) take appropriate steps to protect and secure Personally Identifiable Information from data security incidents, (iv) restrict use of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement, and (v) certify or guarantee the return or adequate disposal or destruction of Personally Identifiable Information. The Company has disclosed to Buyer all such data processing agreements to which it is a party.

(r)No Sale of Personally Identifiable Information of Third Parties.  The Company has not supplied or provided access to Personally Identifiable Information processed by it to a third party for remuneration or other consideration.

(s)Products.  Section 4.13(p) of the Disclosure Schedule contains a complete and accurate list (by name and version number) of all Company Products.  Each Company Product performs in accordance with its documented specifications and as the Company has warranted to its customers.

(t)Bugs.  Section 4.13(t) of the Disclosure Schedule sets forth the Company’s, Pearl’s and each Subsidiary of Pearl’s current (as of the Agreement Date) list of known bugs maintained by its development or quality control groups with respect to any of the Company Products and Company Owned Intellectual Property. The Company, Pearl and each Subsidiary of Pearl has and enforces a policy to document all known bugs, errors and defects in the Company Products, and such documentation is retained and is available internally at the Company and has been made available to Buyer.  There are no bugs, errors or defects in the Company Products that do, or may reasonably be expected to, adversely affect the value, functionality or fitness of the intended purpose of such Company Product or that would reasonably be expected to adversely affect the Company’s, Pearl’s or any Subsidiary of Pearl’s ability to perform any of its contractual obligations; nor, in the five (5) years prior to the Agreement Date, has there been any, and there are presently no, claims asserted against the Company, Pearl or any Subsidiary of Pearl or any of their respective customers or distributors related to the Company Products or any Company Owned Intellectual Property; and neither the Company, Pearl nor any Subsidiary of Pearl has been or is required to recall any Company Products.

(u)Contaminants.  Neither the Company, Pearl nor any Subsidiary of Pearl has included in any Company Products or Company Owned Intellectual Property any disabling codes or instructions or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of Company Products, Company Data, Company Owned Intellectual Property  or data, information, content or other Technology of the Company, Pearl, any Subsidiary of Pearl or any third Person (“Contaminants”).  The Company, Pearl and each Subsidiary of Pearl has taken commercially reasonable steps to protect the information technology systems used in connection with the operation of the Company, Pearl and each Subsidiary of Pearl from Contaminants.

(v)IP Sufficiency.  The Company Owned Intellectual Property, together with any Intellectual Property Rights or Technology licensed to the Company pursuant to Inbound Licenses, includes all Intellectual Property Rights and Technology that are used in or necessary to conduct the Business as it currently is conducted or as currently proposed to be conducted by the Company within twelve (12) months following the Closing Date, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Company Product.

(w)Trade Secrets.  The Company, Pearl and each Subsidiary of Pearl have taken all reasonable security measures to protect the confidentiality and value of all trade secrets and other confidential information within the Company Intellectual Property.

4.14Contracts and Commitments

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(a)Except as specifically contemplated by this Agreement or as set forth in Section 4.14(a) of the Disclosure Schedule, the Company is not a party to or bound by, whether written or oral, any of the following Contracts (each, a “Material Contract”):

(i)Contract providing for payments (whether fixed, contingent or otherwise) by the Company in an aggregate annual amount of $50,000.00 or more, or to the Company in an aggregate annual amount of $50,000.00 or more;

(ii)bonus, commission, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or agreement or any membership unit purchase, unit option, warrant or similar employee benefit plan or practice;

(iii)employment agreement for the employment of any officer, individual employee or other Person, contract or agreement with consultants or independent contractors, severance agreements, or any agreement with a change-of-control provision;

(iv)Contract relating to Indebtedness (including guaranty arrangements) or to mortgaging, pledging or otherwise placing a Lien on any of the Company Assets, the Membership Units, or any guaranty of an obligation of a third party;

(v)royalty, dividend or similar arrangement based on the revenues or profits of the Company or any contract or agreement involving fixed price or fixed volume arrangements;

(vi)Contract which contains any provisions requiring the Company to indemnify any other party, other than independent sales representative Contracts that are based upon and do not deviate in any material respect from the Standard Form Agreements;

(vii)Contract containing Inbound Licenses and/or Outbound Licenses, other than licenses for Open Source Software listed in Section 4.13(l) of the Disclosure Schedule, licenses for Generally Available Commercial Code and Standard Form Agreements;

(viii)Contract or group of related Contracts which are not cancellable by the Company without penalty on not less than thirty (30)-days’ notice;

(ix)Contract relating to the ownership of or investment in any business or enterprise (including investments in joint ventures and minority equity investments);

(x)lead generation, dealer, distributor, reseller, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, license, sublicense, lease, distribute, market or take orders for any Company Product or provide marketing services (including referral partners) for the foregoing, other than independent sales representative Contracts that are based upon and do not deviate in any material respect from the Standard Form Agreements;

(xi)Contract limiting the freedom of the Company, or that would limit the freedom of Buyer or any of its Affiliates after the Closing Date, to freely engage in any line of business or with any Person anywhere in the world or during any period of time or otherwise including provisions on joint price-fixing, market or customer sharing, exclusivity or market classification, or preferred pricing provisions, such as a “most favored nation” provision;

(xii)Contract with any Governmental Authority, university, college or research center;

(xiii)Contract relating to the lease of any real property or the lease of any tangible personal property;

(xiv)other than this Agreement and the Pearl Acquisition Agreement, acquisition agreement, whether by merger, share or asset sale or otherwise;

(xv)Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any equity securities (including Membership Units) or any options, warrants or other rights to purchase or otherwise acquire any such equity securities (including Membership Units), other securities or options, warrants or other rights for the foregoing;

(xvi)Contract with any labor union or any collective bargaining agreement or similar Contract with any labor union or labor organization or other person purporting to act as exclusive bargaining representative of any employees or Contingent Workers;

(xvii)Contract relating to the settlement or other resolution of any Action or threatened Action (including any agreement under which any employment-related claim is settled);

(xviii)Contract to provide or deliver any Company Product, or to support or maintain any Company Product, on, in conjunction with, or interoperating with any third party’s products or services, and each commitment to develop, improve or customize any Company Product;

(xix)Contracts with any customer or other Person under which the Company agreed to develop or customize any product or services of the Business, or to provide support for, customize or develop any third-party product, service or platform if such Company obligations have not been fully satisfied and completed as of the Agreement Date;

(xx)Contract not executed in the Ordinary Course of Business, not consistent with fair market terms, conditions and prices or with applicable Laws and regulations or otherwise not made on arm’s length terms and conditions; or

(xxi)other Contract material to the Company, taken as a whole.

(b)Each Contract that is listed or should have been listed in Section 4.14(a) of the Disclosure Schedule (or would have been required to be so listed if entered into after the Agreement Date but prior to Closing) to which the Company is a party or any of its properties or assets (whether tangible or intangible) are subject, together with the Standard Form Agreements and licenses for Generally Commercially Available Code (each, a “Company Contract”) is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, any other party thereto subject to the General Enforceability Exceptions.  Except as set forth in Section 4.14(b) of the Disclosure Schedule, the Company has not violated nor is in violation of, in any material respect, any provision of, nor has committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material breach of, a default or an event of default under the provisions of, any Company Contract.  To the Knowledge of the Company, (i) no Person other than the Company that is party to any Company Contract, has violated or is in violation of, in any material respect, any provision of, or has committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material breach of, a default or an event of default under the provisions of any Company Contract, (ii) there are no facts or circumstances that would reasonably be expected to result in a violation of, in any material respect, any provision of, or the failure to perform any act which, with or without notice, lapse of time or both, would constitute a material breach of, a default or an event of default under the provisions of any Company Contract by the Company or any other Person, and (iii) the Company has not received any written notice of any other party to any Company Contract intending to terminate, fail or refuse to renew, renegotiate or change the scope of rights or obligations or materially modify the terms thereof.  To the Knowledge of the Company, none of the Company Contracts are subject to any claims, charges, set offs or defenses.  As of the Agreement Date, there are no new Contracts that are being actively negotiated and that would be required to be listed in Section 4.14(a) of the Disclosure Schedule.

4.15Taxes

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(a)The Company has, and as of the Closing Date shall have, prepared and timely filed (taking into account any extension of time within which to file) all income and other material required Tax Returns due on or before the Closing Date, and all such Tax Returns are true, correct and complete in all material respects and have been completed in accordance with applicable Law.  The Company has paid all material Taxes owed (whether or not shown on any Tax Return) and has no material Liability for due and unpaid Taxes.  There has been no audit or investigation by, or dispute with, any Governmental Authority involving the Company related to the Business or the Company nor has the Company received correspondence from any Tax authority related to such an audit, investigation or dispute.  The Company is currently not the beneficiary of an extension of time within which to file any Tax Return required to be filed.

(b)The Company has withheld with respect to employees, agents, contractors, nonresidents, shareholders, lenders and other third parties all Taxes required to have been withheld, and such withheld amounts have been timely paid over and properly reported to the appropriate Governmental Authority.

(c)There are (and immediately following the Closing Date there will be) no Liens for material Taxes upon any of the Company Assets, except for Liens for Taxes not yet due and payable.

(d)There is no Tax deficiency outstanding, assessed or proposed against or with respect to the Company, nor has any outstanding waiver of any statute of limitations on or extension of the period for which the assessment or collection of any material Tax of or with respect to the Company been executed or requested.  The Company has not applied for any Tax ruling or entered into a closing agreement with respect to material Taxes as described in Section 7121 of the Code or any similar provision of state or local Law.  No power of attorney granted by the Company with respect to any material Taxes is currently in force.

(e)No written claim has ever been made that the Company is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns by virtue of the operation of the Business or ownership of the Company Assets.

(f)The unpaid Taxes of the Company did not, as of the date of the Unaudited Interim Balance Sheet, exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Interim Balance Sheet (rather than in any notes thereto).

(g)The Company has made available to Buyer copies of the Company’s income Tax Returns and all other material Tax Returns relating to the Company since its formation that are true, correct and complete in all material respects.

(h)At all times prior to the Members’ contribution of the outstanding membership interests of the Company to TopCo in exchange for membership interests in TopCo, the Company was treated as a partnership for U.S. federal (and applicable state and local) income Tax purposes.  At all times after such contribution in the immediately preceding sentence, the Company has been treated as either a disregarded entity (as described in Treasury Regulations Section 301.7701-3) or a partnership for U.S. federal (and applicable state and local) income Tax purposes.  The Company uses the accrual method of accounting for federal and applicable state income Tax purposes.

(i)The Company has not participated in any “listed transaction,” as defined in Section 6706A(c)(2) of the Code and Treasury Regulations Sections 1.6011-4(b)(2).

(j)The Company has received from each Member who previously held an interest in the Company that was subject to a substantial risk of forfeiture as of the Agreement Date, if any, a copy of the election(s) made under Section 83(b) of the Code with respect to all such interests, and, to the Company’s Knowledge, such elections were validly made and filed with the IRS in a timely fashion.

(k)The Company is not a party to or bound by any Tax sharing, Tax indemnity, Tax allocation or similar agreement, arrangement or understanding (excluding, for this purpose, any agreement entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes).  The Company has never been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return or have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract, or otherwise, other than under Chapter 63 of the Code.

(l)For purposes of Sections 897 and 1445 of the Code, either (i) fifty percent (50%) or more of the value of the gross assets of the Company do not consist of United States real property interests (within the meaning of Section 897(c) of the Code) or (ii) ninety percent (90%) or more of the value of the gross assets do not consist of United States real property interests (within the meaning of Section 897(c) of the Code) plus cash or cash equivalents.

(m)The Company is not a party or member to any joint venture, partnership or other arrangement or Contract treated or that could reasonably be expected to be treated as a partnership for federal income Tax purposes.

(n)The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting of the Company for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date by the Company, (iv) installment sale or open transaction disposition made by the Company on or prior to the Closing Date, (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Code Sections 455 or 456, Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-33 I.R.B. 991) received by the Company on or prior to the Closing Date, (vi) election made by the Company under Code Section 108(i) prior to the Closing, or (vii) Tax incurred pursuant to Section 965 of the Code.

(o)The Company has not made an election to defer any Taxes under Section 2302 of the CARES Act (or any similar election under state or local Law).  The Company has properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any similar election under state or local Tax Law) and Section 2301 of the CARES Act.

4.16Benefit Plans

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(a)Section 4.16(a) of the Disclosure Schedule sets forth a true, complete, and correct list of every Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or any ERISA Affiliate (or their spouses, dependents, or beneficiaries).

(b)True, complete and correct copies of the following documents, with respect to each Company Benefit Plan, where applicable, have previously been delivered to Buyer:  (i) all documents embodying or governing such Company Benefit Plan (or for unwritten Company Benefit Plans a written description of the material terms of such Company Benefit Plan) and any funding medium for the Company Benefit Plan; (ii) the most recent IRS determination or opinion letter; (iii) the filed Form 5500 for the last three years; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any governmental agency.

(c)The Company does not maintain or sponsor any  benefit plan that is intended to qualify under Section 401(a) of the Code.

(d)(i) Each Company Benefit Plan is and has been established, operated, and administered in all material respects in accordance with applicable laws and regulations and with its terms, including, without limitation, ERISA, the Code,  the Affordable Care Act, and applicable state insurance laws and regulations.  (ii) No Company Benefit Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program.  (iii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding.  (iv) All payments and/or contributions required to have been timely made with respect to all Company Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Company Benefit Plan and applicable law.  (v) The Company Benefit Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.

(e)Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA

Affiliate) with respect to (whether contingent or otherwise)  (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full

(f)Neither the Company nor any ERISA Affiliate provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

(g) Each Company Benefit Plan may be amended, terminated, or otherwise modified (including cessation of participation) by the Company to the greatest extent permitted by applicable law, and no employee communications or provision of any Company Benefit Plan has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Benefit Plan.  (ii) Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Plan.  (iii) Each asset held under each Company Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.  (iv) No Company Benefit Plan provides major medical health or long-term disability benefits that are not fully insured through an insurance contract.

(h)Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.  No payment to be made under any Company Benefit Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(i)No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(j)No Company Benefit Plan provides for any tax “gross-up” or similar “make-whole” payments.

(k)Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the Transactions could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) further restrict any rights of the Company to amend or terminate any Company Benefit Plan; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

4.17Employees; Labor Relations

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(a)Section 4.17(a)(i) of the Disclosure Schedule contains a complete and accurate list as of the Agreement Date of the name of each current employee of the Company, together with the following for each employee: (i) date of hire; (ii) position; (iii) location of employment (city/town and state); (iv) annual base salary or hourly wage rate; (v) any incentive or bonus arrangement with respect to such person; (vi) any benefits; (vii) any promises or commitments made to them with respect to changes or additions to their compensation or benefits; (viii) current accrued but unused vacation/paid time off; (ix) whether classified as exempt or non-exempt for wage and hour purposes; (x) average scheduled hours per week; (xi) any visa or work permit status and the date of expiration, if applicable; (xii) whether paid on a commission basis and the employee’s potential commission; and (xiii) status (i.e., active or inactive and if inactive, the type of leave and estimated duration).  The Company is not delinquent in payments to any of its employees or Contingent Workers for any wages, salaries, commissions, bonuses, fees or other direct compensation for any services performed for the Company or amounts required to be reimbursed to such employees or Contingent Workers.  No labor union, labor organization, or any representative thereof represents, or has made any attempt to organize or represent, employees or Contingent Workers of the Company.  The Company is not a party to any collective bargaining agreements, work rules or practices, letters of understanding or similar agreements with any labor union, labor organization, or other person purporting to act as exclusive bargaining representative of any employees or Contingent Workers.  There are no strikes or lockouts or work stoppages or slowdowns pending or, to the Knowledge of the Company, threatened against or affecting the Business of the Company.  The Company is not currently engaged in any negotiation with any labor union, labor organization, or other person purporting to act as exclusive bargaining representative of any employees or Contingent Workers.  The Company has not engaged in any unfair labor practice.  Since the Company’s formation, no officer’s or employee’s employment with the Company has been terminated by the Company for any reason and no discussions in which the Company has participated have been held relating to such possible termination.

(b)The Company: (i) is in compliance, and has been in such compliance at all times, in all material respects with all applicable Laws, Contracts and Orders, or arbitration awards of any arbitrator or any court or other Governmental Authority respecting employment and labor matters, including fair employment practices, terms and conditions of employment, pay equity, restrictive covenants, wages, hours, discrimination, payment of minimum wages, meal and rest breaks, overtime, classification of workers as independent contractors and consultants, classification of employees as exempt or non-exempt for purposes of the Fair Labor Standards Act and state and local wage and hour laws, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, work authorization and immigration, accessibility, workers’ compensation, unemployment compensation, affirmative action, wrongful termination or violation of the personal rights of employees or prospective employees, and COVID-19-related Laws, standards, and guidance (including, without limitation, the Families First Coronavirus Response Act and any other applicable COVID-19 related leave law, whether state, local or otherwise); (ii) has withheld and reported all amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries and other payments to any employee; (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee (other than routine payments to be made in the normal course of business and consistent with past practice).  The Company is not a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment.

(c)To the Knowledge of the Company, no employee of the Company at the level of senior manager or above: (i) intends to terminate his employment with the Company; (ii) has received an offer to join a business that may be competitive with the Business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition, nonsolicitation, or invention assignment agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Business or operations.  Except as set forth in Section 4.17(c) of the Disclosure Schedule, every former employee whose employment with the Company was terminated by the Company has signed a valid and enforceable release agreement.  No employee or Contingent Worker is eligible to earn commission, incentive compensation, or other post-employment or post-engagement compensation payments from the Company after the end of their employment or engagement with the Company.

(d)Section 4.17(d) of the Disclosure Schedule contains a complete and accurate list as of the Agreement Date of all of the current and former independent contractors, consultants, temporary employees, leased employees or other agents employed or used by the Company and classified by the Company as other than employees, or compensated other than through wages paid by the Company through the Company’s payroll (“Contingent Workers”), showing for each Contingent Worker: (i) the name of such Contingent Worker, (ii) the date as of which such Contingent Worker was originally engaged by the Company, (iii) (as applicable) the date such engagement ended or the date such engagement is scheduled to end; (iv) fee or compensation arrangements; (v) any termination of contract provision, including required notice or payment due upon termination; and (vi) average hours worked per month.  No Contingent Worker is eligible to participate in any Company Benefit Plan.

(e)Currently and since the formation of the Company, the Company is not, and has not been involved in any way in, any form of litigation, governmental audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or internal or, to the Company’s Knowledge, external investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including, but not limited to, allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices).  Since the formation of the Company, no allegations of sexual harassment have been made to the Company against any employee or Contingent Worker of the Company and the Company has not otherwise become aware of any such allegations.  There are no facts, to the Company’s Knowledge, that would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving the Company or any Company employee, director or Contingent Worker.

(f)All employees of the Company are employed at-will and no employee is subject to any employment contract with the Company, whether oral or written.  Section 4.17(f) of the Disclosure Schedule identifies each employee of the Company who is subject to a non-competition, non-solicitation, confidentiality and/or invention assignment agreement with the Company and a form of each such agreement has been provided to Buyer.

(g)The Company has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company.  During the ninety (90)-day period preceding the Agreement Date, no employee or Contingent Worker has suffered an “employment loss” as defined in the WARN Act with respect to the Company.

4.18Brokers’, Finders’ Fees, etc

.  The Company has not employed any broker, finder, investment banker or financial advisor (i) as to whom the Company, TopCo, MidCo, or any Member may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the Transactions, or (ii) who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the Transactions.

4.19Affiliate Transactions

.  Neither (i) the Members, (ii) TopCo, (iii) MidCo, nor (iv) any present or former employee, officer or manager of the Company or any other individual related by blood or marriage to any of the foregoing, or any entity in which any such Person owns any outstanding equity interest, is a party to any Contract, lease, loan, contract, commitment or transaction with the Company or which is pertaining to the Business or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business.  Neither (i) the Members, (ii) TopCo, (iii) MidCo, nor (iv) any present or former employee, officer or manager of the Company or any other individual related by blood or marriage to any of the foregoing, or any entity in which any such Person owns any outstanding equity interest, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Company, or any organization which has a Contract with the Company.

4.20Bank Accounts

.  Section 4.20 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to:  (i) sign checks or other documents with respect to such account; (ii) access such account, view the account balance and view the transactions with respect to such account, including all Persons with online and remote access; and (iii) input or release payments from such account.

4.21Real Property

.  The Company has never owned any real property.  The Company is not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property.  The Company does not own any interest in real property, except for the leaseholds created under the real property leases, subleases, licenses and occupancy agreements identified in Section 4.21 of the Disclosure Schedule (collectively, the “Lease Agreements” and each, a “Lease Agreement”).  Section 4.21 of the Disclosure Schedule sets forth a complete and accurate list of (i) all real property leased by the Company (the “Properties”), and (ii) the amount of any deposit or other security or guarantee granted by the Company in connection with the Lease Agreements.  The Company has not assigned, transferred or pledged any interest in any of the Lease Agreements.  Neither the whole nor any part of the Properties is subject to any pending suit for condemnation or other taking by any Governmental Authority, and, to the Knowledge of the Company, no such condemnation or other taking is threatened or contemplated.  There are no leases, subleases, licenses, or other agreements granting to any Person the right of use or occupancy of any portion of the Properties (except under the Lease Agreements).  The Company currently occupies all of the Properties for the operation of its business pursuant to a valid and subsisting Lease Agreement.  The Company does not owe any brokerage commissions or finders’ fees with respect to any such Properties nor would owe any such fees if any of the Lease Agreements related to such Properties were extended or renewed pursuant to any extension or renewal option continued in such Lease Agreement.  The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements.  All of the Properties are in good operating condition and repair and otherwise suitable for the conduct of the Business and are, to the Company’s Knowledge, free from structural, physical and mechanical defects, are maintained in a manner consistent with standards generally followed with respect to similar properties in the jurisdictions in which the Properties are located and are sufficient for the conduct of the Business.  The Company’s operations on the Properties do not violate any Lease Agreement, building code, zoning requirement or statute governing such Properties or the operations thereon, and any such non-violation is not dependent on so-called legal non-conforming use exceptions.

4.22Compliance

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(a)Individual Compliance.  The Company’s officers, managers and employees (in their capacity as such on behalf of the Company) are, and since the Company’s formation, have been, in compliance with each applicable Law.

(b)Foreign Corrupt Practices and Anti-Bribery.  The Company has not, nor has any of its officers, managers and employees (in their capacity as such on behalf of the Company) with respect to any matter relating to the Company:  (i) used any funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made or agreed to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (iii) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq. or any anti-bribery or anti-corruption law where the Company conducts business, if the Company was subject thereto.

(c)Neither the Company nor any Person acting on its behalf (including any Representative of the Company) has, directly or indirectly, violated any applicable export control Law, trade economic sanctions Law, import Law, or antiboycott Law, in the United States or any other jurisdiction in which the Company does Business, including: the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Control Reform Act (50 U.S.C.  § 4801 et seq.), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. Part 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. Part 760), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other trade control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Law of a similar nature.  Neither the Company, its officers, managers, employees, nor any Person acting on its behalf (including any Representative of the Company) is a Sanctioned Party, defined as (a) a party listed on a prohibited or restricted party list published by the United States government, including the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons List” or any other similar lists, including, but not limited to, the OFAC Consolidated List, or “blocked” or subject to other sanctions pursuant to any applicable Laws of the Treasury Department’s Office of Foreign Assets Control, Bureau of Industry and Security of the U.S. Department of Commerce or the Directorate of Defense Trade Controls of the U.S. State Department or any applicable non-U.S. Law of a similar nature; (b) the government, including any political subdivision, agency, or instrumentality thereof, of any country against which a U.S. Governmental Authority maintains comprehensive economic sanctions or an embargo, which as of the Agreement Date include the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and Venezuela (“Sanctioned Country”); (c) an ordinary resident of, or entity registered in or established under the jurisdiction of a Sanctioned Country; (d) a party acting or purporting to act, directly or indirectly, on behalf of, or a party owned or controlled by, any of the parties listed in clauses (a), (b) or (c).  Further, the Company, its officers, managers, employees, or any Person acting on its behalf, has not, directly or indirectly, conducted any business or other dealings involving any Sanctioned Party or Sanctioned Country.

(d)Neither the Company, nor its Representatives, Affiliates, or other Person associated with or acting on its behalf, has at any time taken or failed to take any action, or engaged in any activity, practice, or conduct that would result in a violation by the Company, or its Representatives, Affiliates, or other Person associated with or acting on its behalf, of the Anti-Corruption Laws in any jurisdiction where the Company or its Affiliates conduct business directly or indirectly.  Without limiting the generality of this representation, neither the Company, nor its Representatives, Affiliates, or other Person associated with or acting on its behalf, has at any time, directly or indirectly: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) authorized, offered, promised or made any unlawful payment to foreign or domestic officials;  (iii) made or taken any action in furtherance of any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment; or (iv) otherwise taken any action which would cause it to be in violation of the Anti-Corruption Laws.  The Company has in place, and have caused each of its Affiliates to maintain, a compliance program and internal controls and procedures appropriate to the applicable requirements of the Anti-Corruption Laws, if the Company were subject thereto in each of the jurisdictions in which its business is currently conducted, either directly or indirectly.  There are no actions, conditions or circumstances pertaining to any the Company’s, or its Representatives’, Affiliates’, or other Persons’ associated with or acting on its behalf, activities that would reasonably be expected to give rise to any future claims, allegations, charges, investigations, violations, settlements, prosecutions, civil or criminal actions, lawsuits, or other court or enforcement actions under the Anti-Corruption Laws. No employee, agent, Representative, Affiliate, or other Person associated with or acting on behalf of the Company is the subject of any pending or, to the Company’s Knowledge, threatened claims, allegations, charges, investigations, violations, settlements, voluntary disclosures, prosecutions, civil or criminal actions, lawsuits, or other court or enforcement actions with respect to the Anti-Corruption Laws.

4.23Environmental

.  The Company is, and at all times has been, in compliance in all material respects with all applicable Environmental Laws.  The Company holds and is, and at all times has been, in compliance in all material respects with all Environmental Permits required to operate at the Properties and to carry on their respective businesses as now conducted, all such Environmental Permits are identified in Section 4.23 of the Disclosure Schedule and are in full force and effect, and there are no Actions pending or, to the Knowledge of the Company, threatened, that seeks the revocation, cancellation, suspension or adverse modification of any such Environmental Permit.  The Company has not received any written notice from any Governmental Authority or any other Person, and there are no Actions pending or, to the Knowledge of the Company, threatened against the Company, regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees under Environmental Laws, which remain unresolved.  The Company has not assumed or provided indemnity against any material Liability of any other Person under any Environmental Laws.  The Company has made available to Buyer accurate and complete copies of all environmental site assessments, compliance audits, notices of violation, consent orders, and other material environmental reports related to the current or former business of, or the operation of, the Company, or to any property or facility currently or formerly owned, leased or operated by the Company, that are in the possession or control of the Company.

4.24Insurance

.  Section 4.24 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder.  The Company has made available to Buyer accurate and complete copies of the insurance policies identified on Section 4.24 of the Disclosure Schedule.  Each of the insurance policies identified in Section 4.24 of the Disclosure Schedule is in full force and effect, the Company is in compliance with the terms of such policies in all material respects and all premiums with respect thereto covering all periods up to the Agreement Date have been paid.  Since the Company’s formation, the Company has not received any notice or other communication regarding any actual or possible:  (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.  Other than claims made in the Ordinary Course of Business, there are no pending claims under any such policies, including any claim for loss or damage to the properties, assets or business of the Company.  Such policies are sufficient for compliance with all Laws and with all Contracts to which the Company is a party.  There are no self-insurance arrangements affecting the Company.

4.25Significant Business Relationships

.  Section 4.25 of the Disclosure Schedule sets forth an accurate and complete list of the Company’s top fifteen (15) customers and top fifteen (15) vendors, in each case by dollar amount of payments received or made, as applicable, by the Company, in each case, for both the year ended December 31, 2019 and the ten (10)-month period ended October 31, 2020, together with the amount of payments attributable to each such customer and vendor during such period.  Since December 31, 2019, no customer or vendor listed in Section 4.25 of the Disclosure Schedule has terminated its relationship with the Company or demanded a material reduction or change in the pricing or other terms of its relationship with the Company.  The Company is not engaged in any material dispute with any customer or any vendor in Section 4.25 of the Disclosure Schedule and, to the Knowledge of the Company, no such customer or vendor intends to terminate, fail or refuse to renew, renegotiate or change the scope of rights or obligations, limit or reduce its business relations with the Company, or adversely change the pricing or other terms of its business with the Company.

4.26Complete Copies of Materials

.  The Company has made available to Buyer true, correct and complete copies of (a) all documents identified on the Disclosure Schedule, including all exhibits, schedules, amendments and the like, (b) the Company’s Organizational Documents, as currently in effect and (c) the minute books containing records of all proceedings, consents, actions and meetings of the managers and members of the Company.  The minute books of the Company have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.  The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of the Company (directly or through counsel).

4.27PPP Matters

.  The Company received the PPP Loan under the Paycheck Protection Program established pursuant to the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which is the only loan received by the Company in connection with the CARES Act.  As of the date of the Company’s submission of the application for the PPP Loan (the “PPP Application”), the Company satisfied all eligibility requirements for the PPP Loan.  All information included in the PPP Application was true, correct, and complete as of the date of its submission, and all certifications made pursuant to the PPP Application were true and made in good faith.  The proceeds from the PPP Loan have been used in compliance with the requirements of the CARES Act.  The Company has not used the PPP Loan proceeds in any manner, or taken any other action, that would cause the PPP Loan or any portion thereof to not be forgivable or that would otherwise violate the terms of the CARES Act or any other applicable Law.

Article V

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Company and the Members to enter into this Agreement, Buyer hereby represents and warrants to the Company that:

5.1Authorization; Enforceability

.  Buyer is a corporation duly organized and is validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.  Buyer is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate the transactions contemplated herein or to perform its respective obligations under this Agreement and the Transaction Documents.  Buyer has the necessary power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions and thereby.  The execution, delivery and performance by Buyer of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by Buyer of the Transactions and thereby have been duly authorized by all necessary action on the part of Buyer, its directors, officers and members and no other proceedings on the part of Buyer is necessary to authorize this Agreement or such Transaction Documents or to consummate the Transactions or thereby.  This Agreement and each other Transaction Document to which Buyer is a party has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the General Enforceability Exceptions.

5.2Governmental Authorization

.  The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party, and the consummation by Buyer of the transactions contemplated thereby, do not and will not require any action by or in respect of, or filing with, any Governmental Authority, other than such filings and notifications as may be required to be made by Buyer in connection with the transactions contemplated herein under the HSR Act and the expiration or early termination of the applicable waiting period under the HSR Act.

5.3Non-Contravention

.  Neither the execution and delivery of this Agreement or any of the Transaction Documents to which Buyer is a party, nor the consummation of the Transactions or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a breach, impairment, violation of or an acceleration of an obligation or loss of material benefit, or constitute a default under (a) any provision of the certificate of incorporation or bylaws of Buyer, each as currently in effect, or (b) any Law applicable to Buyer or any of their respective material assets or properties, except in the case of clause (b) where such conflict, breach, impairment, violation or default would not reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate the transactions contemplated herein or to perform its respective obligations under this Agreement and the Transaction Documents.

5.4Buyer SEC Documents

.  Since December 31, 2018, Buyer has filed all annual, quarterly and other reports, registration statements and definitive proxy statements required to be filed by Buyer with the SEC (the “Buyer SEC Documents”).  As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents.

5.5Financing

.  Buyer shall have at the Closing sufficient cash and available credit facilities from recognized financial institutions to (a) pay the Closing Cash Consideration and (b) pay all of its related fees and expenses.

5.6Buyer Shares; Authorization and Delivery

.  The Buyer Shares to be issued and sold as herein described have been authorized and reserved for issuance and are validly issued and fully paid and nonassessable.

5.7Brokers’, Finders’ Fees, etc

.  Buyer has not employed any broker, finder, investment banker or financial advisor (i) as to whom Buyer may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the Transactions, or (ii) who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the Transactions.

Article VI

COVENANTS

6.1Access and Investigation

.  During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to Article IX or the Closing (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Buyer and Buyer’s Representatives with reasonable access during normal business hours to the Company’s Representatives, personnel and assets and to all existing Books and Records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Buyer and Buyer’s Representatives with copies of such existing Books and Records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Buyer may reasonably request, subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws relating to the confidentiality of information (including any Antitrust Laws).  During the Pre-Closing Period, Buyer may, following reasonable advance notice to the Company, make inquiries of Persons having business relationships with the Company (including suppliers, licensors, distributors and customers) and the Company shall facilitate (and shall cooperate fully with Buyer in connection with) such inquiries, in each case in compliance with all applicable Laws (including any Antitrust Laws).  No investigation by Buyer or its Representatives or other information received by Buyer or its Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

6.2Operation of the Business of the Company

.  During the Pre-Closing Period, the Company shall conduct its business and operations in the Ordinary Course of Business and in substantially the same manner as such business and operations have been conducted prior to the Agreement Date and the Company shall use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, distributors, customers, landlords, creditors, employees, merchants and other Persons having business relationships with the Company.  Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall not, unless specifically permitted in Schedule 6.2:

(a)cancel or fail to renew any of its respective insurance policies identified in Section 4.24 of the Disclosure Schedule or reduce the amount of any insurance coverage provided by such insurance policies;

(b)declare, accrue, set aside or pay any dividend or make any other distribution in respect of any Membership Units or other securities, or repurchase, redeem or otherwise reacquire any Membership Units or other securities; provided, however, that that the Company shall distribute all Company Cash in excess of the Minimum Company Cash to the Members prior to Closing;

(c)sell, issue or authorize the issuance of: (i) any Membership Units or other security; (ii) any option or right to acquire any Membership Units (or cash based on the value of Membership Units) or other security; or (iii) any instrument convertible into or exchangeable for any Membership Units (or cash based on the value of Membership Units) or other security;

(d)amend or waive any of its rights under, or permit the acceleration of vesting under, any compensation obligation;

(e)amend or permit the adoption of any amendment to the Company’s Organizational Documents, or effect or permit the Company to become a party to any Acquisition Transaction (other than the Transactions), recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f)form any Subsidiary or acquire any equity interest or other interest in any other entity;

(g)make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $25,000;

(h)(i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract; or (ii) amend, extend or prematurely terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract, in each case other than (A) any Contract, amendment, extension or renewal with a term of less than one year that involves $25,000 or less, and (B) any Contract, amendment, extension or renewal with end-users that are based upon and do not deviate in any material respect from the Standard Form Agreements.

(i)allow or suffer any material Permit to lapse, expire, be cancelled, suspended, limited, revoked or materially modified, or not be renewed (if due prior to Closing);

(j)(i) acquire, lease or license any right or other asset from any other Person for an aggregate value in excess of $25,000; (ii) sell or otherwise dispose of, or lease or license (or grant any other right with respect to), any right or other asset to any other Person; or (iii) waive or relinquish any right, except in the case of each of clauses (i)-(iii), in the Ordinary Course of Business;

(k)(i) lend money to any Person (except that the Company may make routine travel and business expense advances to current employees of the Company in the Ordinary Course of Business); or (ii) incur, assume or guarantee any Indebtedness, except borrowings under the AFG Line of Credit;

(l)release or waive any claims or rights or Liabilities, other than in the Ordinary Course of Business;

(m)(i) enter into any collective bargaining agreement or negotiations related to any such agreement; (ii) establish, adopt, amend, terminate or provide discretionary benefits under any Company Benefit Plan (or arrangement that would be an Company Benefit Plan if in effect on the Agreement Date); (iii) pay any bonus or profit-sharing payment, cash incentive payment or similar payment, except in accordance with Company bonus plans or commissions plans established prior to the Agreement Date and made available to Buyer; (iv) modify or make any commitment to modify the commissions, bonuses, fringe benefits or other employee benefits or compensation (including equity-based compensation, whether payable in cash or otherwise) payable to any of its employees, officers or managers; (v) modify or make any commitment to modify the base salary payable to any Key Employee or any other employee with annual base compensation in excess of $75,000.00; (vi) modify or make any commitment to modify the compensation or remuneration payable to any of its Contingent Workers; (vii) demote or replace any of its Key Employees or any other employee with annual base compensation in excess of $75,000.00 (retroactively or otherwise) except following reasonable consultation with Buyer; (viii) promote or change the title of any of its employees (retroactively or otherwise); (ix) fund, other than in the Ordinary Course of Business, or make any commitment to fund, any compensation obligation (whether by grantor trust or otherwise); (x) hire or make an offer to hire any Contingent Worker or new employee on a full-time, part-time, consulting or other basis with annual base compensation in excess of $150,000.00, other than hires to replace persons who terminate employment with the Company during the Pre-Closing Period; (xi) terminate the employment or services of any Key Employee or any other employee with annual base compensation in excess of $75,000.00 other than termination for cause and following reasonable consultation with Buyer; (xii) terminate the employment or services of any other employee or any Contingent Worker other than termination for cause; or (xiii) communicate with any employee regarding any compensation or benefits to be provided by Buyer after the Closing without the prior written consent of Buyer;

(n)change any of its methods of accounting or accounting practices in any material respect (other than as required by applicable Law or accounting or auditing standards or by Buyer);

(o)prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods beginning before the Closing Date), file any amended Tax Return or file a Tax Return of a type or in a jurisdiction not previously filed, settle or otherwise compromise any claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or request any ruling or similar guidance with respect to Taxes, in each case to the extent such action could materially affect Buyer, the Company or any of its Affiliates in a taxable period (or portion thereof) ending after the Closing Date;

(p)commence or settle any Action or threatened Action;

(q)accelerate the collection of any accounts receivable or delay the payment of any accounts payable beyond their regular due dates;

(r)except as required by applicable accounting or auditing standards and consistent with past practices, revalue any of its assets (whether tangible or intangible), write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other Indebtedness;

(s)sell, dispose of, assign, license, sublicense, covenant not to sue with respect to, or otherwise transfer or grant or receive any rights with respect to any Technology or Intellectual Property Rights, or abandon or permit to lapse or expire any Intellectual Property Rights or acquire any Intellectual Property Rights from any Person, except for granting or receiving non-exclusive licenses of Intellectual Property Rights in the Ordinary Course of Business;

(t)fail to take any action or pay any fees in a timely manner to maintain and preserve any Company Owned Intellectual Property, or otherwise allow any actions or fees to become delinquent or subject to surcharge with respect to any Company Owned Intellectual Property;

(u)set aside, transfer, use, Encumber, or distribute any Buy Center Cash, other than in connection with the Company’s “Buy Center” program in the Ordinary Course of Business; and

(v)agree or commit to take any of the actions described in clauses “(a)” through “(u)” above.

Notwithstanding the foregoing, the Company may take any action described in clauses “(a)” through “(v)” above if: (i) Buyer gives its prior written consent to the taking of such action by the Company; or (ii) such action is expressly listed in Schedule 6.2.

6.3Notification

.  Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in this Agreement inaccurate as of the Closing.  During the Pre-Closing Period, the Company shall promptly notify Buyer in writing of the Company obtaining Knowledge of:  (i) any event, condition, fact or circumstance that occurred or existed on or prior to the Agreement Date and that caused or constitutes a breach of or an inaccuracy in any material respect in any representation or warranty made by the Company, TopCo, or any Member in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the Agreement Date and that would cause or constitute a breach of or an inaccuracy in any material respect in any representation or warranty made by the Company, TopCo, or any Member in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the Agreement Date; (iii) any breach of any covenant or obligation of the Company, TopCo, or any Member such that the condition in Section 7.2 would not be satisfied; (iv)  any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Transactions or any Transaction Document; and (v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely.  No notification under this Section 6.3 shall be required with respect to matters consented to in writing by Buyer pursuant to the last paragraph of Section 6.2 or the actual taking of actions contemplated by Schedule 6.2.

6.4No Negotiation

.  During the Pre-Closing Period, neither the Company, TopCo, nor any Member shall, and neither the Company, TopCo, nor any Member shall authorize or permit any Representative or Affiliate of the Company, TopCo, or any Member to:  (a) solicit, encourage, make or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Buyer) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Buyer or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than Buyer) relating to a possible Acquisition Transaction.  The Company, each of TopCo and MidCo, and each Member shall immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted with respect to, or that could lead to, a possible Acquisition Transaction.  The Company, TopCo, and each Member shall promptly (and in any event within 24 hours of receipt thereof) notify Buyer orally and in writing of any inquiry, indication of interest, proposal, offer or request for non-public information relating to a possible Acquisition Transaction that is received by the Company, TopCo, or such Member during the Pre-Closing Period, which notice shall include:  (i) the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request, and the terms and conditions thereof; and (ii) an accurate and complete copy of all written materials, and an accurate and complete summary of all other non-written communications, in each case that are provided in connection with such inquiry, indication of interest, proposal, offer or request.  The Company, TopCo, and each Member agrees that the rights and remedies for noncompliance with this Section 6.4 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

6.5Further Action.

(a)The Company, TopCo, each of the Members, and Buyer shall use their respective reasonable best efforts to take any actions reasonably necessary or appropriate to consummate the transactions contemplated herein and fulfill the conditions to the Closing set forth herein as promptly as practicable following the Agreement Date, including, with respect to the Company, delivering to Buyer such certificates and other documents as required to satisfy each of the conditions set forth in Article VII.  The Company, TopCo, each of the Members, and Buyer shall take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement or any other Transaction Document as may be requested by the other parties hereto.

(b)In furtherance and not in limitation of the terms of Section 6.5(a), (i) each of Buyer and the Company shall file, or cause to be filed, a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated herein within five (5) Business Days following the Agreement Date  and (ii) each of Buyer and the Company shall, to the extent permitted under applicable Law, (A) cooperate and coordinate, subject to all applicable privileges (including the attorney-client privilege), with the other in connection with any filings, analyses, appearances, presentations, memoranda, briefs, arguments, opinions, submissions and proposals submitted by or on behalf of Buyer or the Company relating to proceedings under the HSR Act or any applicable Antitrust Laws in connection with the transactions contemplated herein, (B) supply the other or its outside counsel with any information that may be required or requested by any Governmental Authority in connection with such filings or submissions, (C) supply any additional information that may be required or requested by the Federal Trade Commission, the Department of Justice, or other Governmental Authorities in which any such filings or submissions are made under any applicable Antitrust Laws as promptly as practicable, and (D) use their respective reasonable best efforts consistent with applicable Law to cause the expiration or termination of the applicable waiting periods under any applicable Antitrust Laws as soon as reasonably practicable; provided that for each of clauses (A)–(D) above, each of the Company and Buyer shall provide the other party with advance copies and an opportunity to provide its comment to any materials to be submitted to any Governmental Authority.  Each of the parties hereto may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.    Each of Buyer and the Company shall provide to the other copies of all correspondence between it (or its outside counsel) and any Governmental Authority relating to the transactions contemplated herein or any of the matters described in this Section 6.5.  Each of Buyer and the Company shall promptly inform the other of any substantive oral communication with, and provide copies of any written communications with, any Governmental Authority regarding any such filings or any such transaction, unless prohibited by reasonable request of any Governmental Authority. Neither Buyer nor the Company shall independently participate in any meeting or substantive conference call with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other prior notice of the meeting or substantive conference call and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate.

(c)In furtherance of this Section 6.5(c) and subject to the limitations set forth in this Section 6.5(c), if any objections are asserted with respect to the transactions contemplated herein under the HSR Act, any other applicable Antitrust Law or any other applicable Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice, or any other Governmental Authority challenging the transactions contemplated herein or that would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated herein, the Company and Buyer shall use their respective reasonable best efforts to resolve any such objections or lawsuits or other proceedings (or threatened Actions) so as to permit consummation of the transactions contemplated herein as soon as reasonably practicable.  Notwithstanding anything to the contrary herein, neither Buyer nor any of its Affiliates shall be required, in order to resolve any such objections or Actions (or threatened Actions) or otherwise, to (i) litigate or contest any Action challenging any of the transactions contemplated herein as violative of any Antitrust Law, (ii) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, lease, license, transfer, disposal, divestiture of, or other Lien on, or holding separate of, before or after the Closing, any assets, licenses, operations, rights, product lines, businesses, or interest therein of Buyer or the Company (or any of their respective Subsidiaries or other Affiliates), (iii) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses, or interest therein of Buyer or the Company (or any of their respective Subsidiaries or other Affiliates), (iv) take or agree to take any other action or agree or consent to the holding separate of the Membership Units or any limitation or regulation on the ability of Buyer or any of its Affiliates to exercise full rights of ownership of the shares of Membership Units, or (v) take or agree to take any other action that is not conditioned on the consummation of the Transactions (any one or more of the foregoing actions, an “Antitrust Restraint”).  Buyer may compel the Company to take any Antitrust Restraint (or agree to take such Antitrust Restraint) if such Antitrust Restraint is effective only after the Closing, and the Company may not take any Antitrust Restraint in connection with the matters contemplated by this Section 6.5(c) without the prior written consent of Buyer; provided, however, that the Company shall not be required, in order to resolve any such objections or Actions (or threatened Actions) or otherwise, to litigate or contest any Action challenging any of the transactions contemplated herein as violative of any Antitrust Law.

6.6Confidentiality

.  At all times on and after the Agreement Date, the Members, TopCo, and the Company shall (a) treat and hold, and shall cause their respective Affiliates and Representatives to treat and hold, as confidential any information concerning the Company, the Business, this Agreement and the terms hereof and otherwise pertaining to the Transactions, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”), (b) refrain from using any of the Confidential Information, except (i) by the Company in the Ordinary Course of Business and (ii) by Topco or the Members in connection with evaluating or consummating the Transactions or as otherwise reasonably may be necessary in connection with the evaluation or administration of its direct or beneficial ownership of the Membership Units, provided that neither TopCo nor the Members shall disclose the Confidential Information except to its respective Representative with a bona fide need to know and subject to contractual, regulatory or ethical non-disclosure and use obligations, and (c) with respect to TopCo and the Members only, deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control, other than such Confidential Information constituting financial information of the Company that TopCo or a Member would reasonably need to retain in connection with clause (b)(ii) above.  Notwithstanding the foregoing, Confidential Information shall not include information that is generally available to the public other than as a result of a breach of this Section 6.6 or other act or omission of TopCo, the Members, or any of their respective Affiliates or Representatives.  In the event that the Company, TopCo, the Members, or any of their respective Affiliates or Representatives are requested or required to produce information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, the Company, TopCo, or the Members, as applicable, shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective Order or waive compliance with the provisions of this Section 6.6.  If, in the absence of a protective Order or the receipt of a waiver hereunder, the Company, TopCo, the Members, or any of their respective Affiliates or Representatives are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Company, TopCo, the Members, or their respective Affiliates or Representatives (as applicable) may disclose the Confidential Information to the tribunal; provided, that the Company, TopCo, the Members, or their respective Affiliates or Representatives (as applicable) shall use their reasonable best efforts to obtain, at the written request of Buyer, an Order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

6.7Tax Matters

.

(a)Preparation of Tax Returns.

(i)The Members’ Representative, at the Members’ cost and expense, shall file or cause to be filed, all income Tax Returns with respect to the Company for all taxable periods ending on or before the Closing Date (taking into account extensions) for which items of income, deduction, credits, gains or losses are passed through to the Members under applicable Law (the “Pass-Through Returns”).  All Pass-Through Returns shall be prepared in accordance with existing procedures, practices, and accounting methods of the Company, unless otherwise required by applicable Law.  Each Pass-Through Return shall be submitted to Buyer for Buyer’s review and comment at least twenty (20) days prior to the due date of such Pass-Through Return (taking into account extensions), and the

Members’ Representative shall consider in good faith any reasonable comments made by Buyer on any such Tax Return prior to filing such Pass-Through Return.  The Members shall pay all Taxes due based upon any such Tax Return.

(ii)Buyer and the Company shall prepare or cause to be prepared, and Buyer shall cause the Company to file, all Tax Returns of the Company for Pre-Closing Tax Periods that are due after the Closing Date, other than Pass-Through Returns.  All such Tax Returns shall be prepared in accordance with existing procedures, practices, and accounting methods of the Company, unless otherwise required by applicable Law.  Each such income Tax Return or other material Tax Return shall be submitted to the Members’ Representative for the Members’ Representative’s review and comment (A) in the case of any income Tax Return, at least twenty (20) days prior to the due date of such income Tax Return (taking into account extensions) and (B) in the case of any other material Tax Return that shows an amount for which the Members are responsible for pursuant to the terms of this Agreement, as soon as reasonably practicable prior to the due date of such Tax Return (taking into account extensions), and Buyer shall consider in good faith any reasonable comments made by the Members’ Representative in any such Tax Return prior to filing such Tax Return.  The Members’ Representative shall pay to Buyer those Taxes shown as due on any such Tax Return (and with respect to any Tax Returns for any Straddle Period allocated to the Company in a manner consistent with Section 6.7(c)) no later than five (5) Business Days before Buyer is required to file such Tax Returns with the applicable Governmental Authority (taking into account any extensions timely filed by the Company), except to the extent the amount of any such Taxes was included in the Closing Indebtedness Amount, as finally determined.

(b)Cooperation.  The parties to this Agreement shall provide assistance to each other as reasonably requested in preparing and filing Tax Returns and responding to any audits or other proceedings relating to Taxes, provide reasonably detailed notice of any such audits or other proceedings sufficient to apprise each other of the nature of the claim, make available to each other as reasonably requested all relevant information, records, and documents, including workpapers, relating to Taxes of the Company, and retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation of any Tax Return, or for any audits or other proceedings relating to Taxes.

(c)Straddle Periods.  In the case of any Straddle Period, the amount of any Taxes of the Company (i) based on or measured by income or receipts, sales or use, employment, or withholding for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity or non-U.S. entity in which the Companies hold a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of other Taxes of the Company for a Straddle Period for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d)Tax Contests.  Buyer shall promptly notify the Members’ Representative upon the receipt of any notice, or becoming aware, of any audit or other similar examination with respect to any Taxes for which the Members would reasonably be expected to be liable pursuant to this Agreement, including with respect to any Pre-Closing Tax Period (a “Tax Contest”); provided, that no failure or delay of Buyer in providing such notice shall reduce or otherwise affect the obligations of the Members pursuant to this Agreement, except to the extent that the Members’ Representative demonstrates that the defense of such Tax Contest is prejudiced by such failure or delay.  Buyer shall control, or cause the Company to control the conduct of any Tax Contest; provided, that if a Tax Contest relates solely to a Pass-Through

Return, the Members’ Representative shall have the right to assume control, at Members’ expense, of such Tax Contest if (x) within fifteen (15) days of receiving notice of the Tax Contest the Members’ Representative notifies Buyer of its intent to take control of such Tax Contest and (y) the resolution of such Tax Contest could not have a material adverse effect for the Company in a taxable period (or portion thereof) beginning after the Closing Date (as reasonably determined by Buyer); provided, further, that (i) Buyer, at its cost and expense, shall have the right to participate in any such Tax Contest and (ii) the Members’ Representative shall not settle any such Tax Contest without Buyer’s written consent, not to be unreasonably withheld, conditioned or delayed.  If the Members’ Representative does not elect to control such Tax Contest, or for any other Tax Contest that relates to a Pre-Closing Tax Period, Buyer shall control such Tax Contest; provided, that the Members’ Representative, at the Members’ cost and expense, shall have the right to participate in any such Tax Contest.  In the event of any conflict between the provisions of this Section 6.7(d) and the provisions of Section 10.6, the provisions of this Section 6.7(d) shall control.

(e)Transfer Taxes.  The Members shall pay any transfer, sales, use, reporting, recording, filing and other similar fees, Taxes or charges imposed on any of the Members, TopCo, the Company, Buyer or any of Buyer’s Affiliates as a result of the Transactions, including any penalties and interest with respect thereto (collectively, “Transfer Taxes”).  The Members and TopCo agree to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession reasonably requested by Buyer that is reasonably necessary to complete such returns.  The Members shall promptly reimburse Buyer for any Transfer Taxes payable by Buyer upon receipt of notice that such Transfer Taxes are payable.

(f)Miscellaneous.  Unless otherwise required by applicable Law, neither Buyer nor any of Buyer’s Affiliates (including the Company and any of its subsidiaries after the Closing) shall (i) make (or cause to be made) or change or (cause to be changed) any material Tax election of the Company that has retroactive effect to any Pre-Closing Tax Period, (ii) file any private letter ruling or similar request with respect to  Taxes or Tax Returns of the Company for any Pre-Closing Tax Period, or (iii) initiate (or cause to be initiated) any voluntary disclosure or similar process with a taxing authority with respect to Taxes of the Company  for any Pre-Closing Tax Period, in each case without the prior written consent of the Members’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)Other Tax Matters.

(i)Within ten (10) Business Days after the Closing Date, MidCo shall validly execute and file an IRS Form 8832 electing to classify itself as an association taxable as a corporation for U.S. federal income Tax purposes, with an effective date prior to the Closing Date (the “Check-the-Box Election”), and MidCo shall deliver, or cause to be delivered, evidence reasonably satisfactory to Buyer that the Check-the-Box Election has been filed and is effective prior to the Closing Date, including a copy of such Check-the-Box Election.

(ii)The parties hereto agree that for purposes of determining the income, profit, loss, deduction or any other items of the Company for the taxable year that includes the Closing Date, the Company will determine such items by using the interim closing method under Section 706 of the Code and Treasury Regulations Section 1.706-4, using the “calendar day” convention, effective as of the end of the Closing Date.

(iii)In connection with any audit or other similar examination with respect to any Taxes or Tax Returns of the Company for a Pre-Closing Tax Period, the Company shall make, or shall cause the “partnership representative” of the Company within the meaning of Section 6223 of the Code to make, an election under Section 6226 of the Code

(or any similar or comparable provision of state, local or foreign Law) for any “imputed underpayment” as defined in Section 6225 of the Code (or any comparable provision of state, local or foreign law) attributable to the Company.

6.8Reasonable Efforts

.  Prior to the Closing: (a) the Company, TopCo, and each Member shall use their respective reasonable best efforts to cause the conditions set forth in Article VII to be satisfied on a timely basis; and (b) Buyer shall use its reasonable best efforts to cause the conditions set forth in Article VIII to be satisfied on a timely basis.

6.9Further Assurances

.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates and Representatives to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

6.10Release

. For and in consideration of the amounts to be paid to the Members in connection with the Redemption and the Transactions and the other Transaction Documents, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Closing, each Member and TopCo, on behalf of themselves and their assigns, heirs, beneficiaries, creditors, Representatives, agents and Affiliates (the “Releasing Parties”), hereby fully, finally and irrevocably release, acquit and forever discharge the Business, the Company, Buyer, and their respective Representatives, shareholders, Affiliates, parents, Subsidiaries, joint ventures, predecessors, successors, assigns, and insurers (collectively, the “Released Parties”) from any and all commitments, actions, debts, claims, suits, causes of action, damages, demands, Liabilities, obligations, costs, Losses and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past accruing prior to or as of the Closing Date against the Released Parties, or any of them, including, but not limited to, any claims which relate to or arise out of such Releasing Party’s pre-Closing relationship with the Business, the Company, or his or her rights or status as a present or former member, officer or manager of the Company (collectively, “Released Causes of Action”); provided, however, that the Released Causes of Action shall not include (x) any rights and claims of any Releasing Party arising under the provisions of this Agreement or any Transaction Document, in each case arising after the Closing, (y) for any Releasing Party who is an employee of the Company, any rights or claims of such Releasing Party to employment compensation or benefits from the Company that are payable, accrue or vested as of the Closing Date, and (z) any rights and claims of any Releasing Party arising after the Closing under the provisions of the AFG Line of Credit.  Each Member and TopCo represents to the Released Parties that (i) as of the Closing Date TopCo and such Member has not assigned any Released Causes of Action, (ii) TopCo or such Member has had access to adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement, after receiving the advice of legal counsel, and (iii) TopCo or such Member has not relied upon Buyer or the other Released Parties in deciding to enter into this Agreement and have instead made their own independent analysis and decision to enter into this Agreement.  The Releasing Parties acknowledge that each of them has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Each Releasing Party hereby expressly waives and relinquishes all rights and benefits under such section and any law of any jurisdiction of similar effect with respect to the Released Causes of Action, including, without limitation, releases of unknown claims.

6.11Intentionally Omitted

.

6.12Payoff Letters; Release of Liens

.  The Company shall obtain one or more payoff letters, in form and substance reasonably satisfactory to Buyer, duly executed and delivered by each holder of Indebtedness, and duly and validly executed copies of all other agreements, instruments, certificates and other documents, including the appropriate Lien termination filings, each in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the release of all Liens related to any Indebtedness (the “Payoff Letters”).

6.13Public Announcements

.  Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), from and after the Agreement Date no Member, nor TopCo or the Members’ Representative shall make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of Buyer.

6.14Consents

.  The Company shall use its reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.5 of the Disclosure Schedule.  If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Members and TopCo shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

6.15Expenses

.  Whether or not the Transactions are consummated, all third party expenses shall be the obligation of the respective party incurring such fees and expenses.  The Initial Consideration Spreadsheet will reflect all Company Transaction Expenses incurred or expected to be incurred by the Company as a result of the negotiation and effectuation of this Agreement and the Transactions (it being understood that the Company Transaction Expenses shall be deducted in the calculation of the Purchase Price).

6.16No Transfer of Buyer Shares

.  For one hundred and eighty (180) days from and after the Closing Date, neither TopCo nor any of the Members shall, and shall not cause, direct, or permit any of their respective Affiliates or Representatives to, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any Buyer Shares acquired pursuant to this Agreement, or any options or warrants to purchase any such Buyer Shares, or any securities convertible into, exchangeable for or that represent the right to receive any such Buyer Shares (such options, warrants or other securities, collectively, “Derivative Instruments”), or (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by TopCo, any Member or any Representative thereof), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any such Buyer Shares or Derivative Instruments of Buyer Shares, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Buyer Shares or other securities, in cash or otherwise without the prior written consent of Buyer.

6.17No Transfers of TopCo or MidCo Equity Securities

.  During the Pre-Closing Period, no Member shall and TopCo shall not, nor shall any Member or TopCo cause, direct, or permit any of its Affiliates or Representatives to, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any equity securities of TopCo or MidCo, or any Derivative Instruments of TopCo or MidCo, including, without limitation, any such equity securities or Derivative Instruments of TopCo or MidCo now owned or hereafter acquired by such Member or TopCo (as applicable), or (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by such Member or TopCo or any Representative of such Member or TopCo), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any equity securities or Derivative Instruments of TopCo or MidCo, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of equity securities of TopCo or MidCo or other securities, in cash or otherwise without the prior written consent of Buyer.

6.18Buyer RSUs

.  Prior to the Closing Date, Buyer shall provide letter agreements to the Key Employees providing for the grant of restricted stock units following Closing pursuant to Buyer’s 2017 Omnibus Incentive Compensation Plan with an aggregate value of $6,000,000 (“Management RSUs”). Following the Closing Date, Buyer shall make available additional restricted stock units pursuant to Buyer’s 2017 Omnibus Incentive Compensation Plan with an aggregate value of up to $2,000,000, to be granted to new hires of the Company as mutually agreed upon by the Company and Buyer (“New Hire RSUs” and, together with the Management RSUs, the “Buyer RSUs”).

6.19Insurance

.  Following the Closing, the Company and Buyer will engage in a good faith review of the Company’s existing insurance policies, including the scope and limits thereof, and will discuss reasonable modifications thereto to address deficiencies identified in such review.

6.20Lines of Credit

.  On the Closing Date, Buyer and the Company will enter into a $15,000,000 line of credit agreement for the purposes of financing the Company’s “Buy Center” vehicle purchases (the “Buyer Line of Credit”).  Beginning no later than five (5) Business Days after the Closing Date, all of the Company’s “Buy Center” purchases will be financed with proceeds from the Buyer Line of Credit.  As Buy Center purchases entered into prior to such date, which were financed by the Company with proceeds from the AFG Line of Credit, are sold, the Company shall pay down the AFG Line of Credit in a prompt and orderly fashion after such date until the principal amount thereof is reduced to zero and all accrued and unpaid interest and fees thereunder have been paid in full.

Article VII

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The obligations of Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions (any of which may be waived only by a specific writing executed by Buyer):

7.1Representations and Warranties

.

(a)Each of the Company Fundamental Representations shall be true and correct in all respects as of the Agreement Date and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been true and correct as of such earlier date).

(b)Each of the representations and warranties made by the Company in this Agreement (other than the Company Fundamental Representations) shall be true and correct in all respects (in the case of any such representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any such representation or warranty not qualified by materiality or Material Adverse Effect) as of the Agreement Date and as of the Closing Date as if made on and as of the

Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been true and correct as of such earlier date).

7.2Covenants

.  The Company, TopCo, and each Member shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company, TopCo, and the Members prior to the Closing.  The Company, TopCo, and each Member shall have delivered to Buyer all certificates and other documents that it is required to deliver to Buyer pursuant to this Agreement prior to the Closing.

7.3Governmental Consent

.  All transfers of Permits and all approvals of or notices to any Governmental Authority the granting or delivery of which is necessary for the consummation of the transactions contemplated herein, or for the continued operation of the Business, shall have been obtained or made, as applicable.  All filings with and approvals of any Governmental Authority required to be made or obtained in connection with the transactions contemplated herein shall have been made or obtained and shall be in full force and effect and the applicable waiting period under the HSR Act shall have expired or early termination of such waiting period shall have been granted by the applicable Governmental Authority.

7.4No Material Adverse Effect

.  Since the Agreement Date, there shall not have occurred any Material Adverse Effect, and no event or other Effect shall have occurred or circumstance or other Effect shall exist that, in combination with any other events, circumstances or other Effects, would reasonably be expected to have or result in a Material Adverse Effect.

7.5Effective Agreements

.  Each Transaction Document shall be in full force and effect.

7.6No Restraints

.  No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal or otherwise prevents or impedes the consummation of the Transactions.

7.7No Other Actions

.  No Governmental Authority and no other Person shall have commenced any Action: (a) challenging the Transactions or any of the other Transactions or seeking the recovery of Losses in connection with the Transactions or any of the other Transactions; (b) seeking to prohibit or limit the exercise by Buyer of any material right pertaining to its ownership of the Company; (c) that would be reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the any of the Transactions; or (d) seeking to compel the Company, Buyer or any Affiliate of Buyer to dispose of or hold separate any material assets as a result of the Transactions.

7.8Third Party Consents

.  The consents of the third parties listed on Section 4.5 of the Disclosure Schedule shall have been obtained by the Company at its expense, and Buyer shall have received evidence reasonably acceptable to Buyer that such approvals, consents and filings have been made or obtained, as appropriate, and copies of all such consents and approvals shall have been made available to Buyer.

7.9Termination of Agreements

.  The Company shall have terminated each of those agreements listed on Schedule 7.9 and each such agreement shall be of no further force or effect.

7.10Modification of Agreements

.  The Company shall have modified each of those agreements listed on Schedule 7.10 as requested by Buyer.

7.11Officer’s Certificate

.  Buyer will have received a certificate executed by the Chief Executive Officer of the Company certifying: (a) the names of the officers of the Company authorized to sign this Agreement and the Transaction Documents, together with the true signatures of such officers; (b) evidence that all of the members and managers of the Company have duly authorized the Transactions and the Transaction Documents and authorized appropriate officers of the Company to execute and deliver this Agreement and the Transaction Documents executed by the Company pursuant hereto, and to consummate the Transactions; (c) the Organizational Documents; and (d) that as of the Closing Date the conditions set forth in Sections 7.1, 7.2, 7.3, and 7.4 have been satisfied (the “Company Closing Certificate”).

7.12Certificate of Good Standing

.  A certificate of good standing from the Secretary of State of the State of Delaware which is dated within two Business Days prior to Closing with respect to the Company.

7.13Transaction Documents

.  The other Transaction Documents to which the Company, TopCo and each Member is a party shall have been duly executed by the Company, TopCo, or such Member (as applicable) and delivered to Buyer.

7.14Employment Matters; Restrictive Covenant Agreements

.

(a)Buyer shall have received from each Key Employee a duly executed counterpart to a Restrictive Covenant Agreement and no Key Employee shall have evidenced any intention to terminate or renounce or repudiate the terms of his or her Restrictive Covenant Agreement.

(b)Each of the Key Employees and at least ninety percent (90%) of all other employees of the Company as of the Agreement Date shall remain employed by the Company as of the Closing Date.

(c)Mr. Thompson shall not have evidenced any intention to terminate or renounce or repudiate the terms of the Thompson Offer Letter.

(d)The Company shall have reclassified each employee with a job title listed on Schedule 7.14(d) (the “Reclassified Employees”) as a non-exempt employee under applicable federal, state and local laws and shall be utilizing a time-tracking system for purpose of tracking the hours worked by Reclassified Employees (and other non-exempt employees), and shall pay Reclassified Employees (and other non-exempt employees) in accordance with applicable federal, state and local laws.

7.15Form W-9

.  Buyer shall have received an original and duly executed IRS Form W-9 (or other proof of exemption from withholding under Section 1445 and 1446(f) of the Code in connection with the Transactions reasonably satisfactory to Buyer) from TopCo and each Member as contemplated in Section 1.5(a)(ix).

7.16Invention Assignment Agreements

.  Buyer shall have received copies of executed confirmatory assignments of Company Intellectual Property from (a) each of the Company’s current employees, (b) the current Contingent Workers identified as “vehicle bookout” independent contractors, and (c) the former employees, who have not previously executed an invention assignment agreement, listed on Schedule 7.16, in each case in a form that is reasonably satisfactory to Buyer and having terms that are consistent with the form of intellectual property assignment and confidentiality agreement that is signed by Buyer employees.

7.17Company Cash Distribution

. The Company shall have distributed all Company Cash (excluding, for the avoidance of doubt, any Buy Center Cash) in excess of the Minimum Company Cash to the Members prior to Closing and Buyer shall have received evidence reasonably acceptable to Buyer that such distribution has been completed.

Article VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY, TOPCO AND MEMBERS

The obligations of the Company, TopCo, and the Members under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions (any of which may be waived only by a specific writing executed by the Members’ Representative):

8.1Representations and Warranties

.

(a)Each of the Buyer Fundamental Representations shall be true and correct in all respects as of the Agreement Date and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been true and correct as of such earlier date).

(b)Each of the representations and warranties made by Buyer in this Agreement (other than the Buyer Fundamental Representations) shall be true and correct in all respects (in the case of any such representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any such representation or warranty not qualified by materiality or Material Adverse Effect) as of the Agreement Date and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been true and correct as of such earlier date).

8.2Covenants

.  Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Buyer prior to the Closing.  Buyer shall have delivered to the Members’ Representative all certificates and other documents that it is required to deliver to the Company pursuant to this Agreement.

8.3Governmental Consent

.  All transfers of Permits and all approvals of or notices to any Governmental Authority the granting or delivery of which is necessary for the consummation of the transactions contemplated herein, or for the continued operation of the Business, shall have been obtained or made, as applicable.  All filings with and approvals of any Governmental Authority required to be made or obtained in connection with the transactions contemplated herein shall have been made or obtained and shall be in full force and effect and the applicable waiting period under the HSR Act shall have expired or early termination of such waiting period shall have been granted by the applicable Governmental Authority.

8.4Officer’s Certificate

.  The Members’ Representative shall have received a certificate duly executed on behalf of Buyer by an officer of Buyer and containing the representation and warranty of Buyer that the conditions set forth in Sections 8.1 and 8.2 have been satisfied (the “Buyer Closing Certificate”).

8.5No Restraints

.  No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal or otherwise prevents or impedes the consummation of the Transactions.

8.6Transaction Documents

.  The Transaction Documents to which Buyer is a party shall have been duly executed by Buyer and delivered to the Members’ Representative.

Article IX

TERMINATION

9.1Termination Events

.  This Agreement may be terminated prior to the Closing:

(a)by the mutual written consent of Buyer and the Company;

(b)by either Buyer or the Company, if the Closing has not taken place on or before 5:00 p.m. (Eastern time) on March 9, 2021 (the “End Date”); provided, that (i) Buyer shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure to consummate the sale of the Purchased Units by the End Date results from, or is caused by, a material breach by Buyer of any of its representations, warranties, covenants or agreements contained herein, and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure to consummate the sale of the Purchased Units by the End Date results from, or is caused by, a material breach by the Company, TopCo, or any Member of any of its representations, warranties, covenants or agreements contained herein;

(c)(i) by Buyer or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the sale of the Purchased Units as contemplated herein; or (ii) by Buyer if a Governmental Authority provides notice that it is seeking, or intends to seek, the imposition of an Antitrust Restraint as a condition to the expiration or termination of any applicable waiting period under the HSR Act or other applicable Antitrust Law;

(d)by Buyer if: (i) any of the representations and warranties of TopCo, the Members, or the Company contained in this Agreement shall be inaccurate as of the Agreement Date, or shall have become inaccurate as of a date subsequent to the Agreement Date, such that the condition set forth in Section 7.1 would not be satisfied; (ii) any of the covenants of the Company, TopCo, or the Members contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; or (iii) any Material Adverse Effect shall have occurred, or any event or other Effect shall have occurred or circumstance or other Effect shall exist that, in combination with any other events, circumstances or other Effects, would reasonably be expected to have or result in a Material Adverse Effect; provided, however, that, in the case of clauses “(i)” and “(ii)” only, if an inaccuracy in any of the representations and warranties of the Company, TopCo, or the Members as of a date subsequent to the Agreement Date or a breach of a covenant by the Company, TopCo, or any Member is curable by the Company, TopCo, or such Member through the use of reasonable efforts within ten (10) Business Days after Buyer notifies the Company in writing of the existence of such inaccuracy or breach (the “Member Cure Period”), then Buyer may not terminate this Agreement under this Section 9.1(d) as a result of such inaccuracy or breach prior to the expiration of the Member Cure Period, provided the Company, TopCo, or the applicable Member, during the Member Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 9.1(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Member Cure Period);

(e)by the Company if: (i) any of Buyer’s representations and warranties contained in this Agreement shall be inaccurate as of the Agreement Date, or shall have become inaccurate as of a date subsequent to the Agreement Date, such that the condition set forth in Section 8.1 would not be satisfied; or (ii) if any of Buyer’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in any of Buyer’s representations and warranties as of a date subsequent to the Agreement Date or a breach of a covenant by Buyer is curable by Buyer through the use of reasonable efforts within ten (10) Business Days after the Company notifies Buyer in writing of the existence of such inaccuracy or breach (the “Buyer Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Buyer Cure Period, provided Buyer, during the Buyer Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Buyer Cure Period).

9.2Termination Procedures

.  If Buyer wishes to terminate this Agreement pursuant to Section 9.1, Buyer shall deliver to the Company a written notice stating that Buyer is terminating this Agreement and setting forth a brief description of the basis on which Buyer is terminating this Agreement.  If the Company wishes to terminate this Agreement pursuant to Section 9.1, the Company shall deliver to Buyer a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

9.3Effect of Termination

.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:  (a) neither the Company, TopCo, any Member, nor Buyer shall be relieved of any obligation or Liability arising from any willful breach by such party of any provision of, contained in this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Article XI; and (c) the parties shall, in all events, remain bound by and continue to be subject to Sections 6.6, 6.13, and 6.15.

Article X

INDEMNIFICATION

10.1Survival of Representations, Covenants and Agreements

.

(a)General Survival.  Subject to Section 10.1(c), the representations and warranties of the Company made in this Agreement and the Company Closing Certificate (in each case other than the Company Core IP Representations and the Company Fundamental Representations) shall survive the Closing until 11:59 pm (Eastern time) on the date that is twelve (12) months following the Closing Date (the “Expiration Date”); provided, however, that if, at any time on or prior to the Expiration Date, any Buyer Indemnified Party delivers a written notice in accordance with the terms hereof, alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.  The representations and warranties of Buyer contained in this Agreement, the Transaction Documents or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing.

(b)Fundamental Representations.  Notwithstanding anything to the contrary contained in Section 10.1(a), but subject to Section 10.1(c), (i) the Company Core IP Representations shall survive the Closing until 11:59 pm (Eastern time) on the third anniversary of the Closing Date and (ii) the Company Fundamental Representations shall survive until the thirtieth (30th) day following the expiration of the longest statute of limitations applicable to the subject matter thereof; provided, however, that if, at any time on or prior to the expiration of all applicable statutes of limitation referred to in this sentence, any Buyer Indemnified Party delivers a written notice in accordance with the terms hereof, alleging the existence of an inaccuracy in or a breach of any Company Fundamental Representation and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the applicable expiration date until such time as such claim is fully and finally resolved.

(c)Fraud.  Notwithstanding anything to the contrary contained in Section 10.1(a) or Section 10.1(b), the limitations set forth in Section 10.1(a) and Section 10.1(b) shall not apply in the event of any fraud, intentional misrepresentation or willful breach by or on behalf of the Company, TopCo, or any Member.

(d)PPP Loan Indemnification. Notwithstanding anything to the contrary contained in Section 10.1(a) or Section 10.1(b), the representations and warranties set forth in Section 4.27, and the indemnification obligations of the Members in Section 10.2(a)(vii) shall survive the Closing until 11:59 pm (Eastern time) on the date that is six (6) years following the date on which the PPP Loan has been discharged in full (whether by forgiveness or repayment) or such later date that is the final date of the period during which the U.S. Small Business Administration may conduct audits or reviews of the PPP Loan pursuant to the CARES Act (such date, the “PPP Termination Date”).

(e)Covenants.  Any covenant or obligation of the Company, TopCo, the Members, or the Members’ Representative in this Agreement shall survive the Closing until the date fully performed.

(f)General.  Except to the extent that a different time period is expressly set forth herein for a particular cause of action, actions hereunder may be brought at any time prior to the maximum period allowable under Section 8106(c) of Title 10 of the State of Delaware Code.

10.2Indemnification

.

(a)Indemnification of Buyer Indemnified Parties.  From and after the Closing, each Member (severally and not jointly, in accordance with its Pro Rata Portion) shall indemnify and hold harmless Buyer and its respective officers, directors, employees, agents and Affiliates (including, from and after the Closing, the Company), and their respective direct and indirect partners, members, shareholders, directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses directly or indirectly arising out of, related to, accrued or incurred in connection with:

(i)any breach of or inaccuracies in any representation or warranty made by the Company, TopCo, or the Members in this Agreement or in any certificate delivered to Buyer at the Closing (other than Losses arising out of, related to, accrued or incurred in connection with any breach of or inaccuracies in any representation or warranties in Article II, for which only the applicable Member responsible for such breach shall indemnify and hold harmless the Buyer Indemnified Parties);

(ii)any breach or nonperformance of any covenant or obligation in this Agreement to be performed by the Members, TopCo, or the Company hereunder (other than Losses arising out of, related to, accrued or incurred in connection with any breach or nonperformance of any covenant or obligation in this Agreement to be performed by a Member in his, her, or its capacity as a Member, for which only the applicable Member responsible for such breach or nonperformance shall indemnify and hold harmless the Buyer Indemnified Parties);

(iii)regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information, or breach of any representation or warranty, set forth in a Consideration Spreadsheet, including any failure to properly calculate the Company Cash, Company Cash Deficiency, Company Transaction Expenses, the Closing

Indebtedness Amount, the Purchase Price, the Purchase Price Escrow Pro Rata Portion, or the Pro Rata Portion;

(iv)(A) any fraud or intentional misrepresentation committed by the Company, the Members, TopCo, or any of its or their Representatives or Affiliates in connection with the Transactions or (B) any willful breach of this Agreement or any Transaction Documents committed by the Company, the Members, TopCo, or any of its or their Representatives or Affiliates;

(v)without duplication of any amounts treated as Indebtedness that reduced the Purchase Price, any Pre-Closing Taxes;

(vi)any Member-Related Claims;

(vii)the PPP Loan, including any obligation to repay the PPP Loan in whole or in part when due;

(viii)without duplication of any indemnifiable loss of the Company satisfied in full pursuant to the Pearl Acquisition Agreement, any indemnifiable loss of the Company under the Pearl Acquisition Agreement, including as a result of or arising from (A) any breach of the representations and warranties of Pearl set forth therein or in the other Transaction Documents, Schedules or certificates delivered in connection therewith (each capitalized term as defined in the Pearl Acquisition Agreement), (B) any breach or nonfulfillment of any covenant or agreement on the part of Pearl under the Pearl Acquisition Agreement or the other Transaction Documents (as defined in the Pearl Acquisition Agreement), (C) the Excluded Liabilities (as defined in the Pearl Acquisition Agreement), or (D) all Taxes arising from the transactions contemplated by the Pearl Acquisition Agreement;

(ix)the matters set forth on Schedule 10.2(a)(ix) (collectively, “Specified Matters”).

(x)any costs and expenses of enforcement to recover Losses due to any Buyer Indemnified Party under this Article X.

(b)Materiality.  For purposes of determining whether or not there has been an inaccuracy or breach of a representation or warranty as well as the amount of any Loss incurred in connection with any inaccuracy or a breach of a representation or warranty for which a Buyer Indemnified Party is entitled to indemnification pursuant to Section 10.2(a)(i), all references to “material” or “Material Adverse Effect” or other similar qualifiers included in such representations and warranties shall be disregarded.

10.3Limitations

.

(a)Deductible.  Subject to Section 10.3(c), no Buyer Indemnified Party shall be entitled to any indemnification payment pursuant to Section 10.2(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Loss (including the Loss arising from such inaccuracy or breach and all other Loss arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of such Buyer Indemnified Parties exceeds $ $701,250 in the aggregate (the “Deductible Amount”).  If the total amount of such Loss exceeds the Deductible Amount, then the Buyer Indemnified

Parties shall be entitled to be indemnified against and compensated and reimbursed for the portion of such Loss exceeding the Deductible Amount.

(b)Recourse to Escrow Fund.  Subject to Section 10.3(c), recourse by the Buyer Indemnified Parties to the Retention Escrow Fund and R&W Insurance Policy shall be the Buyer Indemnified Parties’ sole and exclusive remedy under this Agreement against Members for monetary Loss resulting from the matters referred to in Section 10.2(a)(i).

(c)Applicability of Escrow Amount Cap; Indemnification Cap.

(i)Notwithstanding anything in this Article X to the contrary, the limitations set forth in Section 10.3(a) and Section 10.3(a) shall not apply (and shall not limit the indemnification or other obligations of any Member): (A) in the event of any claim of fraud, intentional misrepresentation or willful breach by or on behalf of the Company, TopCo, or any Member; or (B) for inaccuracies in or breaches of the Company Fundamental Representations or the Company Core IP Representations.

(ii)The total amount of indemnification payments that each Member can be required to make to the Buyer Indemnified Parties pursuant to Section 10.2(a) (in excess of the amount, if any, that was withheld with respect to such Member as a contribution to the Retention Escrow Fund and paid to Buyer or any other Buyer Indemnified Party out of the Retention Escrow Fund) shall be limited to an amount equal to (A) the aggregate cash actually paid and Buyer Shares actually issued to such Member (or to TopCo for the benefit of such Member) pursuant to his, her, or its Redemption Agreement (prior to deduction of any Taxes, if any), plus (B) the aggregate amount actually paid to such Member pursuant to Annex I of the Operating Agreement (the “Member Cap”), provided, however, that the maximum liability with respect to inaccuracies or breaches of the Company Core IP Representations, to the extent the Buyer Indemnified Parties do not receive payment in respect thereof from the R&W Insurance Policy, shall not exceed an amount equal to 50% of the Member Cap. For the avoidance of doubt, the foregoing shall not limit or otherwise restrict the right of any Buyer Indemnified Party to pursue remedies (X) under any Transaction Document against the parties thereto or (Y) in connection with any claim of fraud, intentional misrepresentation or willful breach by or on behalf of the Company, TopCo or any Member (for which there shall be no limitation of liability hereunder).

(iii)Except with respect to (X) any claim of fraud, intentional misrepresentation or willful breach by or on behalf of the Company, TopCo, or any Member, and (Y) inaccuracies in or breaches of any Company Fundamental Representations, for the matters referred to in Section 10.2(a)(i), the following order of priority shall apply for recovery: (1) first, after the Deductible Amount (except with respect to Company Core IP Representations, to which the Deductible Amount does not apply), from the Retention Escrow Fund until such funds are exhausted; (2) second, to the extent covered by R&W Insurance Policy, from the R&W Insurance Policy by collecting insurance proceeds therefrom, provided that with respect to inaccuracies or breaches of any Company Core IP Representation, if the retention under the R&W Insurance Policy is not satisfied, Loss shall be recovered from the Members to the extent necessary to satisfy the retention prior to recovery from the R&W Insurance Policy; and (3) third, with respect to inaccuracies in or breaches of any Company Core IP Representation, directly from the Members.

(iv)With respect to (X) any claim of fraud, intentional misrepresentation or willful breach by or on behalf of the Company, TopCo, or any Member; (Y) inaccuracies in or breaches of any Company Fundamental Representations; and (Z) any of the matters referred to in Sections 10.2(a)(ii) through 10.2(a)(x), inclusive, the Buyer Indemnified Parties may, in their sole and absolute discretion, seek to recover amounts in respect of such claims, without order of priority, (1) directly from the Members, (2) from the Retention Escrow Fund or (3) to the extent covered by R&W Insurance Policy, from the R&W Insurance Policy by collecting insurance proceeds therefrom.

(d)The right to indemnification based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations, warranties, covenants and obligations.

(e)Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 10.3(f) below, this Article X shall be the sole and exclusive remedy of the Buyer Indemnified Parties from and after the Closing for any claims arising under, or in connection with, this Agreement, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement or any certificate delivered pursuant hereto; provided, however, that this Section 10.3(e) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief; provided, further, that this Section 10.3(e) shall not prevent or limit any claim in the event of fraud, intentional misrepresentation or willful breach by or on behalf of the Company, TopCo, or any Member.

(f)Nothing in this Agreement shall limit the right of Buyer or any other Buyer Indemnified Party to pursue remedies under any Transaction Document against the parties thereto.

(g)All payments (if any) made to a Buyer Indemnified Party in connection with a breach of this Agreement will be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Law.

(h)No Buyer Indemnified Party is to be entitled to recover any Losses pursuant to this Article X to the extent such Buyer Indemnified Party has recovered the full cash amount of such Losses pursuant to another provision of this Agreement or otherwise, so as to avoid duplication or “double counting” of the same Losses. For the avoidance of doubt, if a Buyer Indemnified Party is entitled to indemnification under more than one provision of this Agreement with respect to Losses, then such Buyer Indemnified Party shall be entitled to only one indemnification or recovery for such Losses to the extent it arises out of the same set of circumstances and events.  This Section 10.3(h) is intended solely to preclude a duplicate recovery by a Buyer Indemnified Party.  Nothing herein shall preclude a Buyer Indemnified Party from seeking the maximum amount of potential indemnifiable Losses in accordance with the terms of this Agreement.

10.4No Contribution

.  TopCo and each Member waives, and acknowledges and agrees that TopCo or such Member shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against the Company in connection with any indemnification obligation or any other Liability to which TopCo or such Member may become subject under or in connection with this Agreement or any other Transaction Document.  Effective as of the Closing, the Members’ Representative, on behalf of itself , TopCo, and each

Member, and TopCo and each Member expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against Buyer or the Company.

10.5Claims Procedures

.  Other than in respect of claims to be made under the R&W Insurance Policy as set forth in this Article X, any claim for indemnification pursuant to this Article X (and, at the option of any Buyer Indemnified Party, any claim pursuant to Section 10.2(a)(iv)) shall be brought and resolved as follows:

(a)If any Buyer Indemnified Party has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Loss for which it is or may be entitled to indemnification under this Article X or for which it is or may otherwise be entitled to a monetary remedy relating to this Agreement, the Transactions or any of the Transactions or thereby, such Buyer Indemnified Party may deliver a claim certificate (a “Claim Certificate”) to the Members’ Representative.  Each Claim Certificate shall:  (i) contain a brief description of the facts and circumstances supporting the Buyer Indemnified Party’s claim; and (ii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Buyer Indemnified Party might be entitled.  Such Buyer Indemnified Party may update a Claim Certificate from time to time to reflect any change in circumstances following the date thereof.  If a claim under this Article X may be brought under different or multiple sections, clauses or sub-clauses of Article X (or with respect to different or multiple representations, warrants or covenants), then, subject to the conditions, qualifications and limitations and other provisions of this Article X, the Buyer Indemnified Party shall have the right to bring such claim under any or each such section, clause, subclauses, representation, warranty or covenant (each a “Subject Provision”) that it chooses, and the Buyer Indemnified Party will not be precluded from seeking indemnification under any Subject Provision by virtue of the Buyer Indemnified Party not being entitled to seek indemnification under any other Subject Provision.

(b)Notwithstanding the foregoing, to the extent permitted under this Article X, any Buyer Indemnified Party may make a claim directly against the Members by delivering a Claim Certificate to such Member.  Such Buyer Indemnified Party may update a Claim Certificate from time to time to reflect any change in circumstances following the date thereof.

(c)After the giving of any Claim Certificate pursuant hereto, the amount of indemnification to which a Buyer Indemnified Party shall be entitled under this Article X shall be determined (i) by the written agreement between the Buyer Indemnified Party and the Members’ Representative, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by any other means to which the Buyer Indemnified Party and the Members’ Representative shall agree.  For purposes of this Agreement, the judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(d)Subject to Section 10.7 and the limitations set forth in Section 10.3, in the event that any Losses are determined to be owed to any Buyer Indemnified Party, each Member shall promptly, and in no event later than five (5) Business Days after the determination of Losses hereunder, wire transfer to Buyer an amount equal to the product of (x) such Member’s Pro Rata Portion, multiplied by (y) the aggregate amount of such Losses (other than Losses arising out of, related to or incurred or accrued in connection with any breach of or inaccuracies in any representation or warranties made by a Member in Article II or any fraud, intentional misrepresentation or willful breach by a Member, for which the applicable Member responsible for such breach or act shall wire transfer to Buyer an amount equal to the entire aggregate amount of such Loss).

(e)Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree, that in addition to any other right hereunder, if any Losses are determined to be owed to any Buyer Indemnified Party, then, subject to the limitations contained in Section 10.3, Buyer may, in its sole discretion, from time to time elect to set-off the amount of such Losses from any amount that is payable pursuant to Annex I of the Operating Agreement, including for the avoidance of doubt, if such amount becomes payable following the expiration of any of the survival periods set forth in Section 10.1 hereof.

10.6Third Party Claims

.

(a)Third Party Claims.  If any Buyer Indemnified Party receives notice of the assertion or commencement of any claim or Action (whether against the Company, Buyer or any other Person) made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of any of the foregoing (a “Third Party Claim”) against such Buyer Indemnified Party with respect to which the Members are obligated to provide indemnification under this Agreement, the Buyer Indemnified Party shall give the Members’ Representative reasonably prompt written notice thereof.  The failure to promptly give such written notice shall not, however, relieve the Members of their indemnification obligations, except and only to the extent that the Members are actually and materially prejudiced thereby.  Such notice by the Buyer Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that have been or may be sustained by the Buyer Indemnified Party.  With respect to any Third Party Claim for which any Buyer Indemnified Party is seeking indemnification hereunder, the Buyer Indemnified Party shall have the right to defend (at the expense of the Members) or to settle or compromise such claim; provided that any such settlement or compromise made without the Members’ Representative’s consent (not to be unreasonably conditioned, delayed or withheld) shall not be determinative of the amount of any Losses under this Agreement. The Members’ Representative (at the expense of the Members) shall be entitled, at its sole option and expense, to participate in, but not to determine or conduct, the defense of any such Third Party Claim; provided, further, that, for the sake of clarity, it is agreed that the Members shall not have the ability, without the prior written consent of such Buyer Indemnified Party, to petition, make any motion to, or take any other procedural action in connection with such Third Party Claim.

(b)Cooperation.  The Members’ Representative, TopCo, the Members, and the Buyer Indemnified Party shall each use commercially reasonable efforts in good faith to cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including, upon the reasonable request of Buyer, providing copies of records within the Company’s, Member’s, or TopCo’s possession or control relating to such Third Party Claim and making available, without expense (other than reimbursement of actual out-of-pocket expenses), Representatives of the Company, Members, or TopCo as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

10.7Release from Escrow

.

(a)Within five (5) Business Days after the Expiration Date, Buyer will notify the Members’ Representative in writing of the amount that Buyer determines in good faith to be necessary to satisfy all claims for indemnification that have been asserted against the Retention Escrow Fund, but not resolved on or prior to 11:59 p.m. (Eastern time) on the Expiration Date (each such claim a “Continuing Claim” and such amount, the “Retained Escrow Amount”).  Subject to Section 10.7(d), within five (5) Business Days following the Expiration Date, Buyer and the Members’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Retention Escrow Fund an amount in the aggregate equal to (i) the amount held in the Retention Escrow Fund as of the Expiration Date (as reduced from time to time pursuant to the terms of this Agreement)

minus (ii) the Retained Escrow Amount, for distribution to each Member, it being acknowledged and agreed that such amount shall be released to the Payment Agent for distribution to the Members in accordance with their respective Pro Rata Portions.  Upon the full and final resolution of any Continuing Claims, all remaining funds in the Retention Escrow Fund shall be distributed to the Members in accordance with the procedures set forth in this Section 10.7(a).

(b)Upon the forgiveness (in whole or in part) of the PPP Loan following a PPP Forgiveness Application submitted in accordance with the terms hereof, and confirmation of the discharge of the forgiven amount of such PPP Loan from the PPP Lender (the date of such occurrence, “PPP Forgiveness Date”), Buyer and the Members’ Representative shall execute and deliver joint written instructions to the PPP Lender instructing the PPP Lender to promptly use the PPP Loan Escrow Amount to discharge any remaining obligations or liabilities outstanding in respect of the PPP Loan after giving effect to any forgiveness effected, and thereafter cause the full amount of any remaining amount of the PPP Loan Escrow Amount to be distributed to the Members, subject to Section 10.7(d).

(c)Within five (5) Business Days after the date that is three (3) years following the Closing Date (the “Specified Matters Expiration Date”), Buyer will notify the Members’ Representative in writing of the amount that Buyer determines in good faith to be necessary to satisfy all Continuing Claims that have been asserted against the Specified Matters Escrow Fund, but not resolved on or prior to 11:59 p.m. (Eastern time) on the Specified Matters Expiration Date (such amount, the “Specified Matters Retained Escrow Amount”).  Subject to Section 10.7(d), within five (5) Business Days following the Specified Matters Expiration Date, Buyer and the Members’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Specified Matters Escrow Fund an amount in the aggregate equal to (i) the amount held in the Specified Matters Escrow Fund as of the Specified Matters Expiration Date (as reduced from time to time pursuant to the terms of this Agreement) minus (ii) the Specified Matters Retained Escrow Amount, for distribution to each Member, it being acknowledged and agreed that such amount shall be released to the Payment Agent for distribution to the Members in accordance with their respective Pro Rata Portions.  Upon the full and final resolution of any Continuing Claims in respect of any Specified Matters, all remaining funds in the Specified Matters Escrow Fund shall be distributed to the Members in accordance with the procedures set forth in this Section 10.7(c).

(d)With respect to any amount to be released to the Members pursuant to the Escrow Agreement or Section 10.7(b), as applicable: (i) each distribution to be made from the Retention Escrow Fund, the PPP Loan Escrow Fund, or the Specified Matters Escrow Fund to a particular Member shall be effected in accordance with the payment delivery instructions and in the amounts set forth in the applicable Consideration Spreadsheet; and (ii) all written instructions to be delivered to the Escrow Agent with respect to any distribution from the Escrow Fund shall be consistent with this Section 10.7(d).

Article XI
MISCELLANEOUS PROVISIONS

11.1Amendment and Modification

.  Prior to Closing, this Agreement may be amended, modified, and supplemented only by written agreement of Buyer and the Company.  From and after Closing, this Agreement may be amended, modified and supplemented only by written agreement of Buyer and the Members’ Representative.

11.2Waiver of Compliance

.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

11.3Notices

.  All notices, requests, consents and other communications hereunder shall be deemed given:  (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by telex, telecopy, email or facsimile transmission, in each case to the parties at the following addresses or to other such addresses as may be furnished in writing (in accordance with this Section 11.3) by one party to the others:

if to the Members, TopCo, or the Members’ Representative, then to:

Bruce Thompson
CarOffer, LLC

2701 E. Plano Parkway, Suite 100

Plano, TX 75074

Email: bruce@caroffer.com

with a copy (which shall not constitute notice) to:

Munck Wilson Mandala, LLP

12770 Coit Road, Suite 600

Dallas, TX 75251

Attn: Randall G. Ray

Email: rray@munckwilson.com

if to Buyer, then to:

CarGurus, Inc.

2 Canal Park, 4th Floor

Cambridge, MA 02141

Attn: General Counsel

Email: legal@cargurus.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue

Boston, MA 02210
Attn: Robert E. Bishop and Nathan E. Hagler
Email: rbishop@goodwinlaw.com and nhagler@goodwinlaw.com

11.4Binding Nature; Assignment

.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this

Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties.  Notwithstanding the foregoing, Buyer may assign or transfer all or any part of its rights and obligations under this Agreement to an Affiliate of Buyer without written consent, provided that no such assignment or transfer shall relieve Buyer of its obligations under this Agreement.  Nothing contained herein, express or implied, is intended to confer on any person other than the parties hereto or their successors and permitted assigns, any rights, claims, benefits, remedies, obligations or Liabilities under or by reason of this Agreement.

11.5Entire Agreement

.  This Agreement, along with the other Transaction Documents and the schedules and exhibits hereto and thereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein; provided, however, that this provision shall in no way limit a party’s rights against any other party in connection with fraud, intentional misrepresentation or willful breach.

11.6Expenses

.  Except as otherwise expressly provided herein, each party to this Agreement will pay its own costs and expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

11.7Press Releases and Announcements

.  No press release related to this Agreement or the transactions contemplated herein, or other public announcement or announcement to the employees, customers, or suppliers of the Company, will be issued by the Company, TopCo, or any Member without the prior written approval of Buyer, except as otherwise required by Law.

11.8Governing Law

.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

11.9Jurisdiction; Service of Process

.  Any legal proceeding, suit or other Action relating to this Agreement or the enforcement of any provision of this Agreement (including an legal proceeding, suit or other Action based upon fraud, intentional misrepresentation or willful breach) shall be brought or otherwise commenced exclusively in the Delaware Court of Chancery, and to the extent the Delaware Court of Chancery rejects jurisdiction, in any state or federal court located in the County of New Castle, State of Delaware.  Each party to this Agreement:  (i) expressly and irrevocably consents and submits to the exclusive jurisdiction in the Delaware Court of Chancery, and to the extent the Delaware Court of Chancery rejects jurisdiction, each state and federal court located in the County of New Castle, State of Delaware (and each appellate court located in the County of New Castle, State of Delaware) in connection with any such action, suit or Action; (ii) agrees that the Delaware Court of Chancery and each state and federal court located in the County of New Castle, State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Action commenced in the Delaware Court of Chancery or any state or federal court located in the County of New Castle, State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Action has been brought in an inconvenient forum, that the venue of such legal proceeding, suit or other Action is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

11.10Waiver of Jury Trial

.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.11Interpretation

.  All references to immediately available funds or dollar amounts contained in this Agreement means United States dollars except where specifically provided to the contrary.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its revision, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be constructed fairly as to all parties hereto and not in favor or against any party, regardless of which party was generally responsible for the preparation of this Agreement.  All references to schedules and exhibits refer to the schedules and exhibits of this Agreement, unless otherwise expressly provided.  The term “including” means “including without limitation.”

11.12Specific Performance

.  Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties hereto agrees that, in addition to any other remedy to which such party may be entitled at law or in equity, they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement, the terms and provisions hereof.

11.13Severability

.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.  The parties further agree to replace any such invalid or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provisions.

11.14Counterparts

.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Any such counterpart may be executed by facsimile signature or other electronic means of delivery (including via portable document format (.pdf)) with only verbal confirmation, and when so executed and delivered shall be deemed an original and such counterpart(s) together shall constitute only one original.

11.15Members’ Representative

.

(a)TopCo and each Member by the adoption of this Agreement and by their signature hereunder irrevocably and unconditionally authorizes the Members’ Representative (i) to take any and all additional action as is contemplated to be taken or otherwise may be taken by or on behalf of the Company, TopCo, or the Members by or under the terms of this Agreement, including any waivers of Closing conditions or waivers of other TopCo or Member rights and any agreement to terminate or alter this Agreement, (ii) to take all action necessary to the defense and/or settlement of any claims for which the Members may be required to indemnify the Buyer Indemnified Parties pursuant to Article X hereof, and (iii) to give and receive all notices required to be given or received by TopCo or the Members under this Agreement.

(b)All decisions and actions by the Members’ Representative, including, without limitation, any agreement between the Members’ Representative and Buyer relating to the defense or settlement of any claims for which the Members may be required to indemnify the Buyer Indemnified Parties pursuant to Article X hereof, shall be binding upon TopCo and all Members, and neither the Company, TopCo, nor any Member shall have the right to object, dissent, protest or otherwise contest the same.

(c)The Members’ Representative shall not have any liability to TopCo or any Member for any act done or omitted hereunder as Members’ Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Members shall severally but not jointly indemnify the Members’ Representative and hold it harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of the Members’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.  The Members’ Representative shall be entitled to be reimbursed for reasonable expenses incurred in the performance of its duties (including, without limitation, the reasonable fees of counsel) by the Members, provided that the Members’ Representative shall first seek recourse with respect to such reasonable expenses from the Representative Expense Fund to the extent of the balance thereof.

(d)The Members’ Representative shall have reasonable access to relevant information about the Business for purposes of performing its duties and exercising his rights hereunder; provided that the Members’ Representative shall treat confidentially and not disclose any nonpublic information from or about the Business or Buyer to anyone (except on a need-to-know basis to individuals who agree to treat such information confidentially) and execute a non-disclosure agreement in the form provided by Buyer.

(e)By his, her or its adoption of this Agreement, TopCo and each Member agrees, in addition to the foregoing, that:

(i)Buyer shall be entitled to rely conclusively on the instructions and decisions of the Members’ Representative as to the settlement of any claims for indemnification by Buyer pursuant to Article X hereof, or any other actions required or permitted to be taken by the Members’ Representative hereunder, and no party hereunder shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Members’ Representative;

(ii)all actions, decisions and instructions of the Members’ Representative shall be conclusive and binding upon TopCo and all of the Members, and neither TopCo nor any Member shall have any cause of action against the Members’ Representative for any action taken, decision made or instruction given by the Members’ Representative under this Agreement, except for fraud or willful misconduct by the Members’ Representative in connection with the matters described in this Section 11.15;

(iii)the provisions of this Section 11.15 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that TopCo or any Member may have in connection with the Transactions; and

(iv)the provisions of this Section 11.15 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of TopCo and each Member, and any references in this Agreement to TopCo or to a Member shall mean and include the successors to the rights of TopCo or such Member (as applicable) hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

11.16Provisions Regarding Legal Representation; Attorney Client Privilege

.

(a)Each of the parties hereto acknowledges that Munck Wilson Mandala, LLP (“MWM”) has acted as joint counsel to the Company and the Members in connection with the negotiation of this Agreement and consummation of the Transactions.  Buyer hereby consents and agrees to MWM representing any of the Members after the Closing, including with respect to disputes in which the interests of the Members may be directly adverse to Buyer.  Buyer and the Company further consent and agree to the communication by MWM to the Members in connection with any such representation of any fact known to MWM arising by reason of MWM’s representation of the Company prior to the Closing.  In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Company to irrevocably waive and not to assert, any claim that it has or may have a conflict of interest arising from or in connection with MWM’s representation of the Company or any of the Members prior to the Closing.

(b)Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among any of MWM, the Company, or any of the Members, or any of their respective Representatives, that relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement (other than communications related to the preparation of the Schedules) or, beginning on the Agreement Date and ending on the Closing, any dispute arising under this Agreement (the “Deal Communications”) shall be deemed to be retained, owned and controlled collectively by the Members and shall not pass to or be claimed by Buyer or, after the Closing, the Company.  All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to and controlled by the Members and, except as provided below, shall not pass to or be claimed by Buyer or the Company.

(c)Notwithstanding the foregoing, in the event that the Buyer or the Company (the “Buyer Parties”) requests access to the Privileged Deal Communications after the Closing, the Members agree that they will not unreasonably withhold, condition, or delay their consent to such access.  The Members hereby agree that it would be unreasonable to withhold, condition, or delay their consent to access the Privileged Deal Communications if such access is necessary to permit the Buyer or the Company to (i) defend against any Action involving a third party, including a Governmental Authority, other than the Members or (ii) respond to any request or order, from a Governmental Authority, (a “Legal Request”) to access or obtain a copy of all or a portion of the Privileged Deal Communications.  Each of the parties hereto further understands and agrees that any future access to or disclosure of Privileged Deal Communications to the Buyer Parties will not prejudice or otherwise constitute a waiver of any claim of privilege.  In the event of any Legal Request, Buyer or the Company shall promptly notify the Members in writing (prior to the disclosure by the Buyer Parties of any Privileged Deal Communications to the extent practicable) so that the Members can seek a protective order and Buyer agrees to use all commercially reasonable efforts (at the sole cost and expense of the Members) to assist therewith.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

buyer:

CARGURUS, INC.

By:	/s/ Jason Trevisan
	Name:	Jason Trevisan
	Title:	Chief Financial Officer

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

COMPANY:

CAROFFER, LLC

By:	/s/ Bruce Thompson
Bruce Thompson, Chief Executive Officer

TOPCO:

CAROFFER INVESTORS HOLDING, LLC

By:	/s/ Bruce Thompson
Bruce Thompson, Chief Executive Officer

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

HEALTH DIAGNOSTICS, LLC
a Delaware limited liability company

By:	/s/ Bradford G. Peters
Bradford G. Peters, Managing Member

BLACKFIN CAPITAL, LLC,
a Delaware limited liability company

By:	/s/ Bradford G. Peters
Bradford G. Peters. Managing Member

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

JOHN PAUL DEJORIA FAMILY TRUST

By:	/s/ John Paul DeJoria
John Paul DeJoria, Trustee

JPD 2019 GIFT TRUST

By:	/s/ John Paul DeJoria
John Paul DeJoria, Trustee

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

ORIENT EXPLORATION, LLC,
a Delaware limited liability company

By:	/s/ Michael Lance
Michael Lance, President

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

REFFORAC HOLDINGS, LLC,
a Florida limited liability company

By:	/s/ Mark S. Krejci
Mark S. Krejci, Manager

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

/s/ Matthew Lance
MATTHEW LANCE

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

SCHNITZER INTERESTS, LTD.,
a Texas limited partnership

By:	KDGP LLC,
a Texas limited liability company
its general partner

	By:	/s/ Jack Kins
Jack Kins, Vice President

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

WONRAC, LLC,
a Texas limited liability company

By:	/s/ Steven R. Burns
Steven R. Burns, Managing Member

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

T5 HOLDINGS, L.P.,
a Texas limited partnership

By:	T1 Management Group, L.L.C.,
a Texas limited liability company,
its general partner

	By:	/s/ Bruce Thompson
Bruce Thompson, President

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

D BAR E, LTD.
a Texas limited partnership
By:	Bellvis Management, L.L.C.,
a Texas limited liability company,
its general partner

	By:	/s/ Dwight H. Emanuelson Jr.
Dwight H. Emanuelson Jr., Managing Member

DWIGHT H. EMANUELSON JR. AND CLAIRE S. EMANUELSON TIC

/s/ Dwight H. Emanuelson, Jr.
Dwight H. Emanuelson, Jr.

/s/ Claire S Emanuelson
Claire S Emanuelson

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

PAUL B. STEVENSON TTEE U/A DTD 8/4/1993 DWIGHT H. EMANUELSON JR. BY CLAIRE S. EMANUELSON ET AL

By:	/s/ Paul B. Stevenson
Paul B. Stevenson, Trustee

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

/s/ Christian Mustad
CHRISTIAN MUSTAD

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

RL FREY, INC.,
an Oregon corporation

By:	/s/ Ronald Frey
Ronald Frey, President

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

/s/ Mark Bland
MARK BLAND

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

/s/ Ziad Chartouni
ZIAD CHARTOUNI

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

/s/ Nicholas Gerlach
NICHOLAS GERLACH

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

/s/ Sherif Jitan
SHERIF JITAN

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

/s/ Scott Johnston
SCOTT JOHNSTON

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

Members:

/s/ David L. White
DAVID L. WHITE

[Signature Page to Membership Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Membership Unit Purchase Agreement as of the date first written above.

member representative:

/s/ Bruce Thompson
BRUCE THOMPSON

[Signature Page to Membership Unit Purchase Agreement]